Use these links to rapidly review the document

As filed with the U.S. Securities and Exchange Commission on November 9, 2017

Registration No. 333-218019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 3
to

FORM S-11

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

CIM COMMERCIAL TRUST CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

17950 Preston Road, Suite 600
Dallas, Texas 75252
(972) 349-3200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Charles E. Garner II
Chief Executive Officer
CIM Commercial Trust Corporation
17950 Preston Road, Suite 600
Dallas, Texas 75252
(972) 349-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick S. Brown
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067
(310) 712-6600

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company ☐

         If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information set forth in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale thereof is not permitted.

Subject to Completion. Dated November 9, 2017

PRELIMINARY PROSPECTUS

CIM Commercial Trust Corporation
Maximum of 900,000 Series L Units consisting of 9,000,000 Shares of Series L Preferred Stock

          We are a publicly traded real estate investment trust, or REIT, primarily focused on investing in, owning, and operating Class A and creative office investments in vibrant and improving urban communities throughout the United States. We are managed by affiliates of CIM Group, L.P., which we refer to as CIM Group or CIM. Our wholly-owned subsidiary, CIM Urban Partners, L.P., which we refer to as CIM Urban, is party to an Investment Management Agreement with CIM Investment Advisors, LLC, an affiliate of CIM Group, pursuant to which CIM Investment Advisors, LLC provides investment advisory services to CIM Urban. In addition, we are party to a Master Services Agreement with CIM Service Provider, LLC, which we refer to as the Manager, an affiliate of CIM Group, pursuant to which the Manager agrees to provide or arrange for other service providers to provide management and administration services to us and all of our direct and indirect subsidiaries. CIM Group is a vertically-integrated, full-service investment manager with multi-disciplinary expertise and in-house research, acquisition, investment, development, finance, leasing, and management capabilities.

          We are offering on a best-efforts basis up to 9,000,000 shares of our Series L Preferred Stock, par value $0.001 per share, which we refer to as our Series L Preferred Stock. Each share of Series L Preferred Stock will have an initial "Series L Stated Value" of 100 Israeli new shekels, or ILS, per share, which will be converted for all purposes of computations based on the Series L Stated Value to U.S. dollars, or USD, at the Initial Exchange Rate (as defined herein). Our Series L Preferred Stock will be sold in units, or Series L Units, with each Series L Unit consisting of ten shares of our Series L Preferred Stock.

          Our Series L Preferred Stock ranks, with respect to distributions, senior to our common stock, par value $0.001 per share, which we refer to as our Common Stock, except with respect to and only to the extent of the Initial Dividend (as defined herein), with respect to which it is junior, and junior to our Series A Preferred Stock, $0.001 par value per share, which we refer to as our Series A Preferred Stock. Holders of our Series L Preferred Stock will have no voting rights.

          We anticipate that the offering price will be between ILS 987.50 and ILS 1,100.00 per Series L Unit. The offering price will be determined in a tender process conducted pursuant to the Israeli Securities Law of 1968 and regulations promulgated under such law as well as the rules of the Tel Aviv Stock Exchange Ltd., or the TASE, and the price shall not be lower than ILS 987.50 (approximately $281.10 USD as of November 8, 2017), or the Minimum Price, subject to adjustment as described in "Plan of Distribution" in this prospectus. Unless the offering is fully subscribed at a price higher than the Minimum Price, the offering will be priced at the Minimum Price. For further details, see "Plan of Distribution" in this prospectus. We have appointed a member of the TASE to act as our offering coordinator to administrate the offering.

          There is no established trading market for our Series L Preferred Stock. Although we have applied for the listing of our Series L Preferred Stock on the NASDAQ Global Market, which we refer to as NASDAQ, and the TASE, and for the listing of our Common Stock on the TASE, the development of a trading market cannot be assured. Our Common Stock is traded on NASDAQ, under the symbol "CMCT." The last reported NASDAQ sales price of our Common Stock on November 8, 2017 was $17.10 per share.

          The proceeds of the offering will be held in escrow for the benefit of potential investors until the closing of the offering and the actual issuance of the Series L Preferred Stock or its termination. For further details, see "Plan of Distribution" in this prospectus.

          We have elected to qualify to be taxed as a REIT for U.S. federal income tax purposes. Our stock is subject to limitations on ownership and transfer that are primarily intended to assist us in qualifying as a REIT. Subject to certain exceptions, our charter generally prohibits any person from actually, beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our capital stock, or 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock. See "Description of Capital Stock—Restrictions on Ownership and Transfer" included in this prospectus.

          Investing in our securities involves significant risks. See "Risk Factors" on page 17 and included in our most recent Annual Report on Form 10-K for the year ended December 31, 2016 concerning factors you should consider before investing in our securities.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Series L Unit(1)	Estimated Maximum Offering(1)

Public offering price(2)	$297.11	$267,399,658.41

Distribution commissions(3)	$13.37	$12,032,984.63

Proceeds, before expenses, to us	$283.74	$255,366,673.78

(1)
As converted from ILS to USD at the representative exchange rate of ILS 3.513 per USD, as published by the Bank of Israel on its website on November 8, 2017.

(2)
Initial gross proceeds from the sale of the Series L Preferred Stock based upon the midpoint of the range on the cover of this prospectus assuming the maximum number of Series L Units offered by this prospectus are sold.

(3)
The distribution commissions are expected to be 4.5% of gross proceeds, as described in "Plan of Distribution" in this prospectus.

          We have engaged Leumi Partners Underwriting Ltd., or Leumi, to act as the distributor for the offering in Israel. Leumi is under no obligation to sell any of the Series L Preferred Stock and will not be obligated to purchase any of the Series L Preferred Stock.

The date of this prospectus is                , 2017

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in or incorporated by reference into this prospectus and any supplement hereto. We have not authorized anyone to provide you with information different from that which is contained in this prospectus or to make representations as to matters not stated in this prospectus or any supplement hereto. If anyone provides you with different or inconsistent language, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, any securities in any jurisdiction in which it is unlawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, and any information incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any purchase of our securities. Our business, financial condition, results of operations, and prospects may have changed since those dates. To understand this offering fully, you should read this entire document carefully, as well as the "Risk Factors" included in our most recent Annual Report on Form 10-K for the year ended December 31, 2016.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading "Where You Can Find Additional Information."

        Unless otherwise indicated in this prospectus, "CIM Commercial," the "Company," "our company," "we," "us" and "our" refer to CIM Commercial Trust Corporation and its subsidiaries.

INCORPORATION BY REFERENCE

        The Securities and Exchange Commission, which we refer to as the SEC, allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents (other than information furnished rather than filed):

  •
  the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed on March 16, 2017;

  •
  the Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed on May 10, 2017, the quarter ended June 30, 2017, filed on August 9, 2017, and the quarter ended September 30, 2017, filed on November 9, 2017; and

  •
  the Company's Current Reports on Form 8-K filed on February 16, 2017, March 31, 2017 and May 9, 2017.

        We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to CIM Commercial, Attn: Investor Relations, 17950 Preston Road, Suite 600, Dallas, Texas 75252.

 PROSPECTUS SUMMARY

        The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before making your investment decision.

Our Company

        CIM Commercial is a Maryland corporation and REIT that was originally incorporated in 1993 as PMC Commercial Trust. Our charter and bylaws were amended to their current forms on October 27, 2016 and April 28, 2014, respectively.

        Our principal business is to invest in, own, and operate Class A and creative office investments in vibrant and improving urban communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, improving demographic trends and a propensity for growth. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of substantially stabilized assets in the area. We believe that these assets will provide greater returns than similar assets in other markets as a result of the improving demographics, public commitment, and significant private investment that characterize these areas.

        We are managed by affiliates of CIM Group, L.P., which we refer to as CIM Group or CIM. CIM Group is a vertically-integrated, full-service investment manager with multidisciplinary expertise and in-house research, acquisition, investment, development, finance, leasing, and management capabilities. CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; and New York, New York.

        Our wholly-owned subsidiary, CIM Urban Partners, L.P., which we refer to as CIM Urban, is party to an Investment Management Agreement with CIM Investment Advisors, LLC, an affiliate of CIM Group, pursuant to which CIM Investment Advisors, LLC provides investment advisory services to CIM Urban. In addition, we are party to a Master Services Agreement with CIM Service Provider, LLC, which we refer to as the Manager, an affiliate of CIM Group, pursuant to which the Manager agrees to provide or arrange for other service providers to provide management and administration services to us and all of our direct and indirect subsidiaries.

        We seek to utilize the CIM platform to acquire and improve assets within CIM's qualified communities, which we refer to as Qualified Communities. We believe assets in these markets provide greater returns as a result of improving demographics, public commitment, and significant private investment within the areas. Over time, we seek to expand our real estate investments in communities targeted by CIM Group for investment, supported by CIM Group's broad real estate investment capabilities, as part of our plan to prudently grow market value and earnings.

        We invest primarily in substantially stabilized real estate and real estate-related assets located in areas that CIM has targeted for opportunistic investment. These areas include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, improving demographic trends and a propensity for growth. CIM believes that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of substantially stabilized assets in the area. CIM targets investments in diverse types of real estate assets, including office, retail, for-rent and for-sale multifamily residential, hotel, parking, and signage through CIM's extensive network and its current opportunistic investment activities.

        We have elected to be taxed as a REIT for U.S. federal income tax purposes. To the extent we qualify for taxation as a REIT, we generally will not be subject to a federal corporate income tax on our taxable income that is distributed to our stockholders. We may, however, be subject to certain federal excise taxes and state and local taxes on our income and property. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and will not be able to qualify as a REIT for four subsequent taxable years. In order to remain qualified as a REIT under the Internal Revenue Code of 1986, as amended, which we refer to as the Code, we must satisfy various requirements in each taxable year, including, among others, limitations on share ownership, asset diversification, sources of income, and the distribution of at least 90% of our taxable income within the specified time in accordance with the Code.

        Our Common Stock is currently traded on NASDAQ under the ticker symbol "CMCT." Our principal executive offices are located at 17950 Preston Road, Suite 600, Dallas, Texas 75252 and our telephone number is (972) 349-3200. Our internet address is http://www.cimcommercial.com. The information contained on our website is not part of this prospectus.

Our Business and Properties

        For a discussion of our business and properties, see our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which are incorporated by reference in this prospectus. In addition, the following table summarizes the lease expirations for each of the next ten years and thereafter for the office properties we owned as of September 30, 2017, excluding the expiring square feet and rent related to 370 L'Enfant Promenade, which was sold in October 2017.

Year of Lease Expiration	Number of Tenants	Square Feet of Expiring Leases	% of Square Feet Expiring	Annualized Rent(1) (in thousands)	% of Annualized Rent Expiring	Annualized Rent Per Occupied Square Foot
2017(2)	37	55,520	1.8%	$1,427	1.1%	$25.70
2018	38	256,000	8.2%	9,152	7.2%	$35.75
2019	37	407,587	13.1%	14,155	11.2%	$34.73
2020	42	422,144	13.6%	16,376	13.0%	$38.79
2021	31	561,196	18.1%	25,933	20.6%	$46.21
2022	22	202,598	6.5%	7,497	6.0%	$37.00
2023	17	263,754	8.5%	10,731	8.5%	$40.69
2024	5	35,084	1.1%	1,922	1.5%	$54.78
2025	13	405,849	13.1%	16,211	12.9%	$39.94
2026	4	323,457	10.4%	15,080	12.0%	$46.62
Thereafter	9	174,861	5.6%	7,506	6.0%	$42.93

Total Occupied	255	3,108,050	100.0%	$125,990	100.0%	$40.54

Vacant		190,615

Total Portfolio		3,298,665

(1)
Represents gross monthly base rent, as of September 30, 2017, under leases expiring during the periods above, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

(2)
Includes 24,825 square feet of month-to-month leases.

Estimated Net Asset Value

        As of August 14, 2017, we have established an estimated net asset value, or NAV, per share of Common Stock of $22.56. Neither the Financial Industry Regulatory Authority, Inc., or FINRA, nor the SEC provides rules on the methodology we must use to determine our estimated NAV per share. The determination of estimated NAV involves a number of subjective assumptions, estimates and judgments that may not be accurate or complete. We believe there is no established practice among public REITs for calculating estimated NAV. Different firms using different property-specific, general real estate, capital markets, economic and other assumptions, estimates and judgments could derive an estimated NAV that could be significantly different from our estimated NAV. Thus, other public REITs' methodologies used to calculate estimated NAV may differ materially from ours. Additionally, the estimated NAV does not give effect to changes in value, investment activities, capital activities, indebtedness levels, and other various activities occurring after June 30, 2017 that would have an impact on our estimated NAV.

Overview

        The estimated NAV per share of $22.56 was calculated by CIM Investment Advisors, LLC, which we refer to as our Advisor, relying in part on appraisals of our real estate investments and the assets of our lending segment. The table below sets forth the material items included in the calculation of our estimated NAV.

($ in thousands, except per share amount)
(unaudited)
Investments in real estate—at fair value(1)	$2,019,159
Loans receivable—at fair value(1)	72,080
Debt(1)	(872,461)
Cash and other assets net of other liabilities(1)	95,065
Redeemable Series A Preferred Stock(1)	(7,050)
Noncontrolling interests(1)	(1,047)

Estimated NAV available to common stockholders	$1,305,746

Shares of Common Stock outstanding(1)	57,875,848

Estimated NAV per share of Common Stock	$22.56

(1)
As of June 30, 2017.

        We engaged various third party appraisal firms to perform appraisals of our real estate investments and the assets of our lending segment as of December 31, 2016. These appraisals were performed in accordance with standards set forth by the American Institute of Certified Public Accountants. Each of our appraisals was prepared by personnel who are subject to and in compliance with the code of professional ethics and the standards of professional conduct set forth by the certification programs of the professional appraisal organizations of which they are members.

        The estimated per share NAV does not represent the fair value of our assets less liabilities in accordance with U.S. generally accepted accounting principles, and such estimated per share NAV is not a representation, warranty or guarantee that (i) a stockholder would be able to realize an amount equal to the estimated per share NAV if such stockholder attempts to sell his or her shares of Common Stock; (ii) a stockholder would ultimately realize distributions per share equal to the estimated per share NAV upon our liquidation or sale; or (iii) a third party would offer the estimated per share NAV in an arm's-length transaction to purchase all or substantially all of our shares of Common Stock.

        Further, the estimated per share NAV was calculated as of a moment in time, and, although the values of shares of our Common Stock will fluctuate over time as a result of, among other things, developments related to individual assets, purchases and sale of additional assets, changes in the real estate and capital markets, distribution by us and changes in corporate policies and strategies, we do not undertake to update the estimated per share NAV on a regular basis.

Fair Value of Real Estate

        As of June 30, 2017, our real estate portfolio consisted of (i) 20 office properties (including one parking garage and two development sites, one of which is being used as a parking lot), totaling approximately 4.1 million rentable square feet, (ii) two multifamily properties comprised of 418 units, and (iii) one hotel with 503 rooms and an ancillary parking garage. As of June 30, 2017, our investments in real estate had an aggregate estimated fair value of approximately $2,019,159,000, which, except for two multifamily properties and two office properties held for sale at August 11, 2017, were based on appraisals obtained as of December 31, 2016 plus capital expenditures, at cost, incurred thereafter.

        The fair values of all our real estate assets, with the exception of our parking garage (ancillary to one of our office properties), the two development sites and the two multifamily properties and two office properties held for sale at August 11, 2017, were determined using the income capitalization approach and more specifically utilizing discounted cash flow analyses as the primary methodology with the sales comparison approach being used as a secondary methodology. The fair value of our parking garage (ancillary to one of our office properties) was determined using the income capitalization approach and more specifically utilizing the direct capitalization methodology with the sales comparison approach being used as a secondary methodology. The sales comparison approach was utilized exclusively to value the two development sites. The fair values of our two multifamily properties and two office properties held for sale at August 11, 2017 were based on negotiated sales prices with unrelated third parties.

        The discounted cash flow approach to valuing real estate investments involves projecting annual cash flows over a defined holding period as well as calculating a residual value for an investment at the end of the holding period. The residual value is calculated by applying a capitalization rate to the projected net operating income in the year following the projected sale. The present value of the future cash flows, including the residual value, is then calculated using an appropriate discount rate and the summation of these present values is the basis for an investment's fair value.

        The direct capitalization approach to valuing real estate investments involves applying a capitalization rate to current annual net operating income with the resulting value being the basis for an investment's fair value.

        The sales comparison approach to valuing real estate investments uses actual sales prices for comparable assets to determine the investment's fair value. The sales prices of the comparable assets are adjusted to reflect their condition relative to the subject property, the time and resources necessary to ready the comparable properties for sale, and the terms of the comparable properties sales.

        The ranges of certain key assumptions used in the fair value measurement of the investments in real estate as of June 30, 2017 were as follows:

Asset Type / Key Assumption	Range	Weighted Average
Office and hotel assets
Discount rate	6.5% - 9.5%	7.6%
Capitalization rate	5.8% - 8.3%	6.6%

Fair Value of Loans Receivable

        As of June 30, 2017, we held 176 loans whose aggregate fair value was approximately $72,080,000, which was based on an appraisal obtained as of December 31, 2016 plus loan activity, at cost, incurred thereafter. The fair values were determined using a present value technique for the anticipated future cash flows of the loans using certain key assumptions. Credit risk, or lack of credit risk in the case of our government guaranteed loans, was considered in the determination of the key assumptions used to fair value our loans receivable.

Debt

        As of June 30, 2017, our outstanding debt consisted of fixed rate property-level mortgage notes payable, floating rate junior subordinated notes, and a floating rate term loan facility whose interest rate has been effectively converted to a fixed rate through interest rate swaps.

        As of June 30, 2017, the carrying amount of our fixed rate mortgages payable was approximately $464,902,000, net of deferred loan costs, and the carrying amount of our floating rate debt which includes our junior subordinated notes, unsecured credit facility and term loan facility was approximately $407,559,000, net of deferred loan costs.

        The fair value of our debt was calculated for disclosure purposes only and we do not include the mark to market adjustments related to our debt in our estimated NAV calculation. As of June 30, 2017, the estimated fair value of our debt was approximately $3,637,000 higher than the carrying amount of our debt net of deferred loan costs.

Fair Value of Cash, Other Assets and Other Liabilities

        As of June 30, 2017, the carrying amounts of our cash, other assets and other liabilities approximates their fair values due to the liquid nature of such assets and the short-term nature of such liabilities.

Redeemable Series A Preferred Stock

        As of June 30, 2017, our redeemable preferred stock consisted of gross proceeds allocated to the Series A Preferred Stock of $7,668,000 offset by specifically identifiable issuance costs and non-issuance specific costs allocated to the Series A Preferred Stock of $594,000 and $24,000, respectively.

Sensitivity Analysis

        While we believe that the assumptions used in determining the appraised values of our investments in real estate are reasonable, certain changes in these assumptions could impact the calculation of such values.

        The table below illustrates the impact on the estimated NAV per share if the capitalization rates or discount rates were adjusted by 25 basis points, assuming all other factors remain unchanged.

	Change in the NAV Per Share Due To
	Decrease of 25 bps	Increase of 25 bps
Capitalization rates	$0.77	$(0.69)
Discount rates	$0.60	$(0.53)

 The Offering

Issuer	CIM Commercial Trust Corporation.
Preferred Stock Offered by Us	Up to 9,000,000 shares of Series L Preferred Stock will be offered as part of the Series L Units.
Ranking	The Series L Preferred Stock ranks, relative to our existing capital stock, with respect to the payment of distributions:
• senior to our Common Stock, except with respect to and only to the extent of the Initial Dividend (as defined herein); and
• junior to our Series A Preferred Stock and our Common Stock (with respect to and only to the extent of the Initial Dividend).
The Series L Preferred Stock ranks, relative to our existing capital stock, with respect to rights upon our liquidation, dissolution or winding up:

•

senior to our Common Stock, both (i) to the extent of the Series L Stated Value and (ii) following payment to holders of our Common Stock of an amount equal to any unpaid Initial Dividend, to the extent of any accrued and unpaid Series L Preferred Distributions (as defined herein);

• on parity with our Series A Preferred Stock, to the extent of the Series L Stated Value; and
• junior to our Series A Preferred Stock and Common Stock (to the extent of the Initial Dividend), in both instances with respect to any accrued and unpaid Series L Preferred Distributions.
Stated Value

Each share of Series L Preferred Stock will have an initial "Series L Stated Value" of 100 ILS per share, which ILS will be converted for all purposes of computations based on stated value (e.g., amounts of distributions, redemption price, etc.) to USD, at an exchange rate, which we refer to as the Initial Exchange Rate, equal to the weighted average of the ILS/USD exchange rates of all the transactions as determined and completed by the Bank(s) (as defined below) through which the proceeds from the offering that are not used to pay expenses denominated in ILS are converted to USD no later than 11:59 p.m. Israel Time on the first TASE Trading Day following the Date of Issuance (as defined in "Plan of Distribution" in this prospectus). On the Date of Issuance, the Company will publish in a Form 8-K filed with the SEC (or, at the Company's option, a press release) and an Immediate Report filed with the ISA the date on which the conversion of proceeds is expected to occur.

"TASE Trading Day" means any day on which the TASE is open for trading. For purposes of all exchange rate applications, the "Bank" means, at the selection of the Company for a given transaction, one of the commercial banks (including their subsidiaries) or foreign bank branches as published from time to time by the Bank of Israel on its website.

The Company will publish (a) the Initial Exchange Rate and (b) the initial Series L Stated Value as converted to USD at the Initial Exchange Rate in a Form 8-K filed with the SEC and with the Israel Securities Authority, or ISA, after consummation of the offering. Following issuance, the Series L Stated Value will be subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series L Preferred Stock, as set forth in the Articles Supplementary for our Series L Preferred Stock.

Distributions

Subject to the exceptions described herein, the holders of our Series L Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash distributions in ILS on each share of Series L Preferred Stock at an annual rate of 5.5 percent (5.5%), which rate is subject to increase as described below, of the Series L Stated Value (as converted to USD at the Initial Exchange Rate), which annual amount we refer to as the Series L Preferred Distribution. We will be permitted to pay a portion or all of the Series L Preferred Distribution out of legally available funds in respect of a given fiscal year only if certain conditions, which we refer to as the Series L Distribution Conditions, are satisfied:

• we must have declared the entire Initial Dividend (as described below), if any, with respect to our Common Stock for such fiscal year;

•

we must have declared and paid (or declared and set apart for payment) full cumulative dividends equal to the amount of all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods; and

•

we must have paid in such fiscal year dividends on our Common Stock in an amount equal to or greater than the product of (i) the Initial Dividend multiplied by (ii) a fraction, the numerator of which is the number of quarters that have passed since the beginning of the year (including the current quarter) and the denominator of which is 4.

The "Initial Dividend" for a given year is a minimum annual amount, in USD, that is announced by us at the end of the prior fiscal year. While there are no limitations on the maximum amount of the Initial Dividend that can be paid in a particular year, it is our intention that we would not announce an Initial Dividend for any given year that, based on the information then reasonably available to us at the time of announcement, we believe would cause us to be unable to make a future distribution on our Series L Preferred Stock or on any other outstanding share of preferred stock. In certain circumstances, the Initial Dividend will be $0, as described in "Description of Our Capital Stock and the Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Distributions" in this prospectus.

Subject to the discussion above, the Series L Preferred Distribution, if declared for any given year, will be paid annually on the Series L Preferred Distribution Payment Date to holders of record of our Series L Preferred Stock as of the close of business on the record date. At the time we declare the Series L Preferred Distribution for a given year, we will announce a record date for such Series L Preferred Distribution that is no earlier than five TASE Trading Days following the date of such declaration and no later than December 31 of such year, which date we refer to as the Series L Distribution Record Date. The "Series L Preferred Distribution Payment Date" will be, at the selection of the Company, a date no earlier than December 1 of the year for which such distribution was declared and no later than January 31 of the year following the year for which such distribution was declared. Notwithstanding the foregoing, the first Series L Preferred Distribution shall not be payable until January 2019 and will represent accrual of dividends for longer than one year, covering the period from, and including, the Closing Day (as defined in "Plan of Distribution" in this prospectus) to December 31, 2018. Prior to declaring and paying the first Series L Preferred Distribution, the Company will declare and pay the Initial Dividend (as described below) for the entire year of 2018.

If the Company fails to pay the Series L Preferred Distribution for a given year in full on the Series L Preferred Distribution Payment Date (or fails to declare such Series L Preferred Distribution), the annual rate of the Series L Preferred Distribution will increase by 1 percent (1.0%) effective beginning January 1 of the year following the year for which such distribution was not paid in full, up to a maximum dividend rate of 8.5 percent (8.5%) per annum. Such increased annual rate of the Series L Preferred Distribution will continue until the next year thereafter in which the Series L Preferred Distribution for all past dividend periods has been paid in full as of January 31 of such year, in which case the dividend rate will revert to 5.5 percent (5.5%) per annum effective as of January 1 of such year. The Company, in its sole discretion, may at any time set a record date and/or a payment date for any part of or all Series L Preferred Distributions in arrears that differs from the Series L Distribution Record Date or the Series L Preferred Distribution Payment Date, respectively.

We do not expect to declare and pay any Series L Preferred Distribution to the extent prohibited by applicable law or our charter or our results of operations, our general financing conditions, general economic conditions or other factors make it imprudent to do so.

On the Series L Preferred Distribution Payment Date, holders will receive payment, in ILS, at an exchange rate, which we refer to as the Current Exchange Rate, equal to the weighted average of the USD/ILS exchange rates of all the transactions (which shall be one or more) completed by the Bank(s) through which the payment is converted to ILS on the third TASE Trading Day preceding the Series L Preferred Distribution Payment Date.

Redemption at the Option of a Holder

From and after the fifth anniversary of the date of original issuance of the shares of Series L Preferred Stock (or earlier, in the event of an accrued and unpaid Series L Preferred Distribution prior to the fifth anniversary of the date of original issuance as provided in "Description of our Capital Stock and the Securities Offered" in this prospectus), each holder will have the right to require the Company to redeem all or any of the shares of Series L Preferred Stock held by such holder at a redemption price equal to 100% of the Series L Stated Value (as converted to USD at the Initial Exchange Rate) plus, provided the Series L Distribution Conditions are satisfied at the effective time of redemption and the Company is otherwise permitted to pay Series L Preferred Distributions, any accrued and unpaid Series L Preferred Distributions through and including the last day of the quarter in which the redemption notice is validly submitted, which date is the effective date of the redemption. Following the effective date of the redemption, such shares of Series L Preferred Stock so redeemed will no longer be deemed outstanding and the sole right of a holder with respect to such shares of Series L Preferred Stock will be the right to receive the redemption payment for such shares on the Holder Redemption Payment Date (as defined below). A holder that requests the Company to redeem its shares of Series L Preferred Stock at a time when the Series L Distribution Conditions are not satisfied will forfeit any accrued and unpaid Series L Preferred Distributions as of the effective date of redemption.

If a holder of shares of Series L Preferred Stock exercises its redemption right, we will pay the redemption price, at our option and in our sole discretion, except as provided below, in accordance with one of the following mechanisms:

• in cash in ILS, based on the Current Exchange Rate on the third TASE Trading Day preceding the Holder Redemption Payment Date;

•

in equal value through the issuance of shares of Common Stock, with such value of Common Stock to be determined based on the lower of (i) our NAV per share of our Common Stock as most recently published by the Company as of the effective date of redemption and (ii) the Aggregate VWAP, as defined in "Description of our Capital Stock and the Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Redemption at the Option of a Holder" in this prospectus; or

• in a combination of cash, in ILS, and our Common Stock, based on the conversion mechanisms set forth above.

The "Holder Redemption Payment Date" for a given quarter is, (i) with respect to each of the first three quarters of the year, the 18th day of month following the end of such quarter (April 18, July 18, or October 18, as applicable) and (ii) with respect to the fourth quarter of the year, the Series L Preferred Distribution Payment Date occurring in the following January or, if none, such other date in the following January announced by the Company. Regardless of the timing of the Holder Redemption Payment Date for a redemption by a holder made during the fourth quarter of the year, the last day for any accrual on such redeemed shares will be December 31. For more information on the payment of the redemption price by the Company in the event of redemption at the option of a holder, see "Description of our Capital Stock and the Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Redemption at the Option of a Holder" in this prospectus.

Our obligation to redeem any shares of our Series L Preferred Stock is limited to the extent that (i) we have sufficient funds available to fund any such redemption, in which case we will be required to redeem with shares of Common Stock, or (ii) we are restricted by applicable law, our charter, including the terms of our Series A Preferred Stock, or contractual obligations from making such redemption.

Optional Redemption by the Company

We will have the right to redeem any or all shares of our Series L Preferred Stock from and after the fifth anniversary of the date of original issuance of the shares of our Series L Preferred Stock. We may redeem such shares at a redemption price equal to 100% of the Series L Stated Value (as converted to USD at the Initial Exchange Rate) plus any accrued and unpaid Series L Preferred Distributions through and including the last day of the quarter in which the Company Redemption Notice Date (as defined in "Description of our Capital Stock and the Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Redemption at the Option of the Company") for such redemption occurs, which date we refer to as the "Distribution Cutoff Date" (provided, however, that any declared Series L Preferred Distribution for which a Series L Distribution Record Date occurs before the Distribution Cutoff Date will not constitute a portion of the redemption price and will instead be paid on the applicable Series L Preferred Distribution Payment Date to the holder of record at the close of business on such Series L Distribution Record Date). The redemption shall be effective as of the Company Redemption Record Date (as defined below). Following the Company Redemption Record Date, such shares of Series L Preferred Stock so redeemed will no longer be deemed outstanding and the sole right of a holder with respect to such shares of Series L Preferred Stock will be the right to receive the redemption payment (which will not include any distributions that accrue after the Distribution Cutoff Date) for such shares on the Company Redemption Payment Date.

The "Company Redemption Payment Date" is the later of (i) the twelfth day following the Company Redemption Record Date (or, if such date is not a TASE Trading Day, the following TASE Trading Day) and (ii) the seventeenth day following the Company Redemption Notice Date (as defined in "Description of our Capital Stock and the Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Redemption at the Option of the Company"). The "Company Redemption Record Date" for a given quarter is, (i) with respect to each of the first three quarters of the year, the first TASE Trading Day following the Holder Redemption Payment Date occurring in the following quarter and (ii) with respect to the fourth quarter of the year, the first TASE Trading Day following the Series L Preferred Distribution Payment Date occurring in the following January or, if none, such other date in the following January announced by the Company.

We have the right, at our option and in our sole discretion, to pay the redemption price in accordance with one of the mechanisms described above in "—Redemption at the Option of a Holder."

If for any given quarter the Series L Distribution Conditions are not met or the Series L Preferred Distribution is in arrears as of the end of such quarter, we will not be able to exercise our redemption right.

Fixed Charge Coverage Ratio

The terms of the Series L Preferred Stock may restrict our ability to issue shares of preferred stock. Prior to the fifth anniversary of the date of original issuance of shares of our Series L Preferred Stock, we may not issue any preferred stock ranking senior to or on parity with the Series L Preferred Stock with respect to the payment of dividends, other distributions, liquidation, and/or dissolution or winding up of the Company unless the Minimum Fixed Charge Coverage Ratio is equal to or greater than 1.25:1.00 as of the last day of the Calculation Period, as such terms are defined in "Description of our Capital Stock and the Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Fixed Charge Coverage Ratio" in this prospectus. The Company's good faith determination of the applicable Minimum Fixed Charge Coverage Ratio shall be binding absent manifest error for purposes of this restriction.

Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, after payment or provision for our debts and other liabilities, our funds legally available for distribution to our stockholders will be distributed as follows:

•

first, pro rata to (i) holders of our Series L Preferred Stock, in an amount per share equal to the Series L Stated Value, as converted to USD at the Initial Exchange Rate, (ii) holders of our Series A Preferred Stock, in an amount per share equal to the Series A Stated Value, as converted to USD, plus an amount equal to all accrued and unpaid dividends (whether or not declared) on our Series A Preferred Stock and (iii) holders of any other class or series of capital stock ranking on parity with our Series L Preferred Stock and Series A Preferred Stock with respect to rights upon our redemption, liquidation, winding-up or dissolution, to the extent provided by the terms of such class or series of capital stock;

• second, to holders of our Common Stock in an amount equal to the amount of any unpaid Initial Dividend;
• third, to holders of our Series L Preferred Stock in an amount equal to any accrued and unpaid Series L Preferred Distribution; and

• fourth, to holders of our Common Stock and any other class or series of capital stock ranking junior to our Series L Preferred Stock.
Any liquidation preference on our Series L Preferred Stock will be paid by the Company in ILS, based on the Current Exchange Rate on the last TASE Trading Day preceding the date of payment.
Voting Rights	Our Series L Preferred Stock has no voting rights.
Exchange Listing

Although we expect that our Series L Preferred Stock will be listed on NASDAQ under the symbol "CMCTP" and the TASE under the symbol "[•]" on the first TASE Trading Day following the Date of Issuance, no assurance can be given that a trading market will develop.

Use of Proceeds

Assuming the estimated maximum offering, we will receive net proceeds from the sale of the Series L Units in this offering of approximately $246.4 million after deducting estimated offering expenses, including the distribution fee and expenses payable by us of approximately $21.0 million. We intend to use the net proceeds from this offering primarily for acquisitions and additional investments consistent with our acquisition and asset management strategies and/or repayment of debt as well as other general corporate purposes. See "Estimated Use of Proceeds" in this prospectus.

Restrictions on Ownership

Our charter generally prohibits any person from actually, beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our capital stock, or 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock; however, our Board of Directors has waived these ownership limits for certain persons. See "Description of Our Capital Stock and the Securities Offered—Restrictions on Ownership and Transfer" included in this prospectus.

Risk Factors	An investment in our securities involves risks. Please read "Risk Factors" on page 12 and included in our most recent Annual Report on Form 10-K for the year ended December 31, 2016.
Where You Can Find More Information	Please refer to "Where You Can Find More Information" on page 66.

Concurrently with the effectiveness of the registration statement of which this prospectus forms a part, we are publishing this prospectus with the ISA (see https://www.magna.isa.gov.il or http://maya.tase.co.il/).

Tender Process

        An auction process, which we refer to as the Tender Process, will be used to determine the public offering price of our Series L Units offered in this offering, which we refer to as the Unit Price.

        Customary with public offerings in Israel, the Tender Process is comprised of two steps. Prior to the date of this prospectus, we held an auction for Classified Investors who made revocable bids in the Early Bidding Process (both as defined in "Plan of Distribution" in this prospectus). After the registration statement, of which this prospectus forms a part, is declared effective by the SEC and after a permit for its publication is received from the ISA, we will hold a public tender process that is open to all investors in Israel who desire to participate, which we refer to as the Public Tender Process.

        We have appointed Bank Leumi Le'Israel Ltd., of 9 Ahad Haam Street, Tel Aviv, Israel, a member of the TASE, which we refer to as the Offering Coordinator, to act as our offering coordinator to administer the offering. We will pay the Offering Coordinator a fixed fee of ILS [    •    ] (approximately $[    •    ] USD) plus tax for its services based on a contractual arrangement.

        We reserve the right to terminate the offering of our Series L Units at any time prior to our acceptance of any bids cast in the offering and there can be no assurances that the Tender Process will be completed or that you will be able to purchase Series L Units as a result.

RISK FACTORS

        Investing in our securities involves a high degree of risk. You should carefully read and consider the following risk factors, the risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2016, and all other information contained in this prospectus or in the documents incorporated by reference before making a decision to purchase our securities. These factors, which are not all-inclusive, could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt obligations, to maintain our level of Common Stock or Series A Preferred Stock distributions, to pay Series L Preferred Stock distributions or to engage in repurchases of Common Stock. For more information, see the section entitled "Where You Can Find Additional Information."

Risks Related to This Offering

The Authorized Entities (as defined below) will not be bound by suitability for customers purchasing the Series L Units akin to FINRA, Rule 2111.

        To the Company's knowledge, bank branches or other members of the TASE through which bids to purchase Series L Units will be submitted, which we refer to as the Authorized Entities, are not member firms or registered representatives of FINRA. As such, the Authorized Entities will not be subject to FINRA Rule 2111 (Suitability) which would require the registered representatives to take into account several factors such as the customer's age, financial situation, and investment objectives, among others, before recommending investments to non-institutional, individual investors. Notwithstanding the foregoing, investment advisors in Israel are subject to the Israeli Regulation of Investment Advice, Investment Marketing and Portfolio Management Law, 5755-1995 that contains, among others, several provisions aimed at protecting the interest of investors, including a requirement to receive the investor approval for any transaction in securities that involves "high risk" (as defined therein).

Instruments designated as preferred stock are new to the Israeli capital market and there can be no assurance as to their acceptance and pricing by the Israeli market.

        Until recently, Israeli legislation and the ISA's guidance prohibited the issuance of preferred stock by public companies in Israel. The Series L Preferred Stock offered by this prospectus is expected to be the first offering of preferred stock in the Israeli market since the change in legislation. Accordingly, it is difficult to anticipate how the offering will be accepted by the Israeli market or how the Series L Preferred Stock will be priced in the secondary market.

There is currently no public market for our Series L Preferred Stock and no public market in Israel for our Common Stock, and no assurance can be made that any of such markets will develop.

        There is no existing public market for our Series L Preferred Stock and there is no existing public market for our Common Stock in Israel. We do not intend to distribute and market our Series L Preferred Stock in the United States. Although we have applied for the listing of our Series L Preferred Stock on NASDAQ and the TASE and for the listing of our Common Stock on the TASE, no assurance can be given as to the following:

  •
  the likelihood that, after approval for listing, an active trading market for these securities will develop or be sustained;

  •
  the liquidity of any such market;

  •
  the ability of holders of these securities to sell their securities; or

  •
  the prices that holders of these securities may obtain upon their sale.

        Additionally, our charter contains restrictions on the ownership and transfer of our capital stock, as described in "Description of Our Capital Stock and the Securities Offered—Restrictions on Ownership and Transfer of Capital Stock" in this prospectus. These restrictions may inhibit the ability of a holder to sell the Series L Preferred Stock or Common Stock promptly or at all. If a holder of our Series L Preferred Stock desires to sell his or her shares, he or she may only be able to sell them at a substantial discount from the price at which they were purchased. Therefore, our Series L Preferred Stock should be purchased only as a long term investment.

The listing of our Common Stock and Series L Preferred Stock on more than one stock exchange may result in price variations that could adversely affect liquidity of the market for our securities.

        Our Common Stock is listed on NASDAQ and we have applied to list our Common Stock on NASDAQ as well. Additionally, we have applied for a listing of our Series L Preferred Stock and Common Stock on the TASE. The dual-listing of our Series L Preferred Stock and Common Stock may result in price variations of our securities between the two exchanges due to a number of factors. First, trading in our securities on these markets takes place in different currencies (USD on NASDAQ and ILS on the TASE). In addition, the exchanges are open for trade at different times of the day and on different days. For example, NASDAQ opens generally during U.S. business hours, Monday through Friday, while the TASE opens generally during Israeli business hours, Sunday through Thursday. The two exchanges also observe different public holidays. Differences in the trading schedules, as well as volatility in the exchange rate of the two currencies, among other factors, may result in different trading prices for our Series L Preferred Stock and Common Stock on the two exchanges. Any decrease in the trading price of our Series L Preferred Stock or Common Stock in one market could cause a decrease in the trading price of such security on the other market.

        Although we believe the dual-listing of our Series L Preferred Stock and Common Stock will be beneficial for the Company and holders of our securities, it may adversely affect liquidity and trading prices for our Series L Preferred Stock and Common Stock on one or both of the exchanges as a result of circumstances that may be outside of our control. For example, transfers by investors of our securities from trading on one exchange to the other could result in increases or decreases in liquidity and/or trading prices on either or both of the exchanges. In addition, investors could seek to sell or buy our Series L Preferred Stock or Common Stock to take advantage of any price differences between the two markets through a practice referred to as arbitrage. Any arbitrage activity could create unexpected volatility in both the prices of and volumes of our Series L Preferred Stock and Common Stock available for trading on either exchange.

Changes in market conditions could adversely affect the market prices of our Common Stock and, if the applications to list on NASDAQ and/or the TASE are approved, our Series L Preferred Stock.

        The market value of our Common Stock and, if our applications to list on NASDAQ and/or the TASE are approved, our Series L Preferred Stock, as with other publicly traded equity securities, will depend on various market conditions, which may change from time to time. In addition to the economic environment and future volatility in the securities and credit markets, the following market conditions may affect the values of our Series L Preferred Stock and/or Common Stock:

  •
  the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

  •
  our financial performance;

  •
  general stock and bond market conditions;

  •
  government action or regulation, including changes in tax law;

  •
  increases in market interest rates, which may lead investors to expect a higher annual yield from our distributions in relation to the price of shares of our Common Stock or our Series L Preferred Stock;

  •
  changes in federal tax laws;

  •
  our ability to re-lease space as leases expire;

  •
  strategic actions by us or our competitors, such as acquisitions or restructurings;

  •
  changes in our credit ratings; and

  •
  any negative change in the level of our distributions on shares of our Common Stock or our Series L Preferred Stock.

        The market value of our Common Stock is based primarily upon the market's perception of our growth potential and our current and potential future earnings and cash dividends and our capital structure. Consequently, our Common Stock or our Series L Preferred Stock may trade at prices that are higher or lower than our net asset value per share of Common Stock or our Series L Preferred Stock. If our future earnings or cash dividends are less than expected, the market price of our Series L Preferred Stock and Common Stock could diminish.

The limited trading market for our Common Stock subjects our share price to greater volatility and, as a result, a holder of our Common Stock may not be able to resell his or her shares at or above the price paid for them.

        Although our Common Stock is listed for trading on NASDAQ, the volume of trading in our Common Stock has been lower than many other companies listed on NASDAQ because, as of November 8, 2017, approximately 96.27% of our Common Stock is presently owned by Urban Partners II, LLC, an affiliate of CIM Group, which we refer to as Urban II, other affiliates of CIM Group and our executive officers and directors. A public trading market with depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our Common Stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Limited trading volume may subject our Common Stock to greater price volatility and may make it difficult for investors to sell shares at a price that is attractive to them.

Future sales of our shares of Common Stock may cause our market price to drop significantly, even if our business is doing well.

        Urban II is entitled to registration rights, subject to certain limitations, with respect to our securities pursuant to the Registration Rights and Lockup Agreement dated March 11, 2014 between us and Urban II, which we refer to as the Registration Rights and Lockup Agreement. Urban II is entitled to require us, on up to eight occasions, to register under the Securities Act, our shares of Common Stock it received in connection with the merger between PMC Commercial Trust and CIM Urban REIT, LLC, an affiliate of CIM Group and the parent company of Urban II, which we refer to as CIM REIT, that was completed on March 11, 2014.

        While Urban II was initially subject to lockup restrictions in the Registration Rights and Lockup Agreement, the lockup restrictions have expired and therefore, there may be significant pent-up demand by CIM REIT to sell shares of our Common Stock that it holds. A large volume of sales of shares of our Common Stock could decrease the prevailing market price of shares of our Common Stock and could impair our ability to raise additional capital through the sale of equity securities in the future. Even if a substantial number of sales of shares of our Common Stock do not occur, the mere perception of the possibility of these sales could depress the market price of shares of our Common Stock and have a negative effect on our ability to raise capital in the future.

Although our Series L Preferred Stock will be listed on NASDAQ (assuming our application for listing is approved), we do not expect an active trading market to develop in the United States.

        Distributions on our Series L Preferred Stock, the liquidation preference and, at our option and in our sole discretion, the redemption price of our Series L Preferred Stock will be paid in ILS. As a result, we do not expect an active trading market for our Series L Preferred Stock to develop in the United States. If an active trading market does not develop or is not sustained, it may be difficult or impossible for a holder of our Series L Preferred Stock to resell his or her shares in the United States at or above the price paid for them.

The existing mechanism for the dual-listing of securities on NASDAQ and the TASE may be eliminated or otherwise altered such that we may be subject to additional regulatory burden and additional costs.

        The existing Israeli regulatory regime provide a mechanism for the dual-listing of securities traded on NASDAQ and the TASE that does not impose any significant regulatory burden or significant costs on the Company. If this dual-listing regime is eliminated or otherwise altered such that the Company is unable or unwilling to comply with the regulatory requirements, we may incur additional costs and we may consider delisting of our Series L Preferred Stock and Common Stock from the TASE.

In the event our Common Stock is delisted from the TASE, we are likely to delist our Series L Preferred Stock from the TASE.

        In the event our Common Stock is delisted from the TASE for any reason, we are likely to delist our Series L Preferred Stock from the TASE and cease any reporting requirements in Israel. In such event, the holders of the Series L Preferred Stock may be able to trade their Series L Preferred Stock only on NASDAQ, which may not be an active market for that purpose.

Our Series L Preferred Stock ranks junior to our Common Stock to the extent of the Initial Dividend (as defined below) and our Series A Preferred Stock with respect to distributions.

        The rights of the holders of shares of our Series A Preferred Stock and, to the extent of the Initial Dividend, our Common Stock rank senior to the rights of the holders of shares of our Series L Preferred Stock as to distributions. Subject to certain exceptions, holders of our Series L Preferred Stock are entitled to cumulative cash distributions in ILS on each share of Series L Preferred Stock at an annual rate of 5.5 percent (5.5%), which rate is subject to increase, of the Series L Stated Value (as converted to USD at the Initial Exchange Rate), which annual amount we refer to as the Series L Preferred Distribution. We will be permitted to declare and pay a portion or all of the Series L Preferred Distribution with respect to a given year only if the Series L Distribution Conditions are met. The Series L Distribution Conditions include a requirement that we declare and pay the "Initial Dividend," which for a given year is a minimum annual amount, in USD, that will be announced by us at the end of the prior fiscal year. While there are no limitations on the maximum amount of the Initial Dividend that can be paid in a particular year, it is our intention that we would not announce an Initial Dividend for any given year that, based on the information then reasonably available to us at the time of announcement, we believe would cause us to be unable to make a future distribution on our Series L Preferred Stock or on any other outstanding share of preferred stock.

Distributions made on the Series L Preferred Stock may be subject to U.S. withholding.

        We do not expect to treat distributions with respect to our Series L Preferred Stock as being paid out of our earnings and profits if the sum of the dividends on the Series A Preferred Stock and the

Initial Dividend exceeds our earnings and profits for each year. However, earnings and profits may be substantially higher than anticipated. This could occur, for example, if we engage in sales of assets that are not currently contemplated or our earnings and profits otherwise prove to be in excess of what we anticipated. In addition, it is possible distributions on the Series L Preferred Stock could be considered paid out of our earnings and profits if the Internal Revenue Service, or IRS, were to disagree with either the manner in which we intend to allocate earnings and profits, or the treatment of the entire amount of such Series L Preferred Distribution as paid on December 31 even if such Series L Preferred Distribution is paid in January of the following year and the amount of such Series L Preferred Distribution is in excess of the distribution's allocable share of our earnings and profits in the year it is declared. Moreover, if the Initial Dividend is set to zero for a year as described in "Description of Our Capital Stock and the Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Distributions" in this prospectus, we expect that distributions made on our Series L Preferred Stock for such year will be paid out of our earnings and profits. Any distributions with respect to the Series L Preferred Stock that are paid out of earnings and profits will be subject to withholding. For a further discussion, see "Material U.S. Federal Income Tax Consequences" in this prospectus.

        In addition, if the portion of the Unit Price allocated to each share of Series L Preferred Stock is lower than the price at which our Series L Preferred Stock may be redeemed under certain circumstances (or if a non-U.S. stockholder is considered to have subscribed for its Series L Preferred Stock for less than such allocated portion of the Unit Price), this difference in price, which we refer to as the redemption premium, may be treated as a constructive distribution under Section 305(c) of the Code, unless the redemption premium is less than a statutory de minimis amount. The allocation of our earnings and profits to any constructive distribution described above is unclear. We believe it would be reasonable to take the position that any such constructive distribution should be allocated earnings and profits after earnings and profits are allocated first to dividends on our Series A Preferred Stock, the Initial Dividend and our Series L Preferred Distributions. Accordingly, unless our earnings and profits exceed the sum of the dividends on the Series A Preferred Stock, the Initial Dividend and the dividends on our Series L Preferred Stock paid during such year, we do not expect to treat any such constructive distributions as having been paid out of earnings and profits, and therefore do not expect to withhold on any such distributions in such year.

        However, it is possible that any constructive distributions on our Series L Preferred Stock could be considered paid out of our earnings and profits if the IRS were to disagree with the manner in which we intend to allocate earnings and profits.

Changes in U.S. federal, state and local tax laws or regulations, with or without retroactive application, could have a negative effect on us.

        New legislation, U.S. Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT and/or the U.S. federal income tax consequences to our investors and to us of such qualification. In addition, recent events and the shortfall in tax revenues for states and municipalities in recent years may lead to an increase in the frequency and size of such tax law changes. Even changes that do not impose greater taxes on us could potentially result in adverse consequences to our stockholders. For example, a decrease in corporate tax rates could decrease the attractiveness of the REIT structure relative to companies that are not organized as REITs.

Any changes in Israeli taxation legislation or the position of the Israeli tax authorities with respect to the taxation of the Series L Preferred Stock may have material implications on the tax liability for Israeli investors holding our Series L Preferred Stock.

        Israeli tax legislation currently does not regulate the taxation, including the withholding tax aspects, of preferred stock issued by non-Israeli REITs held by Israeli investors. The material Israeli tax consequences discussed in this prospectus are based on a direct tax ruling received from the Israeli tax authority, or the ITA, with respect to this offering of our Series L Preferred Stock. Changes in the ITA's position described in the tax ruling or in applicable Israeli tax legislation may have material implications on the tax liability for Israeli investors holding our Series L Preferred Stock.

Certain Israeli investors in our Series L Preferred Stock may be subject to double withholding tax for payments which are not classified as a return of capital.

        According to the tax ruling received for this offering from the ITA, no TASE member withholding any applicable Israeli withholding taxes will grant an Israeli tax credit to offset any tax withheld in the United States with respect to distributions on our Series L Preferred Stock. Therefore, in the event that any distribution on our Series L Preferred Stock is not classified as a return of capital (and, as a result, is subject to United States withholding tax), certain investors in our Series L Preferred Stock may be subject to withholding tax both in the United States and in Israel at a combined maximum rate for individuals of 50% of the payment. Nevertheless, such Israeli investors may receive a tax credit for such excess withholding tax by filing a tax return report with the ITA at the end of any calendar year in which such double taxation occurs. Refer to "Material Israeli Tax Consequences" in this prospectus for further information.

The cash distributions received by holders of our Series L Preferred Stock may be less frequent or lower in amount than expected by such holders.

        Our Board of Directors will determine the amount and timing of distributions on our Series L Preferred Stock. In making this determination, our Board of Directors will consider all relevant factors, including the amount of cash resources available for distributions, capital spending plans, cash flow, financial position, applicable requirements of the Maryland General Corporate Law, or the MGCL, and any applicable contractual restrictions. We cannot assure that we will be able to consistently generate sufficient available cash flow to fund distributions on our Series L Preferred Stock, nor can we assure that sufficient cash will be available to make distributions on our Series L Preferred Stock. While the holders are entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, the Series L Preferred Distribution, we cannot predict with certainty the amount of distributions holders of our Series L Preferred Stock may receive and we may be unable to pay any or all of the Series L Preferred Distribution from time to time. Our ability to pay the Series L Preferred Distribution is limited by the conditions discussed in "Description of Our Capital Stock and the Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Distributions."

Any payment of distributions, the redemption price or the liquidation preference of our Series L Preferred Stock will be subject to currency risk, which will be borne entirely by holders of our Series L Preferred Stock.

        The Company operates entirely within the United States and our financial results are reported in USD. However, distributions on and payments related to our Series L Preferred Stock, although calculated and declared by us in USD, will be paid in ILS. As a result, holders of our Series L Preferred Stock will bear the currency risk associated with any distributions, redemption price or liquidation preference paid on shares of our Series L Preferred Stock. We will not adjust the terms of our Series L Preferred Stock to compensate for any changes in foreign currency exchange rates or policies.

        Each share of Series L Preferred Stock will have an initial "Series L Stated Value" of 100 ILS per share of Series L Preferred Stock, which will be converted for all purposes of computations based on stated value (e.g., amounts of distributions, redemption price, etc.) to U.S. dollars, or USD, at an exchange rate, which we refer to as the Initial Exchange Rate, equal to the weighted average of the ILS/USD exchange rates of all the transactions as determined and completed by the Bank(s) through which the proceeds from the offering that are not used to pay expenses denominated in ILS are converted to USD no later than 11:59 p.m. Israel Time on the first TASE Trading Day following the Date of Issuance (as defined in "Plan of Distribution" in this prospectus). As a result, the Series L Stated Value (as converted to USD at the Initial Exchange Rate) could be less than the initial Series L Stated Value (as converted to USD at a then prevailing exchange rate), depending on fluctuations in exchange rates between USD and ILS. The Series L Stated Value will also be subject to adjustment in relation to certain events as described in "Description of Our Capital Stock and the Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Stated Value."

        We will declare the amount of the Series L Preferred Distribution, if any, in USD no later than December 15 of any year for which our Board of Directors has authorized a Series L Preferred Distribution. Holders will receive payment, in ILS, at an exchange rate, which we refer to as the Current Exchange Rate, equal to the weighted average of the USD/ILS exchange rates of all the transactions (which shall be one or more) completed by the Bank(s) through which the payment is converted to ILS on the third TASE Trading Day preceding the Series L Preferred Distribution Payment Date, which will be, at the selection of the Company, a date no earlier than December 1 of the year for which such distribution was declared and no later than January 31 of the year following the year for which such distribution was declared. As a result, holders of our Series L Preferred Stock may be exposed to fluctuations in the USD/ILS exchange rate between the date on which the Series L Preferred Distribution is converted from USD to ILS and the Series L Preferred Distribution Payment Date. This currency risk may affect the value of our Series L Preferred Stock. Specifically, as the value of USD relative to ILS declines, the ILS equivalent of our distributions on Series L Preferred Stock declared in USD will also decline. Therefore, distributions received by holders of our Series L Preferred Stock will likely fluctuate each year, even if the Company pays the full Series L Preferred Distribution due and payable each year.

        From and after the fifth anniversary (or earlier in limited circumstances in the event of redemption at the option of a holder) of the date of original issuance of the shares of Series L Preferred Stock, each holder will have the right to require the Company to redeem, and the Company will also have the option to redeem, subject to conditions discussed in "Description of Our Capital Stock and Securities Offered—Securities Offered in This Offering—Series L Preferred Stock" in this prospectus, on a quarterly basis, all or any of the shares of our Series L Preferred Stock. To the extent the Company chooses to pay the redemption price in cash, the redemption price will be paid by the Company in ILS based on the Current Exchange Rate on the third TASE Trading Day preceding the date on which the redemption payment is due. As a result, holders of our Series L Preferred Stock will be exposed to fluctuations in the USD to ILS exchange rate for a period of up to three TASE Trading Days.

        Likewise, any liquidation preference payable to a holder of our Series L Preferred Stock will be paid in ILS and will present the same currency risks as detailed above.

We will not pay any portion of the redemption price related to accrued and unpaid Series L Preferred Distributions if the Series L Distribution Conditions are not satisfied.

        From and after the fifth anniversary of the date of original issuance of the shares of Series L Preferred Stock (or earlier, as provided in the following paragraph), each holder will have the right to require the Company to redeem all or any of the shares of Series L Preferred Stock held by such holder at a redemption price equal to 100% of the Series L Stated Value (as converted to USD at the Initial Exchange Rate) plus, provided the Series L Distribution Conditions are satisfied and the

Company is otherwise permitted to pay Series L Preferred Distributions as of the effective date of the redemption, any accrued and unpaid Series L Preferred Distributions through and including the effective date of the redemption. A holder that redeems Series L Preferred Stock at a time when the Series L Distribution Conditions are not satisfied will forfeit any accrued and unpaid Series L Preferred Distributions as of the effective date of redemption. If the Company has not satisfied the Series L Distribution Conditions for a given quarter, the Company will announce such non-satisfaction of the conditions prior to the period of holder redemption as described in "Description of Our Capital Stock and Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Redemption at the Option of a Holder" in this prospectus.

        Notwithstanding the foregoing, a holder will have the right to require the Company to redeem all or any shares of Series L Preferred Stock held by such holder at any time prior to the fifth anniversary of the Closing Day if the Company does not declare and pay in full the Series L Preferred Distribution for a given year prior to such fifth anniversary and provided that the Company does not declare and pay all accrued and unpaid Series L Preferred Distributions prior to the effective date of such redemption. The redemption price in the event of such early redemption will be equal to 100% of the Series L Stated Value (as converted to USD at the Initial Exchange Rate) and, in the event the Series L Distribution Conditions are not satisfied at the effective date of such redemption, the holder will forfeit any accrued and unpaid Series L Preferred Distributions as of the effective date of the redemption.

        In addition, if for any given quarter the Series L Distribution Conditions are not met or the Company is in arrears the Series L Preferred Distribution as of such quarter, we will not be able to exercise our redemption right as the redemption price includes accrued and unpaid Series L Preferred Distributions through and including the effective date of the redemption.

The Series L Preferred Distribution will cease to accrue on any shares of our Series L Preferred Stock that are redeemed, whether at our option or at the option of a holder, in advance of the date of payment for such redemption.

        The effective date of redemption for any shares of our Series L Preferred Stock that are redeemed at the option of a holder in a given quarter will be the last day of the quarter in which the holder delivers a notice of redemption. Following such date, such shares of Series L Preferred Stock so redeemed will no longer be deemed outstanding, the Series L Preferred Distribution will cease to accrue on such shares of Series L Preferred Stock and the sole right of a holder with respect to such shares of Series L Preferred Stock will be the right to receive the redemption payment for such shares on the applicable redemption payment date.

        The effective date of redemption for any shares of our Series L Preferred Stock that are redeemed at the option of the Company in a given quarter will be the Company Redemption Record Date, which for a given quarter is, (i) with respect to each of the first three quarters of the year, the first TASE Trading Day following the Holder Redemption Payment Date occurring in the following quarter and (ii) with respect to the fourth quarter of the year, the first TASE Trading Day following the Series L Preferred Distribution Payment Date occurring in the following January or, if none, such other date in the following January announced by the Company. However, the holders of shares so redeemed will no longer have a right to receive Series L Preferred Distributions with respect to such shares following the end of the quarter in which the Company Redemption Notice Date (as defined in "Description of our Capital Stock and the Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Redemption at the Option of the Company") occurs.

        For further information regarding the timing of the notices of redemption and redemption payments, please refer to "Description of Our Capital Stock and Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Redemption at the Option of a Holder" and "Description

of Our Capital Stock and Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Redemption at the Option of the Company" in this prospectus.

An investment in our Series L Preferred Stock by a holder whose home currency is not ILS entails significant risks.

        An investment in securities that are denominated in, and all payment in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities, which we refer to as the home currency, entails significant risks not associated with a similar investment in a security denominated in the home currency. These risks include the possibility of significant changes in rates of exchange between the home currency of the holder and ILS, costs of conversion between the home currency of the holder and ILS, and the possibility of the imposition or subsequent modification of foreign exchange controls.

        Any distributions on, or cash redemption price related to, our Series L Preferred Stock will be paid in ILS. In the past, rates of exchange between ILS and certain currencies have been highly volatile and volatility may occur in the future. However, past fluctuations in any particular exchange rate are not necessarily indicative of fluctuations in the rate that may occur in the future. As the value of ILS declines in relation to the home currency of a holder of our Series L Preferred Stock, such holder will experience a decrease in the yield associated with our Series L Preferred Stock and may experience a loss.

The liquidation preference of our Series L Preferred Stock ranks subordinate to the claims of our creditors and, with respect to any accrued and unpaid Series L Preferred Distributions, subordinate to our Series A Preferred Stock and Common Stock to the extent of the Initial Dividend, and, with respect to the Series L Stated Value, on parity with our Series A Preferred Stock and any other capital stock on parity with respect to liquidation that we may issue in the future.

        Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, after payment or provision for our debts and other liabilities, our assets legally available for distribution to our stockholders will be distributed as follows:

  •
  first, pro rata to (i) holders of our Series L Preferred Stock, in an amount per share equal to the Series L Stated Value, as converted to USD at the Initial Exchange Rate, (ii) holders of our Series A Preferred Stock, in an amount per share equal to the Series A Stated Value (as defined in "Description of Our Capital Stock and the Securities Offered—Series A Preferred Stock" in this prospectus), plus an amount equal to all accrued and unpaid dividends (whether or not declared) on of our Series A Preferred Stock and (iii) holders of any other class or series of capital stock ranking on parity with our Series L Preferred Stock and Series A Preferred Stock with respect to rights upon our redemption, liquidation, winding-up or dissolution, to the extent provided by the terms of such class or series of capital stock;

  •
  second, to holders of our Common Stock in an amount equal to the amount of any unpaid Initial Dividend;

  •
  third, to holders of our Series L Preferred Stock in an amount equal to any accrued and unpaid Series L Preferred Distribution; and

  •
  fourth, to holders of our Common Stock and any other class or series of capital stock ranking junior to our Series L Preferred Stock.

        The rights of holders of our Series L Preferred Stock in relation to the rights of holders of our Series A Preferred Stock, Common Stock and other classes or series of capital stock could negatively impact the return on investment of our Series L Preferred Stock in the event the Company is liquidated, dissolved or wound-up. The terms of the Series L Preferred Stock do not restrict our ability to authorize or issue shares of a class or series of preferred stock with rights to distributions or upon liquidation that are on parity with or senior to the Series L Preferred Stock or to incur additional indebtedness. The terms of the Series L Preferred Stock do not contain any provision affording the holders of shares of Series L Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business.

The terms of our Series L Preferred Stock do not contain any financial covenants, other than a limited restriction on our ability to issue shares of preferred stock.

        Until the fifth anniversary of the date of original issuance of our Series L Preferred Stock, we are prohibited from issuing any shares of preferred stock ranking senior to or on parity with the Series L Preferred Stock with respect to the payment of dividends, other distributions, liquidation, and/or dissolution or winding up of the Company unless the Minimum Fixed Charge Coverage Ratio is equal to or greater than 1.25:1.00 as of the last day of the Calculation Period, as such terms are defined in "Description of our Capital Stock and the Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Fixed Charge Coverage Ratio" in this prospectus. Our good faith determination of an applicable Minimum Fixed Charge Coverage Ratio shall be binding absent manifest error for purposes of this restriction.

        The terms of our Series L Preferred Stock do not limit our ability to incur indebtedness or make distributions. As of September 30, 2017, our total consolidated indebtedness was approximately $780,016,000, excluding debt associated with assets held for sale, and we may incur additional debt in the future. The Series L Preferred Stock is subordinate to all of our existing and future debt and liabilities. Our future debt may include restrictions on our ability to pay distributions to preferred stockholders or make redemptions in the event of a default under such debt agreements or other circumstances. In addition, while the Series L Preferred Stock ranks senior to our Common Stock with respect to payment of distributions, except to the extent of the Initial Dividend, and amounts payable upon our liquidation, dissolution or winding up, to the extent of the Series L Stated Value, we are allowed to pay dividends on our Common Stock so long as we are current in the payment of the Series L Preferred Distribution and dividends on shares of our Series A Preferred Stock. Further, the terms of our Series L Preferred Stock do not restrict our ability to repurchase shares of our Common Stock so long as we are current in the payment of Series L Preferred Distributions. Such dividends on or repurchases of our Common Stock may reduce the amount of cash on hand to pay the redemption price of our Series L Preferred Stock in cash (if we so choose).

Holders of our Series L Preferred Stock will have no voting rights with respect to such shares.

        The terms of our Series L Preferred Stock do not entitle holders to voting rights. Our Common Stock is currently the only class of our capital stock that carries any voting rights. Unless and until a holder of our Series L Preferred Stock acquires shares of our Common Stock upon the redemption of such shares, such holder will have no rights with respect to the shares of our Common Stock issuable upon redemption of our Series L Preferred Stock. If, at our discretion, a holder of our Series L Preferred Stock is issued shares of our Common Stock upon redemption, such holder will be entitled to exercise the rights of holders of our Common Stock only as to matters for which the record date occurs after the effective date of redemption.

Shares of Series L Preferred Stock may be redeemed for shares of Common Stock, which ranks junior to the Series L Preferred Stock, except to the extent of the Initial Dividend, with respect to distributions, and upon liquidation to the extent of the Series L Stated Value.

        From and after the fifth anniversary (or earlier in limited circumstances) of the date of original issuance of the shares of Series L Preferred Stock, the holder of such shares may require us to redeem such shares, with the applicable redemption price payable, at our option and in our sole discretion, in cash, shares of our Common Stock or a combination of cash and shares of our Common Stock. For more information regarding the accelerated right of redemption, see "Description of Our Capital Stock and the Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Redemption at the Option of a Holder" in this prospectus. The rights of the holders of shares of Series L Preferred Stock rank senior to the rights of the holders of shares of our Common Stock as to distributions, except as to the Initial Dividend. Upon liquidation, dissolution or winding up of our Company, our Series L Preferred Stock ranks (a) (i) to the extent of the Series L Stated Value, subordinate to the claims of our creditors, (ii) to the extent of the Series L Stated Value, on parity with our Series A Preferred Stock and any other capital stock on parity with respect to liquidation that we may issue in the future and (iii) to the extent of the Series L Stated Value and, following payment to holders of Common Stock of an amount equal to any unpaid Initial Dividend, to the extent of an amount equal to any accrued and unpaid Series L Preferred Distributions, senior to our Common Stock, and (b) with respect to any accrued and unpaid Series L Preferred Distributions, subordinate to the claims of our creditors, our Series A Preferred Stock and, to the extent of the Initial Dividend, our Common Stock. See "Description of Our Capital Stock and the Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Liquidation Preference" in this prospectus.

We have the option to redeem shares of Series L Preferred Stock after the fifth anniversary of the date of initial issuance without the consent of the holder of such shares.

        From and after the fifth anniversary of the date of original issuance of the shares of our Series L Preferred Stock, we will have the right (but not the obligation) to redeem any or all shares of our Series L Preferred Stock at a redemption price equal to 100% of the Series L Stated Value (as converted to USD at the Initial Exchange Rate) plus any accrued and unpaid Series L Preferred Distributions as of the last day of the quarter in which we give notice of such redemption, which we refer to as the effective date of the redemption. However, if for any given quarter the Series L Distribution Conditions are not met, or we are in arrears on the Series L Preferred Distributions, we will not be able to exercise our redemption right.

        We have the right, at our option and in our sole discretion, to pay the redemption price (1) in cash, in ILS, based on the Current Exchange Rate on the third TASE Trading Day preceding the Company Redemption Payment Date, (2) in equal value through the issuance of shares of Common Stock, with such value of Common Stock to be determined based on the lower of (i) our NAV per share of our Common Stock as most recently published by the Company as of the effective date of redemption and (ii) the Aggregate VWAP of our Common Stock (as described in "Description of Our Capital Stock and the Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Redemption at the Option of a Holder"), or (3) in a combination of cash, in ILS, and our Common Stock, based on the conversion mechanisms set forth in (1) and (2), respectively.

We have the option to pay the redemption price upon redemption of shares of Series L Preferred Stock in cash even if holders may receive more value for such shares if redeemed in Common Stock.

        We have the right, at our option and in our sole discretion, to pay the redemption price upon redemption of shares of Series L Preferred Stock by the holder or by us (1) in cash, in ILS, based on the Current Exchange Rate on the third TASE Trading Day preceding the day on which the redemption payment is due or (2) in equal value through the issuance of shares of Common Stock, with such value of Common Stock to be determined based on the lower of (i) our NAV per share of our Common Stock as most recently published by the Company as of the effective date of redemption and (ii) the Aggregate VWAP of our Common Stock (as described in "Description of Our Capital Stock and the Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Redemption at the Option of a Holder"), or (3) in a combination of cash, in ILS, and our Common Stock, based on the conversion mechanisms set forth in (1) and (2), respectively. Even if the holder may receive more value for their shares of Series L Preferred Stock if the redemption price is paid in Common Stock, we have the option, in our sole discretion, to pay the redemption price in cash.

The ownership percentage of holders of our securities may be diluted if we issue new shares of Common Stock or other securities, and issuances of additional preferred stock or other securities by us may further subordinate the rights of the holders of our Series L Preferred Stock and Common Stock (which holders of Series L Preferred Stock may become upon receipt of redemption payments in shares of our Common Stock).

        We may make redemption payments under the terms of our Series L Preferred Stock in shares of our Common Stock. Although the dollar amounts of such payments are unknown, the number of shares to be issued in connection with such payments may fluctuate based on the price of our Common Stock. Any sales or perceived sales in the public market of shares of our Common Stock issuable upon such redemption payments could adversely affect prevailing market prices of shares of our Common Stock. The issuance of shares of our Common Stock upon such redemption payments also may have the effect of reducing our net income per share (or increasing our net loss per share) or reducing our NAV per share of Common Stock. In addition, the existence of our Series L Preferred Stock and Series A Preferred Stock may encourage short selling by market participants because the existence of redemption payments could depress the market price of shares of our Common Stock.

        Our Board of Directors is authorized, without stockholder approval, to cause us to issue additional shares of our Common Stock or to raise capital through the issuance of shares of preferred stock and equity or debt securities convertible into Common Stock, preferred stock, options, warrants and other rights, on such terms and for such consideration as our Board of Directors in its sole discretion may determine. Any such issuance could result in dilution of the equity of our stockholders, as applicable. In addition, our Board of Directors may, in its sole discretion, authorize us to issue Common Stock or other equity or debt securities to persons from whom we purchase properties, as part or all of the purchase price of the property. Our Board of Directors, in its sole discretion, may determine the price of any Common Stock or other equity or debt securities issued in consideration of such properties or services provided, or to be provided, to us.

        Our charter also authorizes our Board of Directors, without stockholder approval, to designate and issue one or more classes or series of preferred stock in addition to our Series L Preferred Stock (and Series A Preferred Stock) and equity or debt securities convertible into preferred stock and to set the voting powers, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class or series of shares so issued. If any additional preferred stock is publicly offered, the terms and conditions of such preferred stock (or other equity or debt securities convertible into preferred stock) will be set forth in a registration statement registering the issuance of such preferred stock or equity or debt securities convertible into preferred stock. Because our Board of Directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of Series L Preferred Stock or Common Stock. If we ever create and issue additional preferred stock or equity or debt securities convertible into preferred stock with a distribution preference over the Series L Preferred Stock or Common Stock, payment of any distribution preferences of such new outstanding preferred stock would reduce the amount of funds available for the payment of distributions on our Series L Preferred Stock or Common Stock. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the holders of our Common Stock, likely reducing the amount the holders of our Common Stock would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional preferred stock may delay, prevent, render more difficult or tend to discourage, a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management.

        Stockholders have no rights to buy additional shares of stock or other securities if we issue new shares of stock or other securities. We may issue Common Stock, convertible debt or preferred stock pursuant to subsequent public offerings or private placements. Investors in our Series L Preferred Stock or Common Stock who do not participate in any future stock issuances will experience dilution in the percentage of the issued and outstanding stock they own. In addition, depending on the terms and pricing of any future offerings and the value of our investments, such investors may experience dilution in the book value and fair market value of, and the amount of distributions paid on, their shares of Series L Preferred Stock and/or Common Stock, if any.

Our ability to redeem, and pay distributions on, shares of our Series L Preferred Stock may be limited by Maryland law.

        Under Maryland law, a corporation may redeem, or pay distributions on, stock as long as, after giving effect to the redemption or distribution, the corporation is able to pay its debts as they become due in the usual course (the equity solvency test) and its total assets exceed the sum of its total liabilities plus, unless its charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the redemption or distribution, to satisfy the preferential rights upon dissolution of stockholders when preferential rights on dissolution are superior to those whose stock is being redeemed or on which distributions are being paid (the balance sheet solvency test). If the Company is insolvent at any time when a redemption of, or distribution on, shares of Series L Preferred Stock is required to be made, the Company may not be able to effect such redemption or distribution.

Our charter contains restrictions upon ownership and transfer of the Series L Preferred Stock, which may impair the ability of holders to acquire the Series L Preferred Stock and the shares of our Common Stock upon redemption of Series L Preferred Stock, if the Company elects to pay the redemption price in shares of Common Stock.

        Our charter contains restrictions on ownership and transfer of the Series L Preferred Stock and Common Stock that are intended to assist us in maintaining our qualification as a REIT for federal income tax purposes, including a prohibition on the beneficial or constructive ownership of more than 9.8%, in number or value, whichever is more restrictive, of the aggregate of our outstanding shares of capital stock or 9.8% in number or value, whichever is more restrictive, of the outstanding shares of our Common Stock. See "Description of Our Capital Stock and the Securities Offered—Restrictions on Ownership and Transfer" in this prospectus. These ownership limitations should be considered prior to purchasing our Series L Preferred Stock.

Holders of our securities are subject to inflation risk.

        Inflation is the reduction in the purchasing power of money resulting from the increase in the price of goods and services. Inflation risk is the risk that the inflation-adjusted, or "real," value of an investment in our Series L Preferred Stock or Common Stock, or the income from that investment, will be worth less in the future. As inflation occurs, the real value of our Series L Preferred Stock and Common Stock may decline, and the value of our Series L Preferred Distribution will decline because the rate of distribution will remain the same.

        If market interest rates go up, prospective purchasers of shares of our Series L Preferred Stock or Common Stock may expect a higher distribution rate on their investment. Higher market interest rates would not, however, result in more funds for us to pay distributions and, to the contrary, would likely increase our borrowing costs and potentially decrease funds available for distributions, and higher interest rates will not change the distribution rate on the Series L Preferred Stock. Thus, higher market interest rates could cause the market price of our Series L Preferred Stock or Common Stock to decline.

Risks Related to the Tender Process

The Tender Process may result in a phenomenon known as the "winner's curse," and, as a result, investors may experience significant losses.

        The Tender Process may result in a phenomenon known as the "winner's curse." At the conclusion of the Tender Process, bidders that receive allocations of our Series L Units in the offering, which we refer to as successful bidders, may infer that there is little incremental demand for our Series L Units above or equal to the public trading price. As a result, successful bidders may conclude that they paid too much for our Series L Units and could seek to immediately sell their Series L Units to limit their losses should the price of our Series L Preferred Stock decline. In this situation, other investors that did not submit successful bids may wait for this selling to be completed, resulting in reduced demand for our Series L Preferred Stock in the public market and a significant decline in the price of our Series L Preferred Stock. Therefore, we caution investors that submitting successful bids and receiving allocations may be followed by a significant decline in the value of their investment in our Series L Preferred Stock shortly after our offering.

The Tender Process may result in a situation in which less price-sensitive investors play a larger role in the determination of the Unit Price and constitute a larger portion of the investors in our offering, and, therefore, the Unit Price may not be sustainable.

        In a typical public offering, a majority of the securities sold to the public are purchased by professional investors that have significant experience in determining valuations for companies. These professional investors typically have access to, or conduct their own, independent research and analysis regarding investments. Other investors typically have less access to this level of research and analysis, and, as a result, may be less sensitive to price when participating in the Tender Process. Because of the Tender Process, these less price-sensitive investors may have a greater influence in setting the Unit Price and may have a higher level of participation in our offering than is normal. This, in turn, could cause the Tender Process to result in a Unit Price that is higher than the price professional investors are willing to pay for our Series L Units. As a result, the market price of our Series L Preferred Stock may decrease once trading begins. Also, because professional investors may have a substantial degree of influence on the trading price of our Series L Preferred Stock over time, the price of our Series L Preferred Stock may decline and not recover after our offering. Furthermore, if the Unit Price is above the level that investors determine to be reasonable for our shares, certain investors might attempt to short sell the stock after trading begins, which would create additional downward pressure on the trading price of our Series L Preferred Stock.

Successful bidders may receive the full number Series L Units subject to their bids, so potential investors should not submit bids for more Series L Units than they are prepared to purchase.

        Successful bidders may be allocated all or almost all of the Series L Units that they bid for in the auction. Therefore, we caution investors against submitting a bid that does not accurately represent the number of Series L Units that they are willing and prepared to purchase. Up to three bids may be submitted by a single bidder, and, in the case of a bidder who exceeds this limit, only the three highest offers will be considered. Multiple bids cast are independent of each other and, as a result, each of the three highest offers by a single bidder may result in an allocation of our Series L Units to such bidder. All submitted bids are revocable until the earlier of 5:30 p.m. Israel time on the Date of Tender or the close of operating hours of the Authorized Entities through which bids are submitted on the date of Tender as provided in "Plan of Distribution—Submission of Bids in the Public Tender Process" in this prospectus.

Changes in or the withdrawal of credit ratings issued by U.S. or Israeli statistical rating organizations could adversely affect our cost of financing or the market price of our securities.

        Credit rating agencies may rate the Company or our Series L Preferred Stock from time to time based on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies may include maintaining, upgrading or downgrading the current rating or placing the Company or our Series L Preferred Stock on a watch list for possible future downgrading. Additionally, the Company may, in its sole discretion, determine to withdraw any existing credit rating at any time. A downgrade of the credit rating of the Company or our Series L Preferred Stock (or placement of the same on a watch list for possible future downgrading), or the Company's decision to withdraw any such credit rating could limit our access to the credit markets, increase our cost of financing and/or have an adverse effect on the market price of our securities, including our Series L Preferred Stock.

If research analysts publish or establish target prices for our Series L Preferred Stock that are below the Series L Stated Value, the price of our Series L Preferred Stock may fall.

        Although the Series L Stated Value may have little or no relationship to a price that would be determined using traditional indicators of value (such as our future prospects and those of our industry in general; our financial and operating information; multiples of revenue, earnings, cash flows and other operating metrics; market prices of our securities and other financial and operating information of companies engaged in activities similar to ours), research analysts may rely upon these valuation methods to establish target prices for our Series L Preferred Stock. If research analysts publish target prices for our Series L Preferred Stock that are below the Series L Stated Value, the market price of our Series L Preferred Stock may decline.

The mechanics of the Tender Process make it difficult for persons not having an account with an Authorized Entity at the time of the Tender Process to place a bid for our Series L Units.

        The Tender Process will be conducted in accordance with the Israeli Securities Law of 1968 and regulations promulgated thereunder as well as rules established by the TASE. Although the Tender Process is open to all persons who wish to participate, with the exception of the Early Bidding Process for Classified Investors as described in "Plan of Distribution—Early Bidding by Classified Investors" in this prospectus, bids for our Series L Units must be submitted through an Authorized Entity. This requirement may make it difficult and/or costly for persons without an account with an Authorized Entity to bid on our Series L Units. For a description of the Tender Process, including how to submit a bid for our Series L Units, see "Plan of Distribution" in this prospectus.

There is no minimum offering amount required to consummate this offering.

        We are offering up to 900,000 Series L Units on a "best efforts" basis, and there is no minimum number of Series L Units which must be sold in order for us to consummate this offering. Accordingly, the amount of money raised may not be sufficient for us to meet our business objectives. Moreover, if only a small amount of money is raised, all or substantially all of the offering proceeds may be applied to cover the offering expenses and we will not otherwise benefit from the offering. Additionally, if few Series L Units are sold in the offering, but we nonetheless choose to complete the offering, there may not be enough shares to facilitate an active trading market for our Series L Preferred Stock. While Classified Investors have submitted bids prior to the commencement of the Public Tender Process (as described in "Plan of Distribution—Early Bidding by Classified Investors" in this prospectus), such bids are revocable until the earlier of 5:30 p.m. Israel time or the close of operating hours of the Authorized Entities through which bids are submitted on the Date of Tender. No assurance can be given that Classified Investors will participate in the Tender Process in those amounts, if at all.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The information set forth herein contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, which are intended to be covered by the safe harbors created thereby. You can identify these statements by the fact that they do not relate strictly to historical or current facts or discuss the business and affairs of CIM Commercial on a prospective basis. Further, statements that include words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "target," "could," "would," "estimate," "continue," "pursue" or "should" or the negative or other words or expressions of similar meaning, may identify forward-looking statements. CIM Commercial bases these forward-looking statements on particular assumptions that it has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date of this prospectus. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained herein will in fact transpire. New factors emerge from time to time, and it is not possible for CIM Commercial to predict all of them. Nor can CIM Commercial assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement.

        Forward-looking statements are necessary estimates reflecting the judgment of CIM Commercial and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include but are not limited to:

  •
  global, national, regional and local economic conditions;

  •
  competition from other available space;

  •
  local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

  •
  management of our properties;

  •
  the development and/or redevelopment of our properties;

  •
  changes in market rental rates;

  •
  the timing and costs associated with property improvements and rentals;

  •
  whether we are able to pass all or portions of any increases in operating costs through to tenants;

  •
  changes in real estate taxes and other expenses;

  •
  whether tenants and users such as customers and shoppers consider a property attractive;

  •
  the financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

  •
  availability of financing on acceptable terms or at all;

  •
  inflation, interest rate, securities market and monetary fluctuations;

  •
  movements in interest rates;

  •
  negative trends in our market capitalization and adverse changes in the price of our Common Stock;

  •
  political instability;

  •
  acts of war or terrorism;

  •
  changes in consumer spending, borrowings and savings habits;

  •
  technological changes;

  •
  our ability to obtain adequate insurance;

  •
  changes in zoning laws and taxation;

  •
  government regulation;

  •
  consequences of any armed conflict involving, or terrorist attacks against, the United States or individual acts of violence in public spaces including retail centers;

  •
  potential liability under environmental or other laws or regulations;

  •
  natural disasters;

  •
  general competitive factors;

  •
  climate changes;

  •
  the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

  •
  ability to retain and attract skilled employees;

  •
  changes in our organization, compensation and benefit plans; and

  •
  our success at managing the risks involved in the foregoing items.

        Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

 ESTIMATED USE OF PROCEEDS

        We are offering up to 900,000 Series L Units on a best-efforts basis. The Unit Price will be determined by the Tender Process, as detailed in "Plan of Distribution" in this prospectus. There is no assurance that we will sell the maximum number of Series L Units offered by this offering or that we will sell any Series L Units at all. Assuming the maximum offering and an offering price per Series L Unit of ILS 1,043.75 (approximately $297.11 as of November 8, 2017), which is the midpoint of the range listed on the cover of this prospectus, we estimate that we will receive net proceeds from the sale of the Series L Units in this offering of approximately $246.4 million after deducting estimated offering expenses, including the distribution fee and expenses payable by us of approximately $21.0 million as described in "Plan of Distribution" in this prospectus.

        We intend to use the net proceeds from this offering primarily for acquisitions and additional investments consistent with our acquisition and asset management strategies and/or repayment of debt as well as other general corporate purposes.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

        Shares of our Common Stock trade on NASDAQ under the ticker symbol "CMCT." The following table sets forth the high and low sales prices by quarter for our Common Stock as reported on NASDAQ, as well as the regular dividends per share declared, for each quarter of 2015 and 2016 and each of the first three quarters of 2017.

Quarter Ended	High	Low	Regular Quarterly Dividends per Share
September 30, 2017	$20.45	$15.20	$0.12500
June 30, 2017	$20.40	$15.10	$0.12500
March 31, 2017	$16.65	$15.20	$0.21875
December 31, 2016	$16.15	$15.14	$0.21875
September 30, 2016	$16.97	$14.54	$0.21875
June 30, 2016	$20.27	$16.01	$0.21875
March 31, 2016	$18.99	$15.14	$0.21875
December 31, 2015	$21.27	$14.72	$0.21875
September 30, 2015	$21.55	$14.31	$0.21875
June 30, 2015	$19.45	$16.90	$0.21875
March 31, 2015	$18.86	$14.50	$0.21875

SECURITY OWNERSHIP OF OUR BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND CURRENT BENEFICIAL OWNERS

Directors and Executive Officers

        The following table sets forth certain information regarding the beneficial ownership of our Common Stock and Series A Preferred Stock as of November 8, 2017 by (1) each named executive officer, (2) each current director and (3) all executive officers and directors as a group.

	Common Stock			Series A Preferred Stock
Name of Beneficial Owner(1)	No. of Shares		Percent of Class	No. of Shares	Percent of Class
Charles E. Garner II	9,779		*	20,000	3.52%
Jan F. Salit	52,601	(2)	*	—	—
David Thompson	—		—	—	—
Richard Ressler	56,103,251	(3)	96.94%	—	—
Avi Shemesh	56,088,205	(3)	96.91%	—	—
Shaul Kuba	56,088,205	(3)	96.91%	—	—
Kelly Eppich	5,163		*	—	—
Douglas Bech	15,587		*	—	—
Robert Cresci	10,828		*	—	—
Frank Golay, Jr.	10,587		*	—	—

Directors and Executive Officers as a group (10 persons)	56,239,022		97.17%	20,000	3.52%

*
Less than 1%.

(1)
The business address of Messrs. Garner, Salit, Bech, Cresci and Golay, for the purposes hereof, is c/o CIM Commercial Trust Corporation, 17950 Preston Road, Suite 600, Dallas, Texas 75252. The business address of Messrs. Thompson, Ressler, Shemesh, Kuba and Eppich, for the purposes hereof, is c/o CIM Group, 4700 Wilshire Boulevard, Los Angeles, California 90010.

(2)
Mr. Salit has sole voting and investment power over these shares, which include 122 shares held in an IRA.

(3)
Certain of these shares are owned directly by CIM Service Provider, LLC and Urban Partners II, LLC. CIM Group, LLC is the sole equity member of CIM Service Provider, LLC and the sole manager of CIM Urban Partners GP, LLC, which in turn is the sole managing member of Urban Partners II, LLC. The reporting person, Shaul Kuba and Avraham Shemesh may be deemed to beneficially own the 55,718,648 shares owned by Urban Partners II, LLC and the 353,944 shares owned by CIM Service Provider, LLC because of their positions with CIM Group, LLC. The reporting person disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

Beneficial Owners of More than 5% of our Common Stock

        The following table sets forth certain information regarding the beneficial ownership of our Common Stock and Series A Preferred Stock based on filings with the SEC as of November 8, 2017 by each person known by us to own beneficially more than 5% of our Common Stock.

	Common Stock			Series A Preferred Stock
Name of Beneficial Owner(1)	No. of Shares		Percent of Class	No. of Shares	Percent of Class
Urban Partners II, LLC c/o CIM Group 4700 Wilshire Boulevard Los Angeles, California 90010	55,718,648		96.27%	—	—
Richard Ressler(1)	56,103,251	(2)	96.94%	—	—
Avi Shemesh(1)	56,088,205	(2)	96.91%	—	—
Shaul Kuba(1)	56,088,205	(2)	96.91%	—	—

(1)
The business address of Messrs. Ressler, Shemesh and Kuba, for the purposes hereof, is c/o CIM Group, 4700 Wilshire Boulevard, Los Angeles, California 90010.

(2)
Certain of these shares are owned directly by CIM Service Provider, LLC and Urban Partners II, LLC. CIM Group, LLC is the sole equity member of CIM Service Provider, LLC and the sole manager of CIM Urban Partners GP, LLC, which in turn is the sole managing member of Urban Partners II, LLC. The reporting person, Shaul Kuba and Avraham Shemesh may be deemed to beneficially own the 55,718,648 shares owned by Urban Partners II, LLC and the 353,944 shares owned by CIM Service Provider, LLC because of their positions with CIM Group, LLC. The reporting person disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

DESCRIPTION OF OUR CAPITAL STOCK AND THE SECURITIES OFFERED

        In this section, references to "the Company," "we," "our," and "us" refer only to CIM Commercial Trust Corporation and not its consolidated subsidiaries.

        The following is a summary description of our capital stock, including the securities offered by this prospectus. This description is not complete and is qualified in its entirety by reference to the provisions of our charter and bylaws and the applicable provisions of the Maryland General Corporation Law, which we refer to as the MGCL. Our charter and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part and to our Annual Report on Form 10-K for the year ended December 31, 2016 (see "Where You Can Find More Information").

General

        Our charter provides that we may issue up to 900,000,000 shares of our Common Stock, and up to 100,000,000 shares of preferred stock, $0.001 par value per share, or our Preferred Stock, of which 36,000,000 shares are classified as our Series A Preferred Stock and [    •    ] shares are classified as our Series L Preferred Stock. Our charter authorizes our board of directors, which we refer to as our Board of Directors, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue with the approval of a majority of our entire Board of Directors and without stockholder approval.

        As of November 8, 2017, 57,875,848 shares of our Common Stock, 656,293 shares of our Series A Preferred Stock and 656,293 of our Series A Warrants (as defined below) were issued and outstanding. Our Common Stock was held by approximately 516 stockholders of record as of November 8, 2017. Under Maryland law, our stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

        Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our Common Stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our Board of Directors out of funds legally available therefor and declared by us and to share ratably in the assets of our Company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our Company.

        Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our stock, each outstanding share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share of Common Stock entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by the MGCL or by our charter.

        Except as set forth in the terms of our Series L Preferred Stock and described below (see "—Securities Offered in This Offering—Series L Preferred Stock—Distributions"), holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our Company. Our charter provides that our common stockholders generally have no appraisal rights unless our Board of Directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our Common Stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our Common Stock will have equal dividend, liquidation and other rights.

        Our Common Stock is traded on NASDAQ under the ticker symbol "CMCT." Although we expect that our Common Stock will be listed on the TASE under the symbol "[    •    ]" on the first TASE Trading Day following the Date of Issuance, no assurance can be given that a trading market will develop.

Series A Preferred Stock

        Our Series A Preferred Stock has no voting rights and ranks senior to our Common Stock with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up. Holders of our Series A Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, cumulative cash dividends, in USD, on each share of Series A Preferred Stock at an annual rate of five and one-half percent (5.5%) of the stated value, which is initially $25.00, which we refer to as the Series A Stated Value, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series A Preferred Stock, as set forth in our charter. Dividends on each share of Series A Preferred Stock begin accruing on, and are cumulative from, the date of issuance of such shares.

        Unless full cumulative dividends on our shares of Series A Preferred Stock for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we are not permitted to:

  •
  declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to the Series A Preferred Stock as to the dividend rights or rights on our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our Common Stock, our Series L Preferred Stock, or any other class or series of our stock ranking junior to or on parity with the Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution for any period; or

  •
  except by conversion into or exchange for shares of stock ranking junior to the Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any shares of our Common Stock, our Series L Preferred Stock, or any other class or series of our stock ranking junior to or on parity with the Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution.

        Holders of shares of our Series A Preferred Stock have the right to require us to redeem such shares beginning on the date of original issuance of such shares at a redemption price equal to the Series A Stated Value, less a redemption fee of 13% beginning on the date of original issuance until but excluding the second anniversary thereof or a redemption fee of 10% beginning on the second anniversary of the date of original issuance until but excluding the fifth anniversary of the date of original issuance, in each case plus any accrued but unpaid dividends. From and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock, we will have the right to redeem such shares at 100% of the Series A Stated Value, plus any accrued but unpaid dividends. If a holder of shares of Series A Preferred Stock causes the Company to redeem such shares, we will pay the redemption price in cash or, on or after the first anniversary of the issuance of the shares of Series A Preferred Stock to be redeemed, at our option and in our sole discretion, in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock as quoted on NASDAQ for the 20 trading days prior to the redemption.

        On July 1, 2016, we commenced our reasonable best efforts public offering of up to 36,000,000 units, with each unit consisting of one share of Series A Preferred Stock and one detachable warrant to purchase 0.25 of a share of our Common Stock, which we refer to as a Series A Warrant.

Series A Warrants

        Each Series A Warrant is exercisable for 0.25 of a share of our Common Stock, subject to adjustment, at an exercise price equal to a 15% premium to the fair market net asset value of the Company per share of Common Stock as most recently published by the Company at the time of the issuance of the applicable Series A Warrant. Holders of our Series A Warrants may exercise their Series A Warrants at any time beginning on the first anniversary of the date of issuance of such shares up to 5:00 p.m., New York time, on the date that is the fifth anniversary of such date of issuance, which we refer to as the Series A Warrant Expiration Date. The Series A Warrants are exercisable, at the option of each holder, in whole, but not in part, for no less than 50 shares of our Common Stock, unless such holder does not at the time of exercise own a sufficient number of Series A Warrants to do so. Any Series A Warrant that is outstanding after the Series A Warrant Expiration Date of such Series A Warrant shall be automatically terminated.

        A holder of our Series A Warrants does not have the right to exercise any portion of a Series A Warrant to the extent that, after giving effect to the issuance of shares of our Common Stock upon such exercise, the holder (together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates) would beneficially or constructively own shares of Common Stock (i) in excess of 9.8% in value or number of shares, whichever is more restrictive, of the shares of Common Stock outstanding or (ii) that would otherwise result in the violation of any of the restrictions on ownership transfer of our stock contained in our charter, in each case, immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Series A Warrant, as discussed below in "Restrictions on Ownership and Transfer of Capital Stock."

Securities Offered in This Offering

        Our Board of Directors has classified and designated 9,000,000 authorized and unissued shares of our Preferred Stock as a series of redeemable preferred stock, designated as the Series L Preferred Stock. Our Series L Preferred Stock is being offered pursuant to this prospectus and will be issued as a part of up to 900,000 Series L Units, with each Series L Unit consisting of ten shares of our Series L Preferred Stock, which are immediately separable into individual shares upon issuance of the Series L Units.

Series L Preferred Stock

        The following is a brief description of the terms of our Series L Preferred Stock. The description of our Series L Preferred Stock contained herein does not purport to be complete and is qualified in its entirety by reference to the Articles Supplementary for our Series L Preferred Stock, which are filed as an exhibit to the registration statement of which this prospectus forms a part. On [    •    ], 2017, our

Articles Supplementary were filed with and accepted for record by the State Department of Assessments and Taxation of Maryland.

        Rank.    Our Series L Preferred Stock ranks, with respect to rights upon our liquidation, winding-up or dissolution:

  •
  senior to our Common Stock, both (i) to the extent of the Series L Stated Value and (ii) following payment to holders of Common Stock of an amount equal to any unpaid Initial Dividend, to the extent of an amount equal to any accrued and unpaid Series L Preferred Distributions, and any other class or series of our capital stock, the terms of which expressly provide that our Series L Preferred Stock ranks senior to such class or series as to rights on our liquidation, winding-up and dissolution;

  •
  on parity with our Series A Preferred Stock, to the extent of the Series L Stated Value, and any other class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks on parity with the Series L Preferred Stock as to rights on our liquidation, winding-up and dissolution; and

  •
  junior to our Series A Preferred Stock and Common Stock, to the extent of the Initial Dividend, in both instances with respect to any accrued and unpaid Series L Preferred Distributions (as defined herein), and each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks senior to the Series L Preferred Stock as to rights on our liquidation, winding-up and dissolution.

        Our Series L Preferred Stock ranks, with respect to distribution rights:

  •
  senior to our Common Stock, except with respect to and only to the extent of the Initial Dividend as described below, and senior to any other class or series of our capital stock, the terms of which expressly provide that our Series L Preferred Stock ranks senior to such class or series as to distribution rights;

  •
  on parity with each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks on parity with the Series L Preferred Stock as to distribution rights; and

  •
  junior to our Series A Preferred Stock, our Common Stock with respect to and only to the extent of the Initial Dividend as described below, and any other class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks senior to the Series L Preferred Stock as to distribution rights.

        In addition, as an equity security, our Series L Preferred Stock is junior to all our existing and future debt obligations.

        Stated Value.    Each share of Series L Preferred Stock will have an initial "Series L Stated Value" of 100 ILS per share of Series L Preferred Stock, which ILS will be converted for all purposes of computations based on stated value (e.g., amounts of distributions, redemption price, etc.) to U.S. dollars, or USD, at an exchange rate, which we refer to as the Initial Exchange Rate, equal to the weighted average of the ILS/USD exchange rates of all the transactions as determined and completed by the Bank(s) through which the proceeds from the offering that are not used to pay expenses denominated in ILS (including, at the option of the Company, fees due to Leumi pursuant to the Distribution Agreement, the early commitment fee and the Offering Coordinator's fee) are converted to USD no later than 11:59 p.m. Israel Time on the first TASE Trading Day following the Date of Issuance (as defined in "Plan of Distribution" in this prospectus). On the Date of Issuance, the Company will publish in a Form 8-K filed with the SEC (or, at the Company's option, a press release) and an Immediate Report filed with the ISA the date on which the conversion of proceeds is expected to occur. For purposes of all exchange rate applications, the "Bank" means, at the selection of the

Company for a given transaction, one of the commercial banks (including their subsidiaries) or foreign bank branches as published from time to time by the Bank of Israel on its website. We will bear all fees and commissions with respect to the conversion services provided by any Bank in connection with distributions, redemption or liquidation.

        The Company will publish (a) the Initial Exchange Rate and (b) the initial Series L Stated Value as converted to USD at the Initial Exchange Rate in a Form 8-K filed with the SEC and an Immediate Report filed with the ISA after consummation of the offering. Following issuance, the Series L Stated Value will be subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series L Preferred Stock, as set forth in the Articles Supplementary for our Series L Preferred Stock.

        Distributions.    Subject to the discussion below, the holders of our Series L Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash distributions in ILS on each share of Series L Preferred Stock at an annual rate of 5.5 percent (5.5%), subject to increase as described below, of the Series L Stated Value (as converted to USD at the Initial Exchange Rate), which annual amount we refer to as the Series L Preferred Distribution. Subject to the discussion below, the Series L Preferred Distribution, if declared for any given year, will be paid annually on the Series L Preferred Distribution Payment Date to holders of record of our Series L Preferred Stock as of the close of business on the record date. At the time we declare the Series L Preferred Distribution for a given year, we will announce a record date for such Series L Preferred Distribution that is no earlier than five TASE Trading Days following the date of such declaration and no later than December 31 of such year, which date we refer to as the Series L Distribution Record Date. The "Series L Preferred Distribution Payment Date" will be, at the selection of the Company, a date no earlier than December 1 of the year for which such distribution was declared and no later than January 31 of the year following the year for which such distribution was declared. Notwithstanding the foregoing, the first Series L Preferred Distribution shall not be payable until January 2019 and will represent accrual of dividends for longer than one year, covering the period from, and including, the Closing Day (as defined in "Plan of Distribution" in this prospectus) to December 31, 2018. Prior to declaring and paying the first Series L Preferred Distribution, the Company will declare and pay the Initial Dividend (as described below) for the entire year of 2018.

        The timing and amount of any payment, in part or in full, of the Series L Preferred Distribution will be determined by our Board of Directors, in its sole discretion, and may vary from time to time. We do not expect to declare and pay any Series L Preferred Distribution to the extent prohibited by applicable law or our charter or our results of operations, our general financing conditions, general economic conditions or other factors make it imprudent to do so. However, if the Company fails to pay the Series L Preferred Distribution for a given year in full on the Series L Preferred Distribution Payment Date (or fails to declare such Series L Preferred Distribution), the annual rate of the Series L Preferred Distribution will increase by 1 percent (1.0%) effective beginning January 1 of the year following the year for which such distribution was not paid in full, up to a maximum dividend rate of 8.5 percent (8.5%) per annum. Such increased annual rate of the Series L Preferred Distribution will continue until the next year thereafter in which the Series L Preferred Distribution for all past dividend periods has been paid in full as of January 31 of such year, in which case the dividend rate will revert to 5.5 percent (5.5%) per annum effective as of January 1 of such year. The Company, in its sole discretion, may at any time set a record date and/or a payment date for any part of or all Series L Preferred Distributions in arrears that differs from the Series L Distribution Record Date or the Series L Preferred Distribution Payment Date, respectively.

        We will declare the amount of the Series L Preferred Distribution, if any, in USD during the fourth quarter of the calendar year and no later than December 15. On the Series L Preferred Distribution Payment Date, holders will receive payment, in ILS, at an exchange rate, which we refer to as the Current Exchange Rate, equal to the weighted average of the USD/ILS exchange rates of all the transactions (which shall be one or more) completed by the Bank(s) through which the payment is converted to ILS on the third TASE Trading Day, which we define to mean any day on which the TASE is open for trading, preceding the Series L Preferred Distribution Payment Date. The Company will file an Immediate Report with the ISA (provided that our Series L Preferred Stock is listed on the TASE), and will issue a press release or publish on its website a notice, detailing the exact amount of the Series L Preferred Distribution, in ILS, to be paid no later than two TASE Trading Days prior to the Series L Preferred Distribution Payment Date.

        The Series L Preferred Distribution will be subordinated to the payment of dividends on our Common Stock and our Series A Preferred Stock as follows. We will be permitted to pay the Series L Preferred Distribution, if any, out of legally available funds in respect of a given fiscal year only if certain conditions, which we refer to as the Series L Distribution Conditions, are satisfied:

  •
  we must have declared the entire Initial Dividend (as described below), if any, with respect to our Common Stock for such fiscal year;

  •
  we must have declared and paid (or declared and set apart for payment) full cumulative dividends equal to the amount of all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods; and

  •
  we must have paid in such fiscal year dividends on our Common Stock in an amount equal to or greater than the product of (i) the Initial Dividend multiplied by (ii) a fraction, the numerator of which is the number of quarters that have passed since the beginning of the year (including the current quarter) and the denominator of which is 4.

        We expect that, in accordance with the Articles Supplementary for our Series L Preferred Stock, our Board of Directors will, in its sole discretion and subject to applicable law, authorize at the end of each fiscal year a minimum annual dividend, in USD, on shares of our Common Stock for the following fiscal year, which we refer to as the Initial Dividend. While there are no limitations on the maximum amount of the Initial Dividend that can be paid in a particular year, it is our intention that we would not announce an Initial Dividend for any given year that, based on the information then reasonably available to us at the time of announcement, we believe would cause us to be unable to make a future distribution on our Series L Preferred Stock or on any other outstanding share of preferred stock. With respect to any fiscal year, dividends declared and paid on our Common Stock at any time during that year will be deemed to constitute the Initial Dividend for such fiscal year until Common Stock dividends for such fiscal year have equaled such Initial Dividend. The record and payment dates with respect to any Common Stock dividends (including dividends that will be deemed to constitute the Initial Dividend for a given year, if any) will be set during such year in accordance with Maryland law, and we will not declare or pay any such Common Stock dividends to the extent prohibited by applicable law or our charter.

        However, the Initial Dividend will be $0 USD for any year in which:

  •
  our Board of Directors does not authorize or we do not announce the Initial Dividend;

  •
  any amount of the Series L Preferred Distribution was in arrears and such amount had not been declared as of the last day of the preceding year;

  •
  the Series L Preferred Distribution was not declared as of the last day of the preceding year; or

  •
  the Leverage Ratio as of November 30 of the prior year exceeded 60%. The "Leverage Ratio" is the amount, expressed as a percentage, of Debt of the Company divided by Total Assets of the Company.

        "Debt" means with respect to the Company and its consolidated subsidiaries, determined in accordance with generally accepted accounting principles (GAAP), and to the extent listed as debt on the balance sheet of the Company, without duplication, the aggregate amount of all outstanding debt for borrowed money issued under bonds, notes, loan agreements or similar instruments, net of all cash and cash equivalents of the Company and its subsidiaries. In no event (and for the avoidance of doubt) shall "Debt" include (i) issued and undrawn letters of credit, (ii) cash collateralized letters of credit, (iii) earn-out obligations and (iv) capital leases or operating leases. In no event shall the allocable portion of "Debt" of any entity at which the "Debt" is incurred exceed the Company's direct or indirect equity ownership percentage of such entity or, for the avoidance of doubt, include the "Debt" of any person the investment in which is accounted for under the equity method. "Total Assets" means the fair value of the assets of the Company and its subsidiaries (on a consolidated basis) as determined by the Company consistent with the calculation of the Company's net asset value, or NAV, as most recently published by the Company, as modified from time to time. The Company's good faith determination of the aggregate amount of "Debt" and "Total Assets" at any time shall be binding absent manifest error.

        The Series L Preferred Distributions will accrue, in USD, and are cumulative from the Closing Day and will be paid on the basis of a 360-day year consisting of twelve 30-day months. The Series L Preferred Distributions will accrue whether or not (i) we have earnings, (ii) the Initial Dividend has been declared or paid, (iii) there are funds legally available for the payment of such distributions and (iv) such distributions are authorized by our Board of Directors or declared by us. Accrued and unpaid Series L Preferred Distributions will not bear interest and will not increase the Series L Stated Value. Notwithstanding the foregoing provisions, in connection with any redemption of shares of our Series L Preferred Stock, the Series L Preferred Distributions for such shares will cease to accrue following the last day of the quarter in which the notice of redemption is given, even though the redemption price will be paid at a later date as described in "—Redemption at the Option of a Holder" and "—Redemption at the Option of the Company", as applicable.

        Holders of shares of our Series L Preferred Stock are not entitled to any distribution in excess of full cumulative Series L Preferred Distributions on such shares. Unless full cumulative Series L Preferred Distributions for all prior years have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

  •
  declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to the Series L Preferred Stock as to the distribution rights or rights on our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our Common Stock other than in amounts up to but not exceeding the Initial Dividend, if any, or any class or series of our stock ranking junior to or on parity with the Series L Preferred Stock as to distribution rights for any period; or

  •
  except by conversion into or exchange for shares of stock ranking junior to the Series L Preferred Stock as to distribution rights or rights on our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any Common Stock or any class or series of our stock ranking junior to or on parity with the Series L Preferred Stock as to distribution rights.

        To the extent necessary to preserve our status as a REIT, the foregoing sentence, however, will not prohibit declaring or paying or setting apart for payment any dividend or other distribution on the

Common Stock or the redemption of our capital stock pursuant to the restrictions on ownership and transfer contained in our charter.

        Redemption at the Option of a Holder.    From and after the fifth anniversary of the Closing Day (or earlier, as provided in the following paragraph), each holder will have the right to require the Company to redeem all or any of the shares of Series L Preferred Stock held by such holder at a redemption price equal to 100% of the Series L Stated Value (as converted to USD at the Initial Exchange Rate) plus, provided the Series L Distribution Conditions are satisfied at the effective time of redemption and the Company is otherwise permitted to pay Series L Preferred Distributions, any accrued and unpaid Series L Preferred Distributions through and including the effective date of the redemption (provided, however, that any declared Series L Preferred Distribution for which a Series L Distribution Record Date occurs before the declared effective date of the redemption will not constitute a portion of the redemption price and will instead be paid instead on the applicable Series L Preferred Distribution Payment Date to the holder of record at the close of business on such Series L Distribution Record Date).

        Notwithstanding the foregoing, a holder will have the right to require the Company, subject to the provisions of applicable law and our charter, to redeem all or any shares of Series L Preferred Stock held by such holder on a quarterly basis at any time prior to the fifth anniversary of the Closing Day if the Company does not declare the Series L Preferred Distribution in December 2018 and/or, thereafter, declare and pay in full the Series L Preferred Distribution for any subsequent years prior to such fifth anniversary and provided that the Company does not declare and pay all accrued and unpaid Series L Preferred Distributions prior to the effective date of such redemption. The redemption price in the event of such early redemption will be equal to 100% of the Series L Stated Value (as converted to USD at the Initial Exchange Rate) plus, provided the Series L Distribution Conditions are satisfied at the effective time of redemption and the Company is otherwise permitted to pay Series L Preferred Distributions, any accrued and unpaid Series L Preferred Distributions through and including the effective date of the redemption (provided, however, that any Series L Preferred Distribution for which the Series L Distribution Record Date occurs before the effective date of such redemption and the Series L Preferred Distribution Payment Date occurs after the effective date of such redemption will be payable instead to the holder of record at the close of business on such Series L Distribution Record Date).

        A holder that requests the Company to redeem its shares of Series L Preferred Stock at a time when the Series L Distribution Conditions are not satisfied will forfeit any accrued and unpaid Series L Preferred Distributions as of the effective date of redemption. The Company will provide advance notice to holders of Series L Preferred Stock by filing an Immediate Report with the ISA (provided that our Series L Preferred Stock is listed on the TASE) and will issue a press release or publish on its website a notice, prior to the Quarterly Redemption Window (as described below) if the Company will not be able to satisfy the Series L Distribution Conditions for a given quarter, which notice we refer to as the Condition Announcement.

        Holders of our Series L Preferred Stock who hold their shares through a TASE member may exercise their redemption rights by delivering written notice to their respective TASE members during the six-day redemption period from and including the 15th day to and including the 20th day of the final month of a given quarter (March, June, September or December), which period we refer to as the Quarterly Redemption Window. Investors who do not hold their shares of Series L Preferred Stock through a TASE member must deliver written notice of redemption during the Quarterly Redemption Window directly to CMCT at an address announced by CMCT prior to the Quarterly Redemption Window. Any redemption by a holder will be effective as of the last day of the quarter in which notice is timely delivered to a TASE member or CMCT, as applicable. Following the effective date of the redemption, such shares of Series L Preferred Stock so redeemed will no longer be deemed outstanding and the sole right of a holder with respect to such shares of Series L Preferred Stock will be the right to receive the redemption payment for such shares on the Holder Redemption Payment Date.

        TASE members and other brokers will deliver written any redemption notices timely received from their clients for a given quarter to Bank Leumi Le-Israel B.M., or any other TASE member we designate as a replacement, which we refer to as the Redemption Coordinator, no later than the first TASE Trading Day following the Quarterly Redemption Window. The Redemption Coordinator will prepare a report of the notices of redemption received during each quarter and will provide such report to the Company no later than two TASE Trading Days following the Quarterly Redemption Window. In the event we replace the Redemption Coordinator, we will file an Immediate Report with the ISA (provided that our Series L Preferred Stock is listed on the TASE) and issue a press release or publish on our website a notice of such change.

        No later than the tenth day following the end of the quarter in which any holder exercises its right to redeem shares of Series L Preferred Stock, we will file an Immediate Report with the ISA (provided that our Series L Preferred Stock is listed on the TASE), and will issue a press release or publish on our website a notice, detailing the number of shares to be redeemed and the method of payment (cash, our Common Stock or a combination thereof). The Company will file an Immediate Report with the ISA (provided that our Series L Preferred Stock is listed on the TASE), and will issue a press release or publish on its website a notice, indicating the exact amount of cash, in ILS, to be paid and/or the aggregate number of shares of Common Stock to be issued with respect to such redemption no later than two TASE Trading Days prior to the Holder Redemption Payment Date (as described below).

        The redemption price will be paid by the Company to any holder that exercises its right to redeem shares of Series L Preferred Stock in a given quarter on the applicable Holder Redemption Payment Date. The Holder Redemption Payment Date for a given quarter is, (i) with respect to each of the first three quarters of the year, the 18th day of month following the end of such quarter (April 18, July 18, or October 18, as applicable) and (ii) with respect to the fourth quarter of the year, the Series L Preferred Distribution Payment Date occurring in the following January or, if none, such other date in the following January announced by the Company.

        If a holder of shares of Series L Preferred Stock exercises its redemption right, we will pay the redemption price, at our option and in our sole discretion, except as provided below, in accordance with one of the following mechanisms:

  1)
  in cash in ILS, based on the Current Exchange Rate on the third TASE Trading Day preceding the Holder Redemption Payment Date;

  2)
  in equal value through the issuance of shares of Common Stock, with such value of Common Stock to be determined based on the lower of (i) our NAV per share of our Common Stock as most recently published by the Company as of the effective date of redemption and (ii) the Aggregate VWAP of our Common Stock (as defined below); or

  3)
  in a combination of cash, in ILS, and our Common Stock, based on the conversion mechanisms set forth above.

        However, if at the time of redemption by the holder any amount of dividends on our shares of Series A Preferred Stock is in arrears, or we are otherwise restricted by our charter or applicable law from paying the redemption price in cash, we will pay the redemption price in Common Stock based on the conversion mechanism set forth in (2) above. The Company will not pay any portion of the redemption price related to accrued and unpaid distributions if the Series L Distribution Conditions are not satisfied or the Company is otherwise not permitted to pay the Series L Preferred Distribution, in such case as of the effective date of the redemption.

        If we elect to pay the redemption price in accordance with the mechanism set forth in (2) above at a time when our Common Stock is trading above our NAV per share of our Common Stock, investors will be paid a premium to the Series L Stated Value on shares of Series L Preferred Stock so redeemed since the number of shares of Common Stock received will be based on our NAV per share of our Common Stock (which, at such time, would be below the market value of our Common Stock). On the contrary, if our Common Stock is trading below or at our NAV per share of our Common Stock, investors will receive in exchange for their shares of Series L Preferred Stock so redeemed a number of shares of Common Stock equal to the Series L Stated Value based on the Aggregate VWAP of our Common Stock.

        The "Aggregate VWAP" of our Common Stock, for purposes of redemption of our Series L Preferred Stock, is equal to the quotient of (a) the sum of (i) the volume-weighted average per share price of our Common Stock based on all the transactions executed on the Applicable Dual-Listing Exchange (as defined below) for the 20 days on which such Applicable Dual-Listing Exchange or the TASE is open for trading prior to the end of the quarter in which such redemption is effective, multiplied by the total number of shares of Common Stock traded on the Applicable Dual-Listing Exchange during such period, plus (ii) the volume-weighted average per share price of shares of our Common Stock based on all the transactions executed on the TASE, using daily share prices as converted to USD at the then prevailing representative exchange rate published by the Bank of Israel on its website for the purpose of such day, for the 20 days on which the Applicable Dual-Listing Exchange or the TASE is open for trading prior to the end of the quarter in which such redemption is effective, multiplied by the total number of shares traded on the TASE during such period, divided by (b) the total number of shares of Common Stock traded on the Applicable Dual-Listing Exchange and the TASE for purposes of the above calculations. If any such volume-weighted average price of our Common Stock used for calculation of Aggregate VWAP is unavailable for one or more days during the period of calculation, the volume-weighted average price for such day will be deemed equal to the market value of one share of our Common Stock on such trading day, as determined by our Company in a commercially reasonable manner, using a volume-weighted average price method. The Applicable Dual-Listing Exchange, which will initially be NASDAQ, at any given time, is the non-Israeli securities exchange on which our Series L Preferred Stock is listed for trading at such time and which exchange is recognized as an eligible exchange under the "Dual-Listing Regime" of Chapter E3 of the Israeli Securities Law (as such regulation may be further amended or restated).

        Our obligation to redeem any shares of our Series L Preferred Stock is limited to the extent that (i) we have sufficient funds available to fund any such redemption, in which case we will be required to redeem with shares of Common Stock, or (ii) we are restricted by applicable law, our charter, including the terms of our Series A Preferred Stock, or contractual obligations from making such redemption.

        Redemption at the Option of the Company.    We will have the right to redeem any or all shares of our Series L Preferred Stock from and after the fifth anniversary of the date of original issuance of the shares of our Series L Preferred Stock. We may redeem such shares at a redemption price equal to 100% of the Series L Stated Value (as converted to USD at the Initial Exchange Rate) plus any accrued and unpaid Series L Preferred Distributions through and including the last day of the quarter in which the Company Redemption Notice Date (as defined below) for such redemption occurs, which date we refer to as the "Redemption Cutoff Date" (provided, however, that any declared Series L Preferred Distribution for which a Series L Distribution Record Date occurs before the Distribution Cutoff Date will not constitute a portion of the redemption price and will instead be paid on the applicable Series L Preferred Distribution Payment Date to the holder of record at the close of business on such Series L Distribution Record Date). Any redemption of shares of Series L Preferred Stock at the election of the Company will be effective as of the Company Redemption Record Date (as defined below). Following the Company Redemption Record Date, such shares of Series L Preferred Stock so redeemed will no longer be deemed outstanding and the sole right of a holder with respect to such shares of Series L Preferred Stock will be the right to receive the redemption payment (which will not include any distributions that accrue after the Distribution Cutoff Date) for such shares on the Company Redemption Payment Date (as defined below). We shall make no payment or allowance for distributions that accrue after the Distribution Cutoff Date on Series L Preferred Stock for which a notice of redemption has been given.

        We have the right, at our option and in our sole discretion, to pay the redemption price in accordance with one of the following mechanisms:

  1)
  in cash in ILS, based on the Current Exchange Rate on the third TASE Trading Day preceding the Company Redemption Payment Date;

  2)
  in equal value through the issuance of shares of Common Stock, with such value of Common Stock to be determined based on the lower of (i) our NAV per share of our Common Stock as most recently published by the Company as of the effective date of redemption and (ii) the Aggregate VWAP of our Common Stock; or

  3)
  in a combination of cash, in ILS, and our Common Stock, based on the conversion mechanisms set forth above.

        If we elect to pay the redemption price in accordance with the mechanism set forth in (2) above at a time when our Common Stock is trading above our NAV per share of our Common Stock, investors will be paid a premium to the Series L Stated Value on shares of Series L Preferred Stock so redeemed since the number of shares of Common Stock received will be based on our NAV per share of our Common Stock (which, at such time, would be below the market value of our Common Stock). On the contrary, if our Common Stock is trading below or at our NAV per share of our Common Stock, investors will receive in exchange for their shares of Series L Preferred Stock so redeemed a number of shares of Common Stock equal to the Series L Stated Value based on the Aggregate VWAP of our Common Stock.

        If for any given quarter the Series L Distribution Conditions are not met or the Series L Preferred Distribution is in arrears as of the Distribution Cutoff Date, we will not be able to exercise our redemption right as the redemption price includes accrued and unpaid Series L Preferred Distributions through and including the Distribution Cutoff Date.

        If fewer than all the outstanding shares of Series L Preferred Stock are to be redeemed, the Company will select those shares to be redeemed pro rata.

        We may exercise our redemption right by, no later than five days prior to the end of the quarter preceding the quarter in which the redemption will occur, filing an Immediate Report with the ISA (provided that our Series L Preferred Stock is listed on the TASE), and issuing a press release or publishing on our website a notice detailing the number of shares to be redeemed and the method of payment (cash, our Common Stock or a combination thereof), such date of notice we refer to as the Company Redemption Notice Date. The Company will file an Immediate Report with the ISA (provided that our Series L Preferred Stock is listed on the TASE) and will issue a press release or publish on its website a notice, indicating the exact amount of cash, in ILS, to be paid and/or the aggregate number of shares of Common Stock to be issued with respect to such redemption no later than the second TASE Trading Day prior to the Company Redemption Payment Date.

        Any redemption at our option of shares of our Series L Preferred Stock will apply to holders of record of our Series L Preferred Stock as of the close of business on the Company Redemption Record Date, which for a given quarter is, (i) with respect to each of the first three quarters of the year, the first TASE Trading Day following the Holder Redemption Payment Date occurring in the quarter following the Distribution Cutoff Date and (ii) with respect to the fourth quarter of the year, the first TASE Trading Day following the Series L Preferred Distribution Payment Date occurring in the following January or, if none, such other date in the following January announced by the Company. The redemption price will be paid by the Company on the Company Redemption Payment Date, in exchange for the redeemed shares (which will be transferred from the holder of such shares, by its TASE member and the TASE or other broker to the transfer agent, as such terms are defined in "Plan of Distribution" in this prospectus). The Company Redemption Payment Date is the later of (i) the twelfth day following the Company Redemption Record Date (or, if such date is not a TASE Trading Day, the following TASE Trading Day) and (ii) the seventeenth day following the Company Redemption Notice Date. On or prior to the Company Redemption Payment Date, we will deliver a written or electronic notice of the redemption to the record holders of shares of Series L Preferred Stock as of the close of business on the Company Redemption Record Date.

        If full cumulative Series L Preferred Distributions on all outstanding shares of Series L Preferred Stock have not been declared and paid or declared and set apart for payment for all past annual periods, except as provided by the restrictions on ownership and transfer set forth in our charter, neither the Company nor any of its affiliates may purchase or otherwise acquire shares of Series L Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series L Preferred Stock.

        Fixed Charge Coverage Ratio.    Prior to the fifth anniversary of the date of original issuance of shares of our Series L Preferred Stock, we will not be permitted to issue any preferred stock ranking senior to or on parity with the Series L Preferred Stock with respect to the payment of dividends, other distributions, liquidation, and/or dissolution or winding up of the Company unless the Minimum Fixed Charge Coverage Ratio (as defined below) is equal to or greater than 1.25:1.00 as of the last day of the Calculation Period (as defined below). The Company's good faith determination of an applicable Minimum Fixed Charge Coverage Ratio shall be binding absent manifest error for purposes of this restriction.

        The "Minimum Fixed Charge Coverage Ratio" equals, for a given Calculation Period, the ratio of (1) EBITDA (as defined below) to (2) Fixed Charges (as defined below), in each case calculated after giving effect on a Pro Forma Basis (as defined below) to any Pro Forma Transaction (as defined below). The "Calculation Period" means with respect to a proposed issuance, the trailing 12-month period ending on the last day of the quarter preceding the date of such issuance.

        For purposes of this subsection, the "Companies" means the Company and its Subsidiaries, where a "Subsidiary" is any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, by the Company. For purposes of this subsection, "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, permitted joint venture, governmental authority or other entity of whatever nature, whether public or private. For purposes of this subsection, "GAAP" means generally accepted accounting principles in the United States that are applicable to the circumstances as of the date of determination, consistently applied.

        "EBITDA" means, for any Calculation Period, without duplication, an amount equal to the sum of (a) Consolidated Net Income (as defined below) for such period (including the Companies' Ownership Share (as defined below) of any items described below of each Unconsolidated Affiliate (as defined below)), plus (b) to the extent deducted in calculating such Consolidated Net Income, (i) Consolidated Interest Expense (plus, to the extent not already included in such Consolidated Interest Expense, amortization of deferred financing costs), (ii) the provision for federal, state, local and foreign income taxes of the Companies, (iii) non-cash charges and expenses of the Companies reducing Consolidated

Net Income for such period (excluding any non-cash charge or expense that results in an accrual of a reserve for a cash charge in any future period), (iv) the Companies' Ownership Share of non-cash charges and expenses of Unconsolidated Affiliates (excluding any non-cash charge or expense that results in an accrual of a reserve for a cash charge in any future period), (v) acquisition closing costs of the Companies that were capitalized prior to FAS 141-R reducing such Consolidated Net Income, (vi) depreciation and amortization expense of the Companies and asset write downs and write offs (including in respect of goodwill and intangible assets), (vii) one-time costs and expenses relating to the effectiveness of any credit arrangements and the transactions relating thereto and (viii) proceeds of rent loss and business interruption insurance received by the Companies, less (c) non-cash items of the Companies increasing such Consolidated Net Income (other than the reversal of any accrual of a reserve referred to in the parenthetical in clause (b)(iii) of this definition, except to the extent such reversal results from a cash payment).

  •
  "Consolidated Interest Expense" means, with respect to a given period, without duplication, the sum of (a) total interest expense (including, for the avoidance of doubt, capitalized interest) of the Companies for such period determined on a consolidated basis in accordance with GAAP, plus (b) the Companies' Ownership Share of total interest expense (including, for the avoidance of doubt, capitalized interest) of each Unconsolidated Affiliate for such period determined in accordance with GAAP; provided, however, that Consolidated Interest Expense shall be reduced by (i) any cash interest income received by the Companies during such period not otherwise included in the Consolidated Net Income for such period and (ii) the net amount of cash payments received by the Companies under interest rate swap agreements during such period. Consolidated Interest Expense shall (a) be determined without regard to the effects thereon of (i) FASB ASC-860 with respect to non-cash portion of interest expense arising from transfer or servicing of financial assets and FASB ASC 470-20 with respect to the non-cash portion of interest expense attributable to convertible indebtedness and (ii) non-cash charges including, but not limited to, the amortization of debt issue costs, premiums, discounts, intangible assets, or intangible liabilities, or any non-cash charges or write-offs related to the restructuring, modification or extinguishment of debt in accordance with FASB ASC 470-50 or FASB ASC 470-60, and (b) exclude onetime cash payments including, but not limited to, debt issue costs, pre-payment penalties, defeasance, yield maintenance, legal costs.

  •
  "Consolidated Net Income" means, with respect to a given period, the sum of (a) the net income (or loss) of the Companies for such period determined on a consolidated basis in accordance with GAAP, excluding any extraordinary, unusual or non-recurring gain (or extraordinary, unusual or non-recurring loss) realized during such period by the Company, plus (b) the Companies' Ownership Share of the net income (or loss) of each Unconsolidated Affiliate for such period determined in accordance with GAAP, excluding any extraordinary or non-recurring gain (or extraordinary or non-recurring loss) realized during such period by such Unconsolidated Affiliate.

  •
  "Unconsolidated Affiliate" means any Person (a) in which the Company, directly or indirectly, holds an Equity Interest, which investment is accounted for in the consolidated financial statements of the Companies on an equity basis of accounting and (b) whose financial results are not consolidated with the financial results of the Companies under GAAP. Notwithstanding anything to the contrary contained in this prospectus, any Person in which the Company is the beneficial owner, directly or indirectly, of 50% or less of each class of Equity Interests of such Person shall be deemed to be an Unconsolidated Affiliate.

  •
  "Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

  •
  "Ownership Share" means, with respect to any Unconsolidated Affiliate of the Company as of a given date, the Company's pro rata share of the liabilities or assets, as the case may be, of such Unconsolidated Affiliate determined in accordance with GAAP, which shall be calculated as the greater of (a) the Company's direct or indirect nominal capital ownership interest in such Unconsolidated Affiliate as set forth in the organization documents of such Unconsolidated Affiliate, and (b) the Company's direct or indirect economic ownership interest in such Unconsolidated Affiliate reflecting the Company's current allocable share of income and expenses of such Unconsolidated Affiliate, in each case as of such date.

        "Fixed Charges" means, for any Person for any period, the sum, without duplication, of (a) Consolidated Interest Expense, (b) scheduled payments of principal on Consolidated Total Indebtedness (as defined below) (excluding any balloon, bullet or similar payments payable on maturity of any such Consolidated Total Indebtedness), (c) the amount of cash dividends paid or required to be paid by any Company (other than to another Company or in connection with any prepayment, redemption or purchase offer) during such period in respect of its preferred equity interests and (d) the Companies' Ownership Share of the amount of dividends or other distributions paid or required to be paid by any Unconsolidated Affiliate during such period in respect of its preferred equity interests (to Persons other than (i) the Company or (ii) an Unconsolidated Affiliate in which the percentage of equity interests of such Unconsolidated Affiliate owned by the Companies is greater than or equal to the percentage of equity interests owned by the Companies in the Unconsolidated Affiliate paying the dividend or other distribution).

  •
  "Consolidated Total Indebtedness" means, as of any date of determination, the sum, without duplication, of (a) the aggregate amount of all Indebtedness of the Companies that would be reflected on a consolidated balance sheet of the Companies as of such date, plus (b) the Companies' Ownership Share of the aggregate amount of all Indebtedness of each Unconsolidated Affiliate that would be reflected on a balance sheet of such Unconsolidated Affiliate.

  •
  "Indebtedness" generally includes, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any swap agreement; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, either (i) not past due for more than 90 days or (ii) being contested in good faith by appropriate proceedings diligently conducted); (e) indebtedness (excluding prepaid interest thereon) secured by a lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) amount of any Capitalized Lease (as defined below) as of any date; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest pursuant to a properly given notice, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (i) all guarantees of such Person in respect of any of the foregoing. For purposes of this definition: (A) Indebtedness of any Person shall include such Person's Ownership Share of the foregoing items and components attributable to Indebtedness (as set forth in clauses (a) through (g) above) of Unconsolidated Affiliates; (B) notwithstanding any of the foregoing, Indebtedness shall not include (1) current expenses and intercompany liabilities, (2) prepaid or deferred revenues arising in the ordinary course of business, including prepaid rent, (3) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (4) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (5) security deposits, (6) artificial financing obligations treated as liability under GAAP related to sales of real estate accounted for under FASB ASC 360-20 under financing or deposit method and (7) artificial financing obligations treated as liability under GAAP related to sale leaseback transactions that do not meet the requirements to account for the sale leaseback under FASB ASC 840-40; and (C) the amount of any net obligation under any swap agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. For the avoidance of doubt, the transferred portion of a loan under the SBA 7(a) Program (as defined in "Policies With Respect to Certain Activities" in this prospectus) that is accounted for in accordance with GAAP as a secured borrowing rather than a sale shall not be Indebtedness.

    •
    "Capitalized Lease" means any lease that is not an operating lease in accordance with FASB ASC 840-10 or FASB ASC 842-10.

    •
    "Swap Termination Value" means, in respect of a swap agreement, after taking into account the effect of any legally enforceable netting agreement relating to such swap agreement, (a) for any date on or after the date such swap agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the immediately preceding clause (a), the amounts determined as the mark-to-market value(s) for such swap agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in swap agreements.

  •
  "Pro Forma Basis" means, for purposes of calculating compliance with the Minimum Fixed Charge Coverage Ratio in respect of a proposed Pro Forma Transaction, such transaction shall be deemed to have occurred as of the first day of the four (4) fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such proposed Pro Forma Transaction, which period we refer to as the "Measuring Period."

  •
  "Pro Forma Transaction" means (a) any incurrence, assumption, retirement or repayment of Indebtedness, (b) any actual or contemplated issuance or redemption of preferred equity interests, (c) any direct or indirect disposition of any Person or property (including through a merger, dissolution, liquidation or consolidation thereof), or (d) the making of any investment in or any other acquisition of any Person (including by merger) or property (including any property for which a ground lease was entered into). In connection with any calculation relating to the Minimum Fixed Charge Coverage Ratio upon giving effect to a Pro Forma Transaction on a Pro Forma Basis for the applicable Measuring Period, in each case to the extent applicable:

  •
  (i) any Indebtedness (x) that is to be incurred in connection with such Pro Forma Transaction, and the aggregate amount of all other Indebtedness incurred since the last day of such Measuring Period, shall be included and deemed to have been incurred as of the first day of the applicable period, and (y) that is to be retired or repaid in connection with such Pro Forma Transaction, and the aggregate amount of all other Indebtedness retired or repaid since the last day of such Measuring Period, shall be excluded and deemed to have been retired as of the first day of such Measuring Period;

    •
    (ii) any preferred equity interest (x) that is to be issued in connection with such Pro Forma Transaction, and the aggregate amount of all other preferred equity interests issued since the last day of such Measuring Period, shall be included and deemed to have been incurred as of the first day of the applicable period, and (y) that is to be redeemed in connection with such Pro Forma Transaction, and the aggregate amount of all other preferred equity interests redeemed since the last day of such Measuring Period, shall be excluded and deemed to have been retired as of the first day of such Measuring Period; and

    •
    (iii) income statement items (whether positive or negative) attributable to (x) any Person or property being directly or indirectly disposed of or removed in connection with such Pro Forma Transaction, and all other Persons and properties directly or indirectly disposed of or removed since the last day of such Measuring Period, shall be excluded and (y) any Person or property being acquired in connection with such Pro Forma Transaction, and all other Persons and properties acquired since the last day of such Measuring Period, shall be included as of the first day of such Measuring Period.

        Fractional Shares.    No fractional shares of Common Stock will be issued upon redemption of any shares of Series L Preferred Stock. Rather, we shall round down to the nearest whole number the aggregate number of shares of Common Stock to be issued to a particular holder upon redemption in a given quarter and shall pay cash, in ILS, in an amount equal to the fractional interest multiplied by the Aggregate VWAP or NAV per share of our Common Stock, as applicable, used to determine the number of shares of Common Stock issuable upon redemption, as converted from USD (or the currency applicable to a Non-Israeli VWAP Exchange, selected at the option of the Company if more than one Non-Israeli VWAP Exchange exists at such time) to ILS at the exchange rate described in "—Redemption at the Option of a Holder" and "—Redemption at the Option of the Company" above.

        Liquidation Preference.    Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, after payment or provision for our debts and other liabilities, our funds legally available for distribution to our stockholders will be distributed as follows:

  •
  first, pro rata to (i) holders of our Series L Preferred Stock, in an amount per share equal to the Series L Stated Value, as converted to USD at the Initial Exchange Rate, (ii) holders of our Series A Preferred Stock, in an amount per share equal to the Series A Stated Value plus an amount equal to all accrued and unpaid dividends (whether or not declared) on our Series A Preferred Stock and (iii) holders of any other class or series of capital stock ranking on parity with our Series L Preferred Stock and Series A Preferred Stock with respect to rights upon our redemption, liquidation, winding-up or dissolution, to the extent provided by the terms of such class or series of capital stock;

  •
  second, to holders of our Common Stock in an amount equal to the amount of any unpaid Initial Dividend;

  •
  third, to holders of our Series L Preferred Stock in an amount equal to any accrued and unpaid Series L Preferred Distribution; and

  •
  fourth, to holders of our Common Stock and any other class or series of capital stock ranking junior to our Series L Preferred Stock.

        Any liquidation preference on our Series L Preferred Stock will be paid by the Company in ILS, based on the Current Exchange Rate on the last TASE Trading Day preceding the date of payment.

        If upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the available assets of the Company, or proceeds thereof, distributable among the holders of the Series L

Preferred Stock is insufficient to pay in full the above described liquidation preference and the liquidating payments on any shares of any class or series of stock ranking on parity to the Series L Preferred Stock as to amounts payable upon our liquidation, dissolution or winding up, including the Series A Preferred Stock, such stock we refer to as Liquidation Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of the Series L Preferred Stock and any such Liquidation Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series L Preferred Stock and any such Liquidation Parity Stock if all amounts payable thereon were paid in full.

        After payment of the full amount of the liquidating preference to which they are entitled, the holders of our shares of Series L Preferred Stock will have no right or claim to any of our remaining assets. The consolidation, merger or conversion of the Company with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Company, or the sale or transfer of all or substantially all of the assets or business of the Company or a statutory share exchange, will not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Company.

        In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under the MGCL, amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of the Series L Preferred Stock will not be added to our total liabilities.

        Voting Rights.    Our Series L Preferred Stock has no voting rights, and thus has no rights to vote on any dissolution, charter amendment, merger, sale of all or substantially all of our assets, share exchange or conversion. See "Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Dissolution, Amendment to the Charter and Other Extraordinary Actions."

        Exchange Listing.    Although we expect that our Series L Preferred Stock will be listed on NASDAQ under the symbol "CMCTP" and the TASE under the symbol "[    •    ]" on the first TASE Trading Day following the Date of Issuance, no assurance can be given that a trading market will develop.

Classification or Reclassification of Capital Stock

        Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of Common Stock or Preferred Stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our Common Stock or our Series L Preferred Stock, and authorizes us to issue the newly-classified shares. Prior to the issuance of shares of each new class or series, our Board of Directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and the terms of any other class or series of our stock then outstanding, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Our Board of Directors may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded or the terms of any other class or series of our stock. Therefore, our Board of Directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our Common Stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer of Capital Stock

        Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. Our charter contains a stock ownership limit which prohibits any person, unless exempted by our Board of Directors, from acquiring or holding, directly or indirectly, applying attribution rules under the Code, shares of our capital stock in excess of 9.8% in number of shares or value, whichever is more restrictive, of the aggregate of the outstanding shares of our stock or 9.8% of the number of shares or value, whichever is more restrictive, of the shares of our outstanding Common Stock. Pursuant to our charter, our Board of Directors has the power to increase or decrease the percentage of stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our stock is in excess of such decreased stock ownership limit until that person's percentage ownership of our stock equals or falls below the decreased stock ownership limit. Until such a person's percentage ownership of our stock falls below such decreased stock ownership limit, any further acquisition of stock will be in violation of the decreased stock ownership limit.

        Our charter further prohibits (1) any person from beneficially or constructively owning our stock that (i) would result in us being "closely held" under Section 856(h) of the Code (without regard to whether the shares are owned during the last half of a taxable year), (ii) would cause us to constructively own 10% or more of the ownership interests in a tenant of our real property within the meaning of Section 856(d)(2)(B) of the Code or (iii) would otherwise cause us to fail to qualify as a REIT, or (2) any person from transferring our stock if such transfer would result in our stock being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our stock that will or may violate any of the foregoing restrictions on transfer and ownership, or who is the intended transferee of shares of our stock that are transferred to the trust (as described below), is required to give written notice immediately to us or, in the event of a proposed or attempted transfer, at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transfer and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with such restrictions is no longer required in order for us to qualify as a REIT.

        Our Board of Directors, in its sole discretion, may exempt, prospectively or retroactively, a person from each of the foregoing restrictions except those listed under (1)(i), (iii) and (2) in the preceding paragraph. The person seeking an exemption must provide such representations, covenants and undertakings as our Board of Directors may deem appropriate to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our Board of Directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions. Our Board of Directors has waived the 9.8% ownership limit and the restrictions listed under (1)(ii) in the preceding paragraph for Urban Partners II, LLC, an affiliate of CIM Group, which we refer to as Urban II, CIM Urban REIT, LLC, which we refer to as CIM REIT, CIM Urban Partners GP, LLC, the Manager and persons owning a direct or indirect interest in Urban II, CIM REIT, CIM Urban Partners GP, LLC or the Manager.

        Any attempted transfer of shares of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares of our stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such stock. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on transfer and ownership contained in our charter, our charter provides that the purported transfer will be treated as invalid from the outset. Shares of stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of our stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares, or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owned by the proposed transferee to the trust.

        Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owned by the proposed transferee to the trust. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number or in value of the outstanding shares of our stock, including our Common Stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each beneficial or constructive owner and each person who is holding shares of our stock for such owner will, upon demand, be required to provide to us such information as we may request to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

        These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our Common Stock or might otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

        We expect the transfer agent and registrar for our shares of Series L Preferred Stock to be Computershare Trust Company, N.A. American Stock Transfer and Trust Company currently acts as the transfer agent and registrar for our Common Stock, Series A Preferred Stock and Series A Warrants.

Undertakings

        We undertake that, for so long as our Series L Preferred Stock is traded on the TASE, we will not delist our Common Stock from trading on the TASE pursuant to Section 35(AB) of the Israeli Securities Law; provided, however, the foregoing undertaking shall not preclude us from delisting (i) both our Common Stock and Series L Preferred Stock from trading on the TASE pursuant to section 35(AB) of the Israeli Securities Law or (ii) our Series L Preferred Stock from trading on the TASE.

        While we have no obligation to continue to list our Series L Preferred Stock for trading on the TASE, so long as our Series L Preferred Stock is listed for trading on the TASE, we undertake to the ISA not to apply to the Applicable Dual-Listing Exchange, on our own initiative, for the delisting of our Series L Preferred Stock from the Applicable Dual-Listing Exchange, other than as part of a merger, business combination, recapitalization, reorganization, liquidation or in any other similar transaction.

        If we become a "Reporting Corporation" as such term is defined in the Israeli Securities Law, unless otherwise approved by the ISA, we understand that we will be subject to the provisions of section 39A of the Israeli Securities Law. Section 39A of the Israeli Securities Law subjects a non-Israeli corporation whose shares are traded on the TASE to certain provisions of the Israeli Companies Law (principally, corporate governance provisions).

        We may change, modify or eliminate any of the foregoing undertakings with the approval of the ISA. In addition, the implementation of the undertakings is subject to interpretation and guidance from the ISA.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

        The following summary of certain provisions of the MGCL and our charter and bylaws contains the material terms of our charter and bylaws and is subject to, and qualified in its entirety by, reference to the MGCL and to our charter and bylaws. Our charter and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Our Board of Directors

        Our charter and bylaws provide that the number of directors may be established, increased or decreased by a majority of our entire Board of Directors, but may not be fewer than the minimum number required by the MGCL (which currently is one) or, unless our bylaws are amended, more than 25. Any vacancy on our Board of Directors, whether resulting from an increase in the number of directors or otherwise, may only be filled by the affirmative vote of a majority of the remaining directors, even if such a majority constitutes less than a quorum. Except as may be provided with respect to any class or series of our stock, at each annual meeting of our stockholders, each of our directors will be elected by the holders of our Common Stock to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies.

Removal of Directors

        Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, a director may be removed with or without cause and by the affirmative vote of at least two-thirds of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision, when coupled with the exclusive power of our Board of Directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

        Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

        Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  an act or omission of the director or officer was material to the matter giving rise to the proceeding and

  •
  was committed in bad faith or

  •
  was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or officer who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our Company and at our Company's request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, trustee, member, manager or partner and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us, subject to approval from our Board of Directors, to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and named executive officers. Each Indemnification Agreement provides that we will indemnify and hold harmless each such director or named executive officer to the fullest extent permitted by law.

Business Combinations

        Under the MGCL, certain "business combinations," including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an "interested stockholder" or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An "interested stockholder" is, generally, any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of the corporation.

        After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

        Under the MGCL, a person is not an "interested stockholder" if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation's board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

        We have elected to opt out of these provisions of the MGCL by resolution of our Board of Directors. However, our Board of Directors may by resolution elect to repeal the foregoing opt-outs from the business combination provisions of the MGCL.

Control Share Acquisitions

        The MGCL provides that a holder of "control shares" of a Maryland corporation acquired in a "control share acquisition" has no voting rights with respect to such shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding any of the following persons entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other such shares previously acquired, directly or indirectly, by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power.

        Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A "control share acquisition" means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an acquiring person statement (as described in the MGCL)), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

        If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition. If voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

        The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

        We have elected to opt out of these provisions of the MGCL pursuant to a provision in our bylaws. However, we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

  •
  a classified board consisting of three classes;

  •
  a two-thirds vote requirement for removing a director;

  •
  a requirement that the number of directors be fixed only by vote of the directors;

  •
  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

  •
  a majority stockholder vote requirement for the calling of a stockholder-requested special meeting of stockholders.

        Our charter provides that, except as may be provided by our Board of Directors in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our Board of Directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director from the Board of Directors, (2) vest in the Board of Directors the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and (3) require, unless called by the chairman of our Board of Directors, our president, our chief executive officer or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting. We have not elected to classify our board.

Dissolution, Amendment to the Charter and Other Extraordinary Actions

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or convert into another entity unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors, the indemnification of our officers and directors, restrictions on ownership and transfer of our stock or the vote required to amend such provisions. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Meetings of Stockholders

        Under our bylaws, annual meetings of holders of our Common Stock must be held each year at a date, time and place determined by our Board of Directors. Special meetings of holders of our Common Stock may be called by the chairman of our Board of Directors, our chief executive officer, our president and our Board of Directors. Subject to the provisions of our bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and provided the information and certifications required by our bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our Board of Directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors, or (3) by a holder of our Common Stock who was a stockholder of record at the time of giving notice and at the time of our annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our Board of Directors may be made only (a) by or at the direction of our Board of Directors, or (b) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by any holder of our Common Stock who was a stockholder of record at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of our investment policies and our policies with respect to certain other activities. These policies may be amended or revised from time to time by our Board of Directors without a vote of our stockholders.

Investment in Real Estate or Interests in Real Estate

        Our investment strategy is to continue to primarily invest in Class A and creative office investments in vibrant and improving urban communities throughout the United States in a manner that will allow us to increase our net asset value, and cash flows per share of Common Stock. Our investment strategy is centered around CIM's community qualification process. We believe this strategy provides us with a significant competitive advantage when making urban real estate investments. The qualification process generally takes between six months and five years and is a critical component of CIM's investment evaluation. CIM examines the characteristics of a market to determine whether the district justifies the extensive efforts CIM undertakes in reviewing and making potential investments in its Qualified Communities. Qualified Communities generally fall into one of two categories: (i) transitional urban districts that have dedicated resources to become vibrant urban communities and (ii) well-established, thriving urban areas (typically major central business districts). Qualified Communities are distinct districts which have dedicated resources to become or are currently vibrant communities where people can live, work, shop and be entertained-all within walking distance or close proximity to public transportation. These areas also generally have high barriers to entry, high population density, improving demographic trends and a propensity for growth. CIM believes that a vast majority of the risks associated with making real asset investments are mitigated by accumulating local market knowledge of the community where the investment lies. CIM typically spends significant time and resources qualifying targeted investment communities prior to making any acquisitions. Since 1994, CIM Group has qualified 110 communities and has deployed capital in 67 of these Qualified Communities. Although we may not invest exclusively in Qualified Communities, it is expected that most of our investments will be identified through this systematic process. Our investments may also include side-by-side investments in one or more CIM Group-managed funds as well as a side-by-side or direct investment in a CIM Group-managed debt fund that principally originates loans secured directly or indirectly by commercial real estate properties. Further, as part of our investment strategy, we may invest in or originate loans that are secured directly or indirectly by properties primarily located in Qualified Communities that meet our investment strategy.

        As a matter of prudent management, we also regularly evaluate each investment within our portfolio as well as our strategies. Such review may result in dispositions when an investment no longer fits our overall objectives or investment strategies or when our view of the market value of such investment is equal to or exceeds its intrinsic value. As a result of such review, we sold an office property in Santa Ana, California in November 2015; a hotel in Oakland, California in February 2016; a hotel in Los Angeles, California in July 2016; an office property in San Francisco, California in March 2017; two multifamily properties in Dallas, Texas in May 2017; an office property in Charlotte, North Carolina in June 2017; an office property and a parking garage in Sacramento, California in June 2017; a multifamily property in Dallas, Texas in June 2017; an office property in Washington, D.C. in August 2017; an office property in Los Angeles, California in September 2017; a multifamily property in New York, New York in September 2017; and an office property in Washington, D.C. in October 2017. In addition, we have entered into a purchase and sale agreement with an unrelated third party for the sale of a multifamily property in Houston, Texas, which is expected to close during the fourth quarter of 2017. Such review may result in additional dispositions from time to time. We are considering using a substantial portion of the net proceeds of such dispositions to provide liquidity to our common stockholders in 2017 at prices reflecting our NAV and cash flow prospects.

        In addition to the business described above, through the Small Business Administration's, or the SBA's, 7(a) Guaranteed Loan Program, which we refer to as the SBA 7(a) Program, we are a national lender that primarily originates loans to small businesses. We sell the portion of the loan that is guaranteed by the SBA. We identify loan origination opportunities through personal contacts, internet referrals, attendance at trade shows and meetings, direct mailings, advertisements in trade publications and other marketing methods. We also generate loans through referrals from real estate and loan brokers, franchise representatives, existing borrowers, lawyers and accountants.

        Other than as described above, we have no current plan to invest in debt or equity securities of other REITs, other entities engaged in real estate activities or securities of other issuers where such investment would be inconsistent with our investment objectives. However, subject to the percentage of ownership limitations and the income and asset tests necessary for REIT qualification, we may make such investments in the future, including for the purpose of exercising control over such entities. We have no current plan to invest in entities that are not engaged in real estate activities. We have not engaged in trading or underwriting of securities, and do not intend to do so as of the date of this prospectus.

        While we seek to provide periodic distributions and achieve long-term capital appreciation through increases in the value of our investments, we have not established a specific policy regarding the relative priority of these investment objectives.

        We currently have substantial borrowing capacity, and will likely finance our future activities through one or more of the following methods: (i) offerings of shares of Common Stock, preferred stock, senior unsecured securities, and/or other equity and debt securities; (ii) credit facilities and term loans; (iii) the addition of senior recourse or non-recourse debt using target acquisitions as well as existing investments as collateral; (iv) the sale of existing investments; and/or (v) cash flows from operations. During the prior three years, we have not offered our Common Stock or other securities in exchange for property, but may engage in such activities in the future. We expect to employ leverage levels that are comparable to those of other commercial REITs engaged in business strategies similar to our own.

        Subject to the limitations described in the "Risk Factors" section in our most recent Annual Report on Form 10-K for the year ended December 31, 2016, we believe that our insurance policy specifications and insured limits are appropriate and adequate given the relative risk of loss and the cost of the coverage.

        At September 30, 2017, the Company had a total of $20,799,000 in future obligations under leases to fund tenant improvements and other future construction obligations, inclusive of $2,445,000 of future obligations related to assets sold as of November 9, 2017. At September 30, 2017, $11,102,000 was funded to reserve accounts included in restricted cash on our consolidated balance sheet for these tenant improvement obligations in connection with the mortgage loan agreements entered into June 2016. Aside from these contractual obligations, as of the date of this prospectus, the Company has no current active plans for major renovation, improvement or development of the Company's properties, other than ongoing repair and maintenance. However, we may in the future decide to engage in such activities.

Investments in Real Estate Mortgages

        See "—Investment in Real Estate or Interests in Real Estate" above.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Investments in Other Securities

        See "—Investment in Real Estate or Interests in Real Estate" above.

Conflicts of Interest

        Our governing instruments do not restrict any of our directors, officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction in which we have an interest or from conducting, for their own account, business activities of the type we conduct. However, our code of business conduct and ethics contains a conflicts of interest policy that requires our directors, officers and employees, as well as employees, officers, directors and members of CIM and its affiliates who provide services to us, to avoid any conflict, or the appearance of a conflict between their personal interest and the interests of the Company and to advance the legitimate interest of the Company. Persons subject to our code of business conduct and ethics are prohibited from (i) taking for themselves personally (or direct to a third party) opportunities, including investment opportunities, discovered through the use of their positions with the Company or through use of the Company's property or information, (ii) using the Company's property, information or position for their personal gain or the gain of a family member or (iii) competing or preparing to compete with the Company.

        Additionally, our Board of Directors has adopted a written related person transaction policy. Under the policy, a "Related Person Transaction" includes certain transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and in which a related person had, has or will have a direct or indirect material interest.

        A "Related Person" is:

        Any person who was in any of the following categories during the applicable period:

  •
  a director or nominee for director;

  •
  any executive officer; or

  •
  any immediate family member of a director or executive officer, or of any nominee for director, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, or nominee for director and any person (other than a tenant or employee) sharing the household of such security holder.

        Any person who was in any of the following categories when a transaction in which such person had a direct or indirect material interest occurred or existed:

  •
  any person who is known to the Company to be the beneficial owner of more than 5% of our Common Stock; and

  •
  any immediate family member of any such security holder, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such security holder and any person (other than a tenant or employee) sharing the household of such security holder.

        A person who has a position or relationship within a firm, corporation or other entity that engages in a transaction with the Company will not be deemed to have an "indirect material interest" within the meaning of "Related Person Transaction" when the interest arises only:

  •
  from such person's position as a director of another corporation or organization that is a party to the transaction;

  •
  from the direct or indirect ownership by such person and all other persons specified in the definition of "Related Person" in the aggregate of less than 10% equity interest in another person (other than a partnership) which is a party to the transaction;

  •
  from both such position and ownership; or

  •
  from such person's position as a limited partner in a partnership in which the person and all other persons specified in the definition of "Related Person" have an interest of less than 10%, and the person is not a general partner of and does not hold another position in the partnership.

        Each of the Company's executive officers is encouraged to help identify any potential Related Person Transaction. If a new Related Person Transaction is identified, it will initially be brought to the attention of the Chief Financial Officer, who will then prepare a recommendation to our Board of Directors and/or a committee thereof regarding whether the proposed transaction is reasonable and fair to the Company.

        A committee comprised solely of independent directors, who are also independent of the Related Person Transaction in question, will determine whether to approve a Related Person Transaction. In general, the committee will only approve or ratify a Related Person Transaction if it determines, among other things, that the Related Person Transaction is reasonable and fair to the Company.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the taxation of CIM Commercial and the material U.S. federal income tax consequences to non-U.S. stockholders (as defined below) of acquiring, holding and disposing of our Series L Preferred Stock and Common Stock received upon redemption of Series L Preferred Stock. This discussion is for your general information only. For purposes of this section under the heading "Material U.S. Federal Income Tax Consequences," references to "CIM Commercial" mean only CIM Commercial Trust Corporation and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is not tax advice. The tax treatment of a holder will vary depending upon the holder's particular situation, and this summary addresses only holders that hold these securities as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This summary also does not address U.S. holders of Series L Preferred Stock and Common Stock.

        This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively. Changes in U.S. federal, state and local tax laws or regulations, with or without retroactive application, could have a negative effect on us. New legislation, U.S. Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT and/or the U.S. federal income tax consequences to our investors and to us of such qualification. In addition, recent events and the shortfall in tax revenues for states and municipalities in recent years may lead to an increase in the frequency and size of such tax law changes. Even changes that do not impose greater taxes on us could potentially result in adverse consequences to our stockholders. For example, a decrease in corporate tax rates could decrease the attractiveness of the REIT structure relative to companies that are not organized as REITs.

        If a partnership holds shares of stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares of stock should consult such partner's tax advisor with regard to the U.S. federal income tax treatment of an investment in the shares.

        We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling Series L Preferred Stock and Common Stock, including the federal, state, local and non-U.S. tax consequences of acquiring, owning and selling these securities in your particular circumstances and potential changes in applicable laws.

        As used in this section, the term "non-U.S. stockholder" means a holder of shares of Series L Preferred Stock or Common Stock who, for U.S. federal income tax purposes, is:

  •
  a nonresident alien individual;

  •
  a non-U.S. corporation;

  •
  a non-U.S. partnership; or

  •
  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis.

        In this section, references to "CIM Commercial stock" or "our stock" include Series L Preferred Stock and Common Stock, unless otherwise specified.

        The term "non-U.S. stockholder" does not include a holder of shares of Series L Preferred Stock or Common Stock where:

  •
  the gain of such holder is effectively connected with the conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Taxation of CIM Commercial as a REIT

        In the opinion of Sullivan & Cromwell LLP, commencing with its taxable year ending December 31, 2014, CIM Commercial has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for taxable years ending prior to the date hereof, and CIM Commercial's proposed method of operation will enable CIM Commercial to continue to meet the requirements for qualification and taxation as a REIT under the Code for subsequent taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court.

        In providing its opinion, Sullivan & Cromwell LLP is relying, without independent investigation, as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell LLP with respect to CIM Commercial and its subsidiary that is also a REIT, which we refer to as the REIT Subsidiary.

        CIM Commercial's qualification as a REIT under the Code will depend upon the continuing satisfaction by CIM Commercial and, given CIM Commercial's current ownership interests in the REIT Subsidiary, by the REIT Subsidiary, of requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while CIM Commercial intends to qualify to be taxed as a REIT for U.S. federal income tax purposes, the actual results of CIM Commercial or the REIT Subsidiary for any particular year might not satisfy these requirements. Neither Sullivan & Cromwell LLP nor any other law firm will monitor the compliance of CIM Commercial or the REIT Subsidiary with the requirements for REIT qualification on an ongoing basis.

        The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes material aspects of these sections of the Code.

        As a REIT, CIM Commercial generally will not have to pay U.S. federal corporate income taxes on CIM Commercial's net income that CIM Commercial currently distributes to its stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from investment in a regular corporation. CIM Commercial's dividends, however, generally will not be eligible for (i) the reduced rates of tax applicable to dividends received by non-corporate holders and (ii) the corporate dividends-received deduction.

        However, CIM Commercial may have to pay U.S. federal income tax as follows:

  •
  First, if CIM Commercial has any undistributed REIT taxable income, including undistributed net capital gains, CIM Commercial would have to pay tax at regular corporate rates on such income and gains.

  •
  Second, under certain circumstances, CIM Commercial may have to pay the alternative minimum tax on CIM Commercial's items of tax preference.

  •
  Third, if CIM Commercial has (a) net income from the sale or other disposition of "foreclosure property," as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, CIM Commercial would have to pay tax at the highest corporate rate on that income.

  •
  Fourth, if CIM Commercial has net income from "prohibited transactions," as defined in the Code, CIM Commercial would have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

  •
  Fifth, if CIM Commercial should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under "Requirements for Qualification—Income Tests," but has nonetheless maintained CIM Commercial's qualification as a REIT because CIM Commercial has satisfied some other requirements, CIM Commercial would have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of CIM Commercial's gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of CIM Commercial's gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect CIM Commercial's profitability.

  •
  Sixth, if CIM Commercial should fail to distribute during each calendar year at least the sum of (1) 85% of CIM Commercial's REIT ordinary income for that year, (2) 95% of CIM Commercial's REIT capital gain net income for that year and (3) any undistributed taxable income from prior periods, CIM Commercial would have to pay a 4% excise tax on the excess of that required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

  •
  Seventh, if CIM Commercial acquires any asset from a C corporation in certain transactions in which CIM Commercial must adopt the basis of the asset or any other property in the hands of the C corporation as the basis of the asset in the hands of CIM Commercial, and CIM Commercial recognizes gain on the disposition of that asset during the five-year period beginning on the date on which CIM Commercial acquired that asset, then CIM Commercial would have to pay tax on the built-in gain at the highest regular corporate rate.

  •
  Eighth, if CIM Commercial derives "excess inclusion income" from a residual interest in a real estate mortgage investment conduit, or REMIC, or certain interests in a taxable mortgage pool, or TMP, CIM Commercial could be subject to corporate-level U.S. federal income tax at a 35% rate to the extent that such income is allocable to certain types of tax-exempt stockholders that are not subject to unrelated business income tax, such as government entities.

  •
  Ninth, if CIM Commercial receives non-arm's-length income from a TRS (as defined under "Requirements for Qualification—Asset Tests"), or as a result of services provided by a TRS to tenants of CIM Commercial, CIM Commercial would be subject to a 100% tax on the amount of CIM Commercial's non-arm's-length income.

  •
  Tenth, if CIM Commercial fails to satisfy a REIT asset test, as described below, due to reasonable cause and CIM Commercial nonetheless maintains its REIT qualification because of specified cure provisions, CIM Commercial would generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused CIM Commercial to fail such test.

  •
  Eleventh, if CIM Commercial fails to satisfy any provision of the Code that would result in CIM Commercial's failure to qualify as a REIT (other than a violation of the REIT gross income tests or asset tests described below) and the violation is due to reasonable cause, CIM

    Commercial could retain its REIT qualification but would be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification

        The Code defines a REIT as a corporation, trust or association:

  •
  that is managed by one or more trustees or directors;

  •
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  •
  that would otherwise be taxable as a U.S. corporation, but for the sections of the Code defining and providing special rules for REITs;

  •
  that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

  •
  the beneficial ownership of which is held by 100 or more persons;

  •
  during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities (the "not closely held requirement"); and

  •
  that meets certain other tests, including tests described below regarding the nature of its income and assets.

        The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

        CIM Commercial has satisfied the conditions described in the first through fifth bullet points of the second preceding paragraph and believes that CIM Commercial has also satisfied the condition described in the sixth bullet point of the second preceding paragraph. In addition, CIM Commercial's charter provides for restrictions regarding the ownership and transfer of CIM Commercial stock. These restrictions are intended to, among other things, assist CIM Commercial in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to CIM Commercial stock are described in this prospectus under the heading "Description of Capital Stock and Securities Offered—Restrictions on Ownership and Transfer."

        Disregarded Entity Subsidiaries.    A corporation that is a qualified REIT subsidiary, or QRS, as defined in the Code, will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS of CIM Commercial will be treated as assets, liabilities and items of these kinds of CIM Commercial, unless CIM Commercial makes an election to treat such corporation as a TRS. Thus, in applying the requirements described in this section, CIM Commercial's QRSs (if any) will be ignored, and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as assets, liabilities and items of these kinds of CIM Commercial. References to "disregarded entity subsidiaries" in this section include QRSs.

        Investments in Partnerships.    If a REIT is a partner in a partnership, U.S. Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that proportionate share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the rules of the Code defining REITs, including satisfying the gross income tests and the asset tests. Thus, CIM Commercial's proportionate share of the assets, liabilities and items of income of any partnership in which CIM Commercial is a partner will be treated as assets, liabilities and items of income of CIM Commercial for purposes of applying the requirements described in this section and actions taken by partnerships in which CIM Commercial owns an interest, either directly or through one or more tiers of partnerships or disregarded entity subsidiaries, can affect CIM Commercial's ability to satisfy the REIT income and asset tests and the determination of whether CIM Commercial has net income from prohibited transactions. See the fourth bullet point under the heading "Taxation of CIM Commercial as a REIT" above for a brief description of prohibited transactions.

        Taxable REIT Subsidiaries.    A taxable REIT subsidiary, which we refer to as TRS, is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.

        A TRS is subject to U.S. federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of CIM Commercial's TRSs will also be taxable, either (1) to CIM Commercial to the extent the dividend is retained by CIM Commercial or (2) to CIM Commercial's stockholders to the extent the dividends received from the TRS are paid to CIM Commercial's stockholders. CIM Commercial may hold more than 10% of the stock of a TRS without jeopardizing its qualification as a REIT under the Code notwithstanding the rule described below under "Asset Tests" that generally precludes ownership of more than 10% of any issuer's securities. However, as noted below, in order for CIM Commercial to qualify as a REIT under the Code, the securities of all of the TRSs in which CIM Commercial has invested either directly or indirectly may not represent more than 20% of the total value of CIM Commercial's assets (25% with respect to CIM Commercial's taxable years ending after December 31, 2009 and on or before December 31, 2017). CIM Commercial believes that the aggregate value of all of CIM Commercial's interests in TRSs has represented less than 20% (and expects that for its taxable years ending after December 31, 2009 and on or before December 31, 2017, has represented and will continue to represent less than 25%) of the total value of CIM Commercial's assets; however, CIM Commercial cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility, a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

        Income Tests.    In order to maintain CIM Commercial's qualification as a REIT, CIM Commercial annually must satisfy two gross income requirements.

  •
  First, CIM Commercial must derive at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property, mortgages on real property or investments in REIT equity securities, including "rents from real property," as defined in the Code, or from certain types of temporary investments. Rents from real property generally include expenses of CIM Commercial that are paid or reimbursed by tenants.

  •
  Second, at least 95% of CIM Commercial's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of sources.

        Rents that CIM Commercial receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions.

  •
  First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because the rent is based on a fixed percentage or percentages of receipts or sales.

  •
  Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if CIM Commercial, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a TRS under certain circumstances qualify as rents from real property even if CIM Commercial owns more than a 10% interest in the subsidiary. We refer to a tenant in which CIM Commercial owns a 10% or greater interest as a "related party tenant."

  •
  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

  •
  Finally, for rents received to qualify as rents from real property, except as described below, CIM Commercial generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom CIM Commercial derives no revenue or through a TRS. However, CIM Commercial may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property.

        CIM Commercial does not and will not derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease.

        CIM Commercial directly performs services for some of its tenants. CIM Commercial does not believe that the provision of these services will cause its gross income attributable to these tenants to fail to be treated as rents from real property. If CIM Commercial were to provide services to a tenant of a property of CIM Commercial other than those services landlords usually or customarily provide to tenants of properties of a similar class in the same geographic market when renting space for occupancy only, amounts received or accrued by CIM Commercial for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the service, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by CIM Commercial during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by CIM Commercial with respect to the property will not qualify as rents from real property, even if CIM Commercial provides the impermissible service to some, but not all, of the tenants of the property.

        The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because the amount of the interest is based on a fixed percentage or percentages of receipts or sales.

        From time to time, CIM Commercial may enter into hedging transactions with respect to one or more of CIM Commercial's assets or liabilities. CIM Commercial's hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by U.S. Treasury regulations, any income CIM Commercial derives from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a hedging transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests, and therefore will be excluded for purposes of these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction is however, nonqualifying for purposes of the 75% gross income test with respect to transactions entered into on or prior to July 30, 2008. The term "hedging transaction," as used above, generally means any transaction CIM Commercial enters into in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by CIM Commercial. For transactions entered into after July 30, 2008, the term "hedging transaction" also includes any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property that generates such income or gain), including gain from the termination of such a transaction. The term "hedging transaction" also includes hedges of other hedging transactions described in this paragraph. CIM Commercial intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

        As a general matter, certain foreign currency gains recognized after July 30, 2008 by CIM Commercial will be excluded from gross income for purposes of one or both of the gross income tests, as follows.

        "Real estate foreign exchange gain" will be excluded from gross income for purposes of both the 75% and 95% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain qualified business units of a REIT.

        "Passive foreign exchange gain" will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations that would not fall within the scope of the definition of real estate foreign exchange gain.

        If CIM Commercial fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, CIM Commercial may nevertheless qualify as a REIT for that year if CIM Commercial satisfies the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

  •
  CIM Commercial's failure to meet the income tests was due to reasonable cause and not due to willful neglect and

  •
  CIM Commercial files a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the IRS.

        CIM Commercial might not be entitled to the benefit of these relief provisions, however. Even if these relief provisions apply, CIM Commercial would have to pay a tax on the excess income. The tax will be a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of CIM Commercial's gross income over the amount of gross income that is qualifying income for purposes of the 75% test and (ii) 95% of CIM Commercial's gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect CIM Commercial's profitability.

        Asset Tests.    CIM Commercial, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of its assets.

  •
  First, at least 75% of the value of CIM Commercial's total assets must be represented by real estate assets, including (a) real estate assets held by CIM Commercial's disregarded entity subsidiaries (if any), CIM Commercial's allocable share of real estate assets held by partnerships in which CIM Commercial owns an interest and stock issued by another REIT, (b) for a period of one year from the date of CIM Commercial's receipt of proceeds of an offering of the shares of CIM Commercial stock or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

  •
  Second, not more than 25% of CIM Commercial's total assets may be represented by securities other than those in the 75% asset class (except that not more than 25% of CIM Commercial's total assets may be represented by "nonqualified" debt instruments issued by publicly offered REITs).

  •
  Third, not more than 20% of CIM Commercial's total assets may constitute securities issued by TRSs (25% with respect to CIM Commercial's taxable years ending after December 31, 2009 and on or before December 31, 2017) and of the investments included in the 25% asset class, the value of any one issuer's securities, other than equity securities issued by another REIT or securities issued by a TRS, owned by CIM Commercial may not exceed 5% of the value of CIM Commercial's total assets. In addition, not more than 25% of the value of CIM Commercial's total assets may consist of "nonqualified" publicly offered debt issued by a REIT, as defined in Section 856(c)(5)(L) of the Code.

  •
  Fourth, CIM Commercial may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, disregarded entity subsidiaries or TRSs, or certain securities that qualify under a safe harbor provision of the Code (such as so-called "straight-debt" securities). Solely for the purposes of the 10% value test described above, the determination of CIM Commercial's interest in the assets of any entity treated as a partnership for U.S. federal income tax purposes in which CIM Commercial owns an interest will be based on CIM Commercial's proportionate interest in any securities issued by such entity, excluding for this purpose certain securities described in the Code.

        If the IRS successfully challenges the partnership status of any of the partnerships in which CIM Commercial maintains a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, CIM Commercial could lose its REIT status. In addition, in the case of such a successful challenge, CIM Commercial could lose its REIT status if such recharacterization results in CIM Commercial otherwise failing one of the asset tests described above.

        Certain relief provisions may be available to CIM Commercial if it fails to satisfy the asset tests described above after a 30-day cure period. Under these provisions, CIM Commercial will be deemed to have met the 5% and 10% REIT asset tests if the value of CIM Commercial's nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of CIM Commercial's assets at the end of the applicable quarter and (b) $10,000,000, and (ii) CIM Commercial disposes of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by U.S. Treasury regulations to be issued. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, CIM Commercial may avoid disqualification as a REIT under any of the asset tests, after the

30-day cure period, by taking steps including (i) the disposition of the nonqualifying assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by U.S. Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

        Annual Distribution Requirements.    CIM Commercial, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to CIM Commercial's stockholders in an amount at least equal to (1) the sum of (a) 90% of CIM Commercial's "REIT taxable income," computed without regard to the dividends paid deduction and CIM Commercial's net capital gain, and (b) 90% of CIM Commercial's net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

        In addition, if CIM Commercial acquired an asset from a C corporation in a carryover basis transaction and disposes of such asset within five years of acquiring the asset, CIM Commercial may be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

        These distributions must be paid in the taxable year to which the distributions relate, or in the following taxable year if declared before CIM Commercial timely files its tax return for the year to which the distributions relate and if paid on or before the first regular dividend payment after the declaration. However, for U.S. federal income tax purposes, these distributions that are declared in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if the distributions were paid on December 31 of the year declared.

        To the extent that CIM Commercial does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of CIM Commercial's REIT taxable income, as adjusted, CIM Commercial will have to pay tax on the undistributed amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if CIM Commercial fails to distribute during each calendar year at least the sum of (a) 85% of CIM Commercial's ordinary income for that year, (b) 95% of CIM Commercial's capital gain net income for that year and (c) any undistributed taxable income from prior periods, CIM Commercial would have to pay a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

        CIM Commercial intends to satisfy the annual distribution requirements.

        From time to time, CIM Commercial may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when CIM Commercial actually receives income and when CIM Commercial actually pays deductible expenses and (b) when CIM Commercial includes the income and deducts the expenses in arriving at CIM Commercial's taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, CIM Commercial may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

        Under certain circumstances, CIM Commercial may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in CIM Commercial's deduction for dividends paid for the earlier year. Thus, CIM Commercial may be able to avoid being taxed on amounts distributed as deficiency dividends; however, CIM Commercial will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

        If CIM Commercial would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, CIM Commercial's qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and CIM Commercial pays a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the income tests described above or a violation of the asset tests described above, each of which have specific relief provisions that are described above.

        If CIM Commercial fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, CIM Commercial will have to pay tax, including any applicable alternative minimum tax, on CIM Commercial's taxable income at regular corporate rates. CIM Commercial will not be able to deduct distributions to stockholders in any year in which CIM Commercial fails to qualify, nor will CIM Commercial be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable to the stockholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends-received deduction if such distributees satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, CIM Commercial will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. CIM Commercial might not be entitled to the statutory relief described above in all circumstances.

Excess Inclusion Income

        If CIM Commercial holds a residual interest in a REMIC or certain interests in a TMP from which CIM Commercial derives "excess inclusion income," CIM Commercial may be required to allocate such income among its stockholders in proportion to the dividends received by CIM Commercial's stockholders, even though CIM Commercial may not receive such income in cash. To the extent that excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of non-U.S. stockholders.

Taxation of Non-U.S. Stockholders of Series L Preferred Stock or Common Stock

        The rules governing U.S. federal income taxation of non-U.S. stockholders are highly technical and complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our Series L Preferred Stock or Common Stock, including any reporting requirements.

Taxation of Non-U.S. Stockholders of Series L Preferred Stock

        Series L Preferred Stock.    We expect that distributions with respect to Series L Preferred Stock will not be treated as paid out of CIM Commercial's earnings and profits if the sum of the dividends on the Series A Preferred Stock and the Initial Dividend exceeds our earnings and profits for each year. However, it is possible that earnings and profits will be substantially higher than anticipated. This could occur, for example, if we engage in sales of assets that are not currently contemplated or our earnings and profits otherwise prove to be in excess of what we anticipated. In addition, it is possible distributions on the Series L Preferred Stock could be considered paid out of our earnings and profits if the IRS were to disagree with the manner in which we intend to allocate earnings and profits.

Moreover, if the Initial Dividend is set to zero for a year as described in "Description of the Securities—Securities Offered in This Offering—Series L Preferred Stock—Distributions", we expect that distributions made on the Series L Preferred Stock for such year will be paid out of our earnings and profits. Any distributions with respect to the Series L Preferred Stock that are paid out of earnings and profits will be subject to withholding. Subject to any applicable Israeli law, a non-U.S. stockholder may seek a refund of withheld amounts from the IRS if it is subsequently determined that the distribution was, in fact, not paid out of our current and accumulated earnings and profits.

        Return of Capital.    Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, generally will not be taxable to a non-U.S. stockholder and, to the extent we reasonably expect that the distribution will not be considered to be paid out of earnings and profits, we will not withhold. Distributions of this kind will instead reduce the adjusted basis of such shares. To the extent that distributions of this kind exceed the non-U.S. stockholder's adjusted basis in such stockholder's shares of Series L Preferred Stock, the distributions will give rise to tax liability only if the non-U.S. stockholder otherwise would have to pay tax on any gain from the sale or disposition of the shares, as described below.

        In addition, if a non-U.S. stockholder would be taxed upon a sale or exchange of Series L Preferred Stock (see discussion below under "Sales of Series L Preferred Stock"), we (or applicable withholding agent) would potentially be required to withhold at least 15% of any distribution in excess of our current and accumulated earnings and profits, even if the non-U.S. stockholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the IRS if the non-U.S. stockholder's tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. stockholder would not be taxed upon a sale or exchange of Series L Preferred Stock.

        Ordinary Dividends.    Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than distributions designated by us as capital gain dividends, which are not treated as ordinary dividends if paid on a class of our stock that is regularly traded on an established securities market located in the United States and such stock is held by a non-U.S. stockholder who does not own more than 10% of such class of stock at any time during the one year period ending on the date of distribution (see "Capital Gain Dividends" below), will be treated as ordinary income to the extent that the distributions are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. stockholders (other than stockholders described below in "Qualified Stockholders and Qualified Foreign Pension Funds"), unless an applicable tax treaty reduces that tax. For example, the Convention between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income (the "Israel-U.S. Treaty") provides that an Israeli resident individual who is a beneficial owner of U.S. REIT shares may be eligible for a 25% withholding rate if such individual owns less than a 10% interest in the REIT. The question of whether an individual may claim benefits under the Israel-U.S. Treaty will depend on an individual's specific circumstances.

        We expect that we or the required withholding agent will withhold U.S. tax at the rate of 30% on the gross amount of any dividends paid out of our earnings and profits, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent or (b) the non-U.S. stockholder files an IRS Form W-8ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business and, in either case, other applicable requirements are met.

        If a non-U.S. stockholder receives an allocation of "excess inclusion income" with respect to a REMIC residual interest or an interest in a TMP owned by us, the non-U.S. stockholder would be subject to U.S. federal income tax withholding at the maximum rate of 30% with respect to such allocation, without reduction pursuant to any otherwise applicable income tax treaty.

        Dividends (including capital gain dividends described below) declared by us in October, November, or December of any year and payable to stockholders of record on a specified date in any of these months will be treated as both paid by us and received by the stockholders on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. We will declare each Series L Preferred Distribution in the fourth quarter of each year payable to record holders of Series L Preferred Stock as of a specified date in such quarter and will pay such Series L Preferred Distribution on or before January 31 of the following calendar year. Although the matter is not free from doubt, we intend to treat the entire amount of each Series L Preferred Distribution as paid by us and received by holders of Series L Preferred Stock on December 31 of the year in which the distribution is declared, even if, as currently expected, the distribution exceeds our earning and profits allocable to such distribution for such year. If the IRS were to disagree and successfully challenge such treatment, the distribution could be treated as paid out of our earnings and profits for the year in which the distribution is paid, and you could therefore be subject to withholding.

        Capital Gain Dividends.    Distributions that are attributable to gains from sales or exchanges by us of U.S. real property interests that are paid with respect to any of our stock that is regularly traded on an established securities market located in the United States and held by a non-U.S. stockholder who does not own more than 10% of such class of stock at any time during the one year period ending on the date of distribution will be treated as a normal distribution by us, and such distributions will be taxed as described above in "Ordinary Dividends." Although the Series L Preferred Stock will be listed on NASDAQ, we expect that most, if not all, trading in the Series L Preferred Stock will take place on TASE, with the result that the Series L Preferred Stock may not be treated as regularly traded on a U.S. established securities market.

        Distributions that are not described in the preceding paragraph that are attributable to gains from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, which we refer to as FIRPTA, except as described below under "Qualified Stockholders and Qualified Foreign Pension Funds." Under FIRPTA, these distributions are taxed to a non-U.S. stockholder as if the gains were effectively connected with a U.S. business. Thus, non-U.S. stockholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. persons, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals, and a 30% branch profits tax may also apply if the stockholder is a non-U.S. corporation. We (or applicable withholding agent) are required by applicable U.S. Treasury regulations under this statute to withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. stockholder, withholding would not apply to the distribution under FIRPTA. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. stockholder may credit the amount withheld against the non-U.S. stockholder's U.S. tax liability.

        Distributions to a non-U.S. stockholder that are designated by us at the time of distribution as capital gain dividends that are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described above.

        Sales of Series L Preferred Stock.    Gain recognized by a non-U.S. stockholder upon a sale or exchange of Series L Preferred Stock generally would not be taxed even under FIRPTA, if we are a "domestically controlled REIT," defined generally as a REIT, less than 50% in value of the stock of which is and was held directly or indirectly by non-U.S. persons at all times during a specified testing period. We believe that we are a "domestically controlled REIT," and, therefore, assuming that we continue to be a "domestically controlled REIT," that taxation under this statute generally will not apply to the sale of our stock.

        If we do not qualify as a "domestically controlled REIT," the tax consequences to a non-U.S. stockholder of a sale of our stock depends upon whether such stock is regularly traded on an established securities market and the amount of such stock that is held by the non-U.S. stockholder. Specifically, a non-U.S. stockholder that holds shares of a class of our stock that is regularly traded on an established securities market will be subject to FIRPTA in respect of a sale of such stock only if the stockholder owned more than 10% of the interests of such class at any time during a specified period. This period is generally the shorter of the period that the non-U.S. stockholder owned such shares or the five-year period ending on the date when the stockholder disposed of the shares. A non-U.S. stockholder that holds shares of a class of our stock that is not traded on an established securities market will be subject to FIRPTA in respect of a sale of such shares if on the date the shares were acquired by the stockholder such shares had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of our outstanding shares with the lowest fair market value. If a non-U.S. stockholder holds a class of our stock that is not regularly traded on an established securities market, and subsequently acquires additional shares of the same class, then all such shares must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain on the sale of our stock, the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

        Although we expect that, by the first TASE Trading Day following the Date of Issuance, our Series L Preferred Stock will be listed on NASDAQ and the TASE, each of which is an established securities market, there can be no assurances that a sufficient trading market will develop on NASDAQ or the TASE in order for the Series L Preferred Stock to be considered "regularly traded" for purposes of this test.

        Redemption of Series L Preferred Stock.    If a non-U.S. stockholder receives cash on redemption of its Series L Preferred Stock, the redemption will generally be treated as a sale or exchange described under "—Taxation of Non-U.S. Stockholders of Series L Preferred Stock—Sales of Series L Preferred Stock." The amount realized in such sale or exchange should equal the total amount of cash received by the non-U.S. stockholder on the redemption, including any amount attributable to accrued but unpaid Series L Preferred Distributions. If a non-U.S. stockholder receives Common Stock on redemption, a non-U.S. stockholder generally will not recognize gain or loss in respect of the receipt of Common Stock, unless (i) the fair market value of the Common Stock such non-U.S. stockholder receives is in excess of the liquidation value of the Series L Preferred Stock surrendered, in which case such excess may be treated as a distribution potentially taxable as a dividend, or (ii) a non-U.S. stockholder would have been subject to tax under FIRPTA upon a sale or exchange of Series L Preferred Stock but would not be subject to tax under FIRPTA upon a sale or exchange of the Common Stock received therefor, in which case such non-U.S. stockholder should be treated as receiving the fair value of the Common Stock in an exchange subject to tax as described "—Taxation of Non-U.S. Stockholders of Series L Preferred Stock—Sale of Series L Preferred Stock." In addition, even if a non-U.S. stockholder receives cash on redemption, if such non-U.S. stockholder continues to hold equity in us, it is possible the receipt of cash could also be treated as a distribution, which would be taxable as a dividend to the extent the distribution is considered to be paid out of our earnings and profits.

        If the Unit Price per share of the Series L Preferred Stock is lower than the price at which the Series L Preferred Stock may be redeemed under certain circumstances (or if a non-U.S. stockholder is considered to have subscribed for its Series L Preferred Stock for less than the Unit Price), this difference in price (the "redemption premium") may be treated as a constructive distribution under Section 305(c) of the Code, unless the redemption premium is less than a statutory de minimis amount.

        The allocation of our earnings and profits to any constructive distributions described above is unclear. We believe it would be reasonable to take the position that any such constructive distributions should be allocated earnings and profits after the allocation of earnings and profits with respect to distributions on the Series A Preferred Stock, the Initial Dividend, and the Series L Preferred Stock. Accordingly, unless our earnings and profits for a year exceed the sum of the dividends on the Series A Preferred Stock, the Initial Dividend and the dividends on the Series L Preferred Stock for such year, we do not expect to treat any such constructive distributions to be considered paid out of earnings and profits in such year, with the result that we do not expect to withhold on any such distributions in such years. However, it is possible that any such constructive distributions on Series L Preferred Stock could be considered paid out of our earnings and profits if the IRS were to disagree with the manner in which we intend to allocate earnings and profits. The amount of any redemption premium would be subject to withholding as described above as the redemption premium accrues. In addition, it is possible that the IRS could assert that the amount (if any) of the redemption price attributable to accrued but unpaid Series L Preferred Distributions should be treated as a distribution, which could be treated as paid out of our earnings and profits, in which case a portion of the redemption price could be subject to withholding.

Taxation of Non-U.S. Stockholders of Common Stock

        Distributions.    To the extent that all or a portion of a distribution on Common Stock is treated as having been made out of our earnings and profits, including in respect of the Initial Dividend, a non-U.S. stockholder of Common Stock should be treated as described above in "—Taxation of Non-U.S. Stockholders of Series L Preferred Stock—Ordinary Dividends" or "—Taxation of Non-U.S. Stockholders of Series L Preferred Stock—Capital Gain Dividends," as the case may be. We believe our Common Stock will be treated as regularly traded on an established securities market located in the United States; however, there can be no assurances that this will be the case.

        Share Distributions.    We have not made, but in the future may make, distributions to holders of shares of our stock that are paid in shares of our stock. In certain circumstances, these distributions may be intended to be treated as dividends for U.S. federal income tax purposes and, accordingly, would be treated in a manner consistent with the discussion above under "—Taxation of Non-U.S. Stockholders of Series L Preferred Stock—Ordinary Dividends" and "—Taxation of Non-U.S. Stockholders of Series L Preferred Stock—Capital Gain Dividends." If we (or applicable withholding agent) are required to withhold an amount in excess of any cash distributed along with the shares of our stock, some of the shares that would otherwise be distributed will be retained and sold in order to satisfy such withholding obligations.

        Return of Capital.    If distributions on Common Stock are not treated as having been made out of our earnings and profits, a non-U.S. stockholder of Common Stock should be treated as described above in "—Taxation of Non-U.S. Stockholders of Series L Preferred Stock—Return of Capital."

        In addition, if a non-U.S. stockholder would be taxed upon a sale or exchange or Series L Preferred Stock (see discussion above under "—Taxation of Non-U.S. Stockholders of Series L Preferred Stock—Sales of Series L Preferred Stock"), we (or applicable withholding agent) would potentially be required to withhold at least 15% of any distribution in excess of our current and accumulated earnings and profits, even if the non-U.S. stockholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the IRS if the non-U.S. stockholder's tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. stockholder would not be taxed upon a sale or exchange of our stock. See discussion below under "Sales of CIM Commercial Stock."

        Sales of CIM Commercial Stock.    The sale of our stock by a non-U.S. stockholder should be treated as described above in "—Taxation of Non-U.S. Stockholders of Series L Preferred Stock—Sale of Series L Preferred Stock." We believe our Common Stock will be treated as regularly traded on an established securities market; however, there can be no assurances that this will be the case.

Qualified Stockholders and Qualified Foreign Pension Funds

        Our stock will not be treated as a U.S. real property interest subject to FIRPTA if the stock is held directly (or indirectly through one or more partnerships) by a "qualified stockholder" or "qualified foreign pension fund." Similarly, any distribution made to a "qualified stockholder" or "qualified foreign pension fund" with respect to our stock will not be treated as gain from the sale or exchange of a U.S. real property interest to the extent our stock held by such qualified stockholder or qualified foreign pension fund is not treated as a U.S. real property interest.

        A "qualified stockholder" generally means a foreign person which (i) (x) is eligible for certain income tax treaty benefits and the principal class of interests of which is listed and regularly traded on at least one recognized stock exchange or (y) a foreign limited partnership that has an agreement with the United States for the exchange of information with respect to taxes, has a class of limited partnership units which is regularly traded on the New York Stock Exchange or NASDAQ, and such units' value is greater than 50% of the value of all the partnership's units; (ii) is a "qualified collective investment vehicle;" and (iii) maintains certain records with respect to certain of its owners. A "qualified collective investment vehicle" is a foreign person which (i) is entitled, under a comprehensive income tax treaty, to certain reduced withholding rates with respect to ordinary dividends paid by a REIT even if such person holds more than 10% of the stock of the REIT; (ii) (x) is a publicly traded partnership that is not treated as a corporation, (y) is a withholding foreign partnership for purposes of chapters 3, 4 and 61 of the Code, and (z) if the foreign partnership were a United States corporation, it would be a United States real property holding corporation, at any time during the five-year period ending on the date of disposition of, or distribution with respect to, such partnership's interest in a REIT; or (iii) is designated as a qualified collective investment vehicle by the Secretary of the U.S. Treasury and is either fiscally transparent within the meaning of Section 894 of the Code or is required to include dividends in its gross income, but is entitled to a deduction for distribution to a person holding interests (other than interests solely as a creditor) in such foreign person.

        Notwithstanding the foregoing, if a foreign investor in a qualified stockholder directly or indirectly, whether or not by reason of such investor's ownership interest in the qualified stockholder, holds more than 10% of our stock, then a portion of the our stock held by the qualified stockholder (based on the foreign investor's percentage ownership of the qualified stockholder) will be treated as a U.S. real property interest in the hands of the qualified stockholder and will be subject to FIRPTA.

        A "qualified foreign pension fund" is any trust, corporation, or other organization or arrangement (A) which is created or organized under the law of a country other than the United States, (B) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (C) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (D) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (E) with respect to which, under the laws of the country in which it is established or operates, (i) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (ii) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Backup Withholding and Information Reporting

        If you are a non-U.S. stockholder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. However, you are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

  •
  dividend payments and

  •
  the payment of the proceeds from the sale of our stock effected at a U.S. office of a broker,

as long as the income associated with these payments is otherwise exempt from U.S. federal income tax, and:

  •
  the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

  •
  a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

  •
  other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations or

  •
  you otherwise establish an exemption.

        Payment of the proceeds from the sale of our stock effected at a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of such shares that is effected at a non-U.S. office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States,

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

        In addition, a sale of our stock will be subject to information reporting if it is effected at a non-U.S. office of a broker that is:

  •
  a U.S. person,

  •
  a controlled foreign corporation for U.S. federal tax purposes,

  •
  a non-U.S. person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

  •
  a non-U.S. partnership, if at any time during its tax year:

  •
  one or more of such non-U.S. partnership's partners are "U.S. persons," as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or

  •
  such non-U.S. partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

FATCA Withholding

        Pursuant to Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act, which we refer to as FATCA, a 30% withholding tax, which we refer to as FATCA Withholding, may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Payments of dividends (including deemed dividends) that you receive in respect of our stock could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold our stock through a non-U.S. person (e.g., a non-U.S. bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA Withholding). However, FATCA Withholding will not apply to payments of gross proceeds from a sale or other disposition of our stock before January 1, 2019. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA Withholding.

Federal Estate Taxes

        Our stock held by a non-U.S. stockholder at the time of death will be included in the stockholder's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Other Tax Consequences

        State or local taxation may apply to us and our stockholders in various state or local jurisdictions, including those in which we or our stockholders transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the U.S. Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us.

MATERIAL ISRAELI TAX CONSEQUENCES

        The taxation framework of traded Israeli REITs was introduced in Israel in 2006 as part of an amendment to The Israeli Income Tax Ordinance of 1961 (New Version), which we refer to as the Ordinance, and later amended to its current version in 2016. Based on the language of the Ordinance, and the explanation contained in the amendment, the Company, as it is currently operated, should not be considered an Israeli REIT under the Ordinance.

        In the absence of specific tax laws or common practices regarding the taxation of a non-Israeli REIT whose securities are traded in Israel, which we refer to as a Traded Foreign REIT, the Company applied to the Israel Tax Authority, which we refer to as the ITA, for a tax ruling regarding the taxation of the Series L Preferred Stock and the Common Stock, which we refer to collectively as the Securities. Such tax ruling, which we refer to as the Ruling, was issued in October, 2017. According to the Ruling, the ITA decided to tax any dividends on the Securities based on the underlying character of the income (i.e., ordinary income or capital gain), similar to the treatment accorded under the Code as described in "Material U.S. Federal Income Tax Consequences."

        The discussion contained in this section summarizes the material principles of the Ruling pertaining to the material Israeli income tax consequences to holders holding and disposing (including through redemption) shares of the Securities due to the fact that this offering by the Company is the first public offering and listing of common stock and preferred stock by a Traded Foreign REIT on the TASE and the fact the Ruling has yet to be implemented, the following description with respect to the Israeli tax aspects of the Securities is not intended to constitute a formal interpretation of the applicable law. This discussion contained herein is for your general information only. This summary is not tax advice and does not address all aspects of taxation that may be relevant to particular holders of Securities in light of their personal investments or tax circumstances.

        We urge you to consult with your own tax advisor regarding the Israeli tax consequences to you of acquiring, holding and disposing of the Series L Preferred Stock and Common Stock given your particular circumstances and potential changes in applicable laws.

        On December 29, 2016, Israel enacted a law that introduced certain amendments to its tax law, including a reduction of the corporate tax rates, which we refer to as the Israeli Corporate Tax Rate, as follows: beginning January 1, 2017, the corporate income tax rate became 24% and beginning January 1, 2018, and thereafter, the corporate income tax rate will be 23%. Furthermore, the marginal individual income tax rates were reduced to provide that the maximum tax rate is now 47%, which we refer to as the Maximum Marginal Rate, and the surtax (imposed on total annual income in excess of 640,000 ILS in 2017) was increased from 2% to 3%, which we refer to as the Surtax.

        Dividend Income.    The Tax Ruling provides that dividends on the Securities that are distributed to an Israeli resident (an individual or a corporation) will be liable to tax in Israel as follows (so long as the Company is classified as a REIT under the Code):

  •
  Ordinary Income:  dividend derived from ordinary income shall be classified as income from a "business" or a "vocation" in accordance to section 2(1) of the Ordinance.

  •
  Capital Gain:  dividend derived from capital gains shall be classified as income from capital gains in accordance to section 89 (a) of the Ordinance.

  •
  Return on Capital:  dividend derived from return on capital shall be classified as income from capital gains in accordance to section 89 (a) of the Ordinance.

        Withholding Tax.    TASE members shall be liable for withholding on the Securities insofar as the Securities are held by holders through them. For withholding purposes only, distribution shall be classified as income from dividends and the withholding shall be as follows:

  •
  The TASE members shall withhold tax in accordance with the Israeli Income Tax Regulations (deduction from Interest, Dividends and Certain Profits), 2005, as income from dividends, regardless of the classification of the income. Israeli withholding tax shall be calculated from the gross amount of the distribution, (i.e.—including the U'S tax withheld, if any).

  •
  In respect of the withholding tax in Israel, TASE members will disregard any tax withheld in the United States and shall not credit the holder for it. A TASE member will report any tax withheld in the United States on form no. 867 as a foreign tax that is not permitted for credit.

If, in the future, the Company does not classify as a REIT under the Code or dividends are derived from income on which the Company had already paid an income tax, adjustments to the tax Ruling will be required.

Capital Gain

        According to the provisions of the Ordinance, any real capital gain (i.e., not gain related to changes in indexes such as inflation or foreign currency exchange rates) from the sale (including through redemption) of the Securities by an Israeli resident that is an individual will be subject to tax in Israel based on the marginal income tax rates, which shall not exceed 25% (or 30% if the individual is a Substantial Shareholder (as defined below)), with the applicable rate deemed equal to the highest bracket of such individual's chargeable income plus the Surtax, if applicable. These reduced tax rates shall not apply to an individual whose income from the sale of the Securities is classified as income from a "business" or a "vocation" in accordance with the provisions of Section 2(1) of the Ordinance. In such case, the individual will be subject to a marginal rate up to the Maximum Marginal Rate according to the provisions of Section 121 of the Ordinance and the Surtax, if applicable.

        A corporation will be subject to the Israeli Corporate Tax Rate on the real capital gain from the sale (including through redemption) of the Securities.

        In general, a non-Israeli resident (an individual or a corporation) is not subject to Israeli capital gain tax if the gain is accrued or produced outside of Israel within the meaning of Section 89(b)(3) of the Ordinance (as explained below). A non-Israeli resident is also exempt from tax on capital gains derived from the sale (including redemption) of securities which are listed on a stock exchange in Israel, provided that the capital gain is not attributable to its (the investor's) permanent establishment in Israel, subject to the provisions of Section 97(b2) of the Ordinance. Section 89(b)(3) of the Ordinance provides that capital gain will be considered to be produced in Israel in the following instances: (1) the asset sold is located in Israel; (2) the asset sold is located abroad but is in essence a direct or indirect right to an asset or to stock in trade in each case located in Israel, or it is an indirect right to a real estate right or to an asset in a real estate association located in Israel (the "property"), but only in respect of the part of the sale consideration that stems from the property located in Israel; (3) a share or a right to a share in an Israeli corporation; and (4) a right in a non-Israeli corporation, which in essence is the owner of a direct or indirect right to property located in Israel, but only in respect of that part of the sale consideration that stems from the property located in Israel. According to Section 68A of the Ordinance, these exemptions from Israel income tax will not apply to a non-Israeli resident corporation if Israeli residents are, directly or indirectly, the controlling shareholders, the beneficiaries or are entitled to 25% or more of the income or earnings of such foreign corporation.

        An Exempt Trust Fund or Section 9(2) Entity is exempt from tax on capital gains derived from the sale (including redemption) of the Securities provided the certain conditions of the section applicable to such entities are met. Liable Trust Funds will be subject to income tax on real capital gains at the rate that applies to an individual's income, as described above.

        According to the Income Tax Regulation (Withholding from Apposition, from payment or from capital gain in the sale of security, in the sale of a unit in trust fund or in future transaction), 2002, capital gain from the sale of the Securities will be subject to withholding tax at a rate of 25% for an individual, and at the Israeli Corporate Tax Rate for a corporation, unless an exemption or a reduced tax rate certificate is provided, in each case subject to the offset of losses that the holder is allowed to deduct. Please note that capital gain derived from the sale (including redemption) of the Securities which is delisted from TASE will be subject to withholding tax at a rate of 30%, unless a reduced tax rate certificate is provided. Capital gain received by a non-Israeli resident and derived from the sale (including redemption) of the Securities will not be subject to Israeli withholding tax. In addition, no tax will be withheld from the capital gain of a Section 9(2) Entity or an Exempt Trust Fund.

        In general, under the Income Tax Regulations, the TASE member through which the Securities are held is in charge of withholding the Israeli tax from all distributions or payments related to the capital gain from the sale of or redemption of the Securities.

Foreign Tax Credit

        In respect of the tax liability for the sale of the securities(including through redemption) or the distribution of a dividend, an Israeli resident (an individual or a corporation) shall be given a credit in the amount of the foreign tax that was withheld in the United States in accordance with the Code with respect to the sale of the Securities or dividend distribution, all subject to the provisions of the tax treaty between Israel and the United States and the conditions defined in Chapter Three: Relief From Double Taxation in the Ordinance and in particular sections 203 and 204 of the Ordinance, and subject to the filing of appropriate approvals and statements, and according to the dates specified in section 210 of the Ordinance.

        A holder of the Securities that will file a tax return report with the ITA in which such holder will detail (and attach supporting documents) income from distributions made by the Company for which United States tax was withheld (and the classification of the distributions and subject to the income classified by the holder according to such classification) will be granted credit for the United States tax (subject to the regulations and treaty stated above in this section).

        The tax that had been withheld in the United States will be permitted as a tax credit as described above provided that no refund from the IRS will be received by the holder of the Securities.

        The Ruling states that a holder of the Securities that is exempt from filing reports in accordance with the Income Tax Regulations (Exemption from Reporting), 1988 and the tax withholding with respect to the Securities will be made according to the Ruling, will be exempt from filling a report to the ITA (but such holder will need to follow the process described above to receive a tax credit).

 PLAN OF DISTRIBUTION

        We are offering up to 900,000 Series L Units, each consisting of ten shares of our Series L Preferred Stock, which are immediately separable into individual shares upon issuance, at a minimum price of ILS 987.50 per Series L Unit, or the Minimum Price, on a best-efforts basis to the public in Israel. The Minimum Price may be increased by CMCT in its sole discretion after receiving the results of the Early Bidding Process, as defined below in "—Overview of the Tender Process." There can be no assurance that all, or any, of our Series L Units offered by this prospectus will be sold.

        We have engaged Leumi Partners Underwriting Ltd., or Leumi, to act as the distributor for the offering in Israel, subject to the terms and conditions described in an engagement agreement between us, Leumi and One Ha'am International LLC, dated March 16, 2017, which we refer to as the Distribution Agreement. Leumi is under no obligation to sell any of our Series L Preferred Stock and will not be obligated to purchase any of our Series L Preferred Stock. The Distribution Agreement provides that we will pay Leumi a fee upon completion of the offering in an amount equal to 4.5% of the gross proceeds of the offering and will reimburse Leumi up to $100,000 for reasonable expenses incurred by Leumi in connection with the offering. Leumi may engage additional distributors prior to the Tender Process (as defined below) provided that the Company will not be obligated to pay any additional fees or reimbursements other than amounts owed to Leumi pursuant to the Distribution Agreement.

        The foregoing discussion does not attempt to summarize all substantive provisions of the Distribution Agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

        We intend to list our Series L Preferred Stock for trading on NASDAQ and on the TASE. The approval for listing of our Series L Preferred Stock on NASDAQ and the TASE will not constitute a validation by either stock exchange of the information contained in this prospectus, or of the correctness or completeness thereof, and will not constitute an expression of either stock exchange of an opinion as to the Company, the quality of our Series L Preferred Stock or of the price at which our Series L Preferred Stock is offered. There is currently no public market for our Series L Preferred Stock. For more information, see "Risk Factors—There is currently no public market for our Series L Preferred Stock and no public market in Israel for our Common Stock, and no assurance can be made that any of such markets will develop" in this prospectus.

Overview of the Tender Process

        An auction process, which we refer to as the Tender Process, will be used to determine the public offering price of our Series L Units offered in this offering, which we refer to as the Unit Price. The Tender Process will be conducted pursuant to the Israeli Securities Law of 1968 and the Israeli Securities Regulations (The Manner of Offering Securities to the Public) of 2007, or the Manner of Offering Regulations. The Tender Process, which is commonly used for public offerings in Israel, differs from the methods traditionally used in public offerings in the United States.

        Customary with public offerings in Israel, the Tender Process is comprised of two steps. Prior to the date of this prospectus, we held an auction for investors in Israel meeting the definition of "Classified Investors" (as such term is defined in Section 1 of the Manner of Offering Regulations, which is summarized below), or Classified Investors, who made revocable bids in the early bidding process described below in "—Early Bidding for Classified Investors," to participate in the public offer, which we refer to as the Early Bidding Process. After the registration statement, of which this prospectus forms a part, is declared effective by the SEC and after the date of publication of this prospectus with the ISA, we will hold a public tender process that is open to all investors in Israel who desire to participate, which we refer to as the Public Tender Process. Our directors and officers will not participate, or bid for Series L Units, in the offering.

        "Classified Investors" includes those certain institutional investors (including pension funds, insurance companies, banks, and TASE members), companies with shareholders' equity in excess of ILS 50 million and sophisticated individual investors, among others, meeting the definition in Section 1 of the Manner of Offering Regulations.

        We have appointed Bank Leumi Le'Israel Ltd., of 9 Ahad Haam Street, Tel Aviv, Israel, a member of the TASE, which we refer to as the Offering Coordinator, to act as our offering coordinator to administer the offering. We will pay the Offering Coordinator a fixed fee of ILS [    •    ] (approximately $[    •    ] USD) plus tax for its services based on a contractual arrangement.

        We reserve the right to terminate the offering of our Series L Units at any time prior to our acceptance of any bids cast in the offering and there can be no assurances that the Tender Process will be completed or that you will be able to purchase Series L Units as a result.

Submission of Bids in the Public Tender Process

        After effectiveness of the registration statement of which this prospectus forms a part, the Public Tender Process will commence on Sunday, November 19, 2017, or the Date of Tender, at 4:00 p.m. Israel time and will end on that day at 5:30 p.m. Israel time. Notwithstanding the foregoing, it is emphasized that the Public Tender Process will commence only following the lapse of at least seven hours and five trading hours on the TASE after the date of publication of this prospectus with the ISA.

        Each bid will specify the number of Series L Units the investor proposes to purchase and the price the investor is willing to pay for the Series L Units. Bids for Series L Units must be denominated in ILS in increments of ILS 0.50 (for example, ILS 987.50, ILS 988.00, ILS 988.50 and so forth) and the offered price per Series L Unit must not be less than the Minimum Price. A bid that is not stated in an increment of ILS 1 shall be rounded down to the nearest price increment. A bid that fails to indicate any price per Series L Units shall be deemed to be a bid stating the Minimum Price. A bid indicating a price per Series L Unit that is lower than the Minimum Price shall be deemed not to have been submitted.

        Bids may be submitted for the purchase of whole Series L Units only. A bid for a portion of a Series L Unit shall be deemed a request for the number of whole Series L Units stated therein, and any fraction of a Series L Unit stated therein shall be deemed not to have been submitted. A bid that indicates an offer for less than one Series L Unit will not be accepted.

        Each bidder may submit up to three offers, which may be for varying numbers of Series L Units and/or offered prices (not less than the Minimum Price), for our Series L Units. For this purpose, a "bidder" includes a family member who resides with the bidder as well as a Classified Investor that bids for Series L Units pursuant to the Early Bidding Process. All bids submitted by a Classified Investor (as described below under "—Early Bidding by Classified Investors") during the Early Bidding Process and the Public Tender Process will be aggregated for purposes of this limit. Multiple bids submitted by a single bidder will be treated cumulatively, which means the Company may accept up to all three such bids. For purposes of the limit, the three highest offers submitted by a single bidder will be considered; all offers in excess of the limit will be deemed not to have been submitted.

        All bids during the Public Tender Process must be submitted on forms that can be obtained from the Offering Coordinator, bank branches or other members of the TASE, which we refer to as the Authorized Entities. Such bids to purchase our Series L Units must be submitted to the Company through the Authorized Entities no later than the earlier of 5:30 p.m. Israel time on the Date of Tender or the close of operating hours of the Authorized Entities through which bids are submitted on the date of Tender. All bids placed in the Public Tender Process are revocable until such submission deadline.

        The Authorized Entities shall transfer all bids received by them in sealed envelopes to the Offering Coordinator by 6:30 p.m. Israel time on the Date of Tender. The Offering Coordinator will place all bids in sealed envelopes into a sealed box that will remain closed until 6:30 p.m. Israel time on the Date of Tender. Only investors who submit bids during the Tender Process (including Classified Investors) will be permitted to purchase Series L Units.

        The submission of bids by an Authorized Entity on behalf of its clients shall be deemed an irrevocable commitment on the part of the Authorized Entity to purchase any securities issued as a result of acceptance, whether full or partial, of such bids by the Company. The Authorized Entity will be responsible and liable to the Company and to the Offering Coordinator for the payment of the full consideration due to the Company in respect of such bids and which are accepted, in full or in part.

Results of the Tender Process and Determination of Unit Price

        After 6:30 p.m. Israel time on the Date of Tender, the sealed box containing the bids submitted in the offering will be opened and the envelopes therein will be opened in the presence of a representative of the Company and a representative of the Offering Coordinator. The results of the Tender Process will be calculated and the bids will be processed as set forth below.

        All Series L Units that we determine to sell in the offering will be issued at the same price per Series L Unit, or the Unit Price, which will equal the highest price at which bids for all of our Series L Units offered in this offering were placed, or, if the number of Series L Units for which bids were placed is lower than the number of Series L Units offered in this offering, the Minimum Price. After the revocability period described above, each bidder will be deemed to have committed to purchase all the Series L Units issued to such bidder as a result of a full or partial acceptance of such bidder's bid(s), pursuant to the procedures set forth below.

        Our Series L Units will be issued, and the Unit Price will be determined, as follows:

  •
  If the total number of Series L Units represented by bids (including bids by Classified Investors as discussed below) cast in the tender process is less than the total number of Series L Units offered to the public by this prospectus, all the bids will be accepted in full. In this case, the Unit Price will be the Minimum Price.

  •
  If the total number of Series L Units represented by bids (including bids by Classified Investors as discussed below) cast in the tender process is equal to or greater than the total number of Series L Units offered to the public by this prospectus, the Units Price will be the highest price at which all bids offered in the offering are allocated, and all Series L Units offered by this prospectus will be issued to bidders as follows:

  •
  Bids that state a price per Series L Unit that is less than the Unit Price will not be accepted.

  •
  Bids that state a price per Series L Unit that exceeds the Unit Price will be accepted in full.

  •
  Bids that state a price per Series L Unit equal to the Unit Price will be accepted on a pro-rata basis, so that a bidder will receive out of the remaining Series L Units for distribution (following our acceptance of bids (i) that state a price per Series L Unit that exceeds the Unit Price and (ii) made by Classified Investors in the Early Bidding Process at the Unit Price) a percentage of Series L Units bid for at the Unit Price by such bidder equal to the quotient of (a) the number of Series L Units bid for at the Unit Price by such bidder divided by (b) the total number of Series L Units included in all other bids stating the Unit Price (excluding the bids made by Classified Investors in the Early Bidding Process).

        The Tender Process will be completed upon the Company's acceptance of the Unit Price by delivering notice to the Offering Coordinator on the Date of Tender. The Company, in its sole and absolute discretion, may choose not to accept the results of the Tender Process and terminate the offering.

        This Tender Process will determine the proceeds to us, the only variables being the number of valid firm bids submitted and their associated prices. The Unit Price is determined by the bids, and thus we do not have the ability to arbitrarily choose the price at which Series L Units are offered pursuant to this offering, except with respect to the Minimum Price. We do not know how many bids will be submitted or what the prices will be for any such bids. The final allocation of Series L Units will be conducted in accordance with the Manner of Offering Regulations, applicable regulations of the TASE and guidelines of the Israel Securities Authority.

        Fractional shares of our Series L Preferred Stock will not be issued to bidders. If the allocations of Series L Units detailed above will result in a fractional share, the number of shares allocated to such bidder will be rounded down to the nearest whole number. The fractional shares not issued in accordance with this rounding process will be aggregated and will be purchased, in a number of shares of our Series L Preferred Stock rounded down to the nearest whole number, by the Offering Coordinator.

Notice to Bidders and Payment of the Unit Price

        On the first TASE trading day following the Date of Tender, which we refer to as the Closing Day, the Company will publish a press release announcing the results of the Tender Process and will file such press release with the ISA on MAGNA.

        No later than 10:00 a.m. Israel time on the Closing Day, the Offering Coordinator will deliver via the Authorized Entities a notice to each investor who submitted one or more bids in the Tender Process. The notice will indicate (a) the Unit Price, as determined by the Tender Process, (b) the number of Series L Units that will be allocated to such bidder and (c) the aggregate consideration owed by such bidder for such Series L Units. A bidder who was allocated Series L Units shall have until 12:00 p.m. Israel time on the Closing Day to transfer to the Offering Coordinator, through the Authorized Entities, the aggregate consideration for such Series L Units.

The Special Account

        Prior to the Date of Tender, the Offering Coordinator will open a special interest-bearing trust account, or the Special Account, in the Company's name with an Israeli bank. All proceeds received with respect to bids for our Series L Units that are accepted in the offering will be deposited in the Special Account. The Special Account will be managed exclusively by the Offering Coordinator in the Company's name, on the behalf of and for the benefit of investors in the offering until the exchange of such proceeds for Series L Units on the Date of Issuance, as described below, is consummated.

        By 12:00 p.m. Israel time on the Closing Day, the Authorized Entities will deposit in the Special Account the aggregate amount of consideration owed for Series L Units represented by bids cast by bidders through such Authorized Entities that are accepted by the Company in the Tender Process. Such funds will be deposited in liquid, unlinked ILS deposits and will bear interest on a daily basis.

        On the Date of Issuance, the Offering Coordinator will transfer the balance of the funds in the Special Account to the Company against the delivery of the Series L Units issued in the offering.

Early Bidding by Classified Investors

        Prior to the date of this prospectus, the Company held an Early Bidding Process for Classified Investors, pursuant to which the Classified Investors submitted revocable bids for Series L Units at a price greater than or equal to the Minimum Price and in such quantities as indicated in the table below. Each Classified Investor has indicated its intent to purchase Series L Units in an aggregate amount per bid greater than or equal to ILS 800,000. Such early bids were cast with respect to an aggregate of [    •    ] Series L Units, representing approximately [    •    ]% of the Series L Units offered by this prospectus.

Entity Name	Number of Units Bid for During the Early Bidding Process	Offer Price per Unit (in ILS)

Total

*
Classified Investors that serve as distributors in this offering or entities related to such distributors.

        It is noted that no Classified Investor considered an Interested Party (as such term is defined in the Israeli Securities Law) in the Company participated in the Early Bidding Process. Affiliates of Leumi that qualify as Classified Investors were permitted to participate in the Early Bidding Process on the same terms as other Classified Investors and may participate in the Public Tender Process on the same terms as the general public.

        The bids submitted by the Classified Investors during the Early Bidding Process are fully revocable until the earlier of 5:30 p.m. Israel time or the close of operating hours of the Authorized Entities through which bids are submitted on the Date of Tender. The Company will deliver a notice to the Classified Investors upon the occurrence of any material offering milestones that occur after the Early Bidding Process and before effectiveness.

        A Classified Investor may, on the Date of Tender, increase the price per Series L Unit offered by such Classified Investor during the Early Tender Process by delivering a written notice to the Offering Coordinator by 6:30 p.m. Israel time on the Date of Tender. A Classified Investor may also bid for additional Series L Units during the Public Tender Process; however, such excess Series L Units will not be subject to the Early Bidding Process described in the following paragraphs.

        Pursuant to the Manner of Offering Regulations, in the event of Oversubscription, the issuance of securities to Classified Investors who bid in the Early Bidding Process at the Unit Price shall be as follows:

  •
  If the Oversubscription is up to 5 times the offered number of Series L Units, each Classified Investor will be issued 100% of the number of Series L Units bid for by such Classified Investor at such time as such bids become irrevocable.

  •
  If the Oversubscription is greater than 5 times the offered number of Series L Units, each Classified Investor will be issued 50% of the number of Series L Units bid for by such Classified Investor at such time as such bids become irrevocable.

  •
  If the number of Units Remaining for Distribution is insufficient to allow for the allocation as set forth in the applicable preceding bullet, then the number of Series L Units issued to the Classified Investors will be pro rata to the bids subscribed for by the Classified Investors at the Unit Price at such time as such bids become irrevocable.

        "Oversubscription" occurs only when the ratio between (a) the subscribed number of Series L Units at the Unit Price and (b) the Units Remaining for Distribution exceeds 1.

        "Units Remaining for Distribution" is the number of Series L Units offered in the offering, after deducting the number of Series L Units for which bids were made at a price higher than the Unit Price.

        Notwithstanding the foregoing allocation method, the total number of Series L Units subscribed for by Classified Investors shall not exceed the number stipulated in the Manner of Offering Regulations ([    •    ]% of the total number of Series L Units offered in the public tender process).

        Bids by Classified Investors will be submitted as part of the Public Tender Process and will be deemed to be bids submitted by the public for the purpose of determining the Unit Price in accordance with the mechanism stipulated in "—Results of the Tender Process and Determination of Share Price" above. If there is no Oversubscription, bids by Classified Investors will be deemed to be bids submitted by the public for the purpose of issuance of the Series L Units. Any Series L Units allocated to the Classified Investors will be sold to the Classified Investors at the Unit Price.

        The Company will pay the Classified Investors who submitted bids in the Early Bidding Process an early commitment fee of 2.5% of the total consideration for the Series L Units included in such bid.

        The Classified Investors will be responsible and liable to the Company, and to the Offering Coordinator through which the Classified Investors bid, for the payment of the full consideration due to the Company in respect of all bids accepted by the Company. The consideration owed by the Classified Investors for Series L Units allocated to them as described above shall be transferred to the Offering Coordinator through the TASE members by 10:30 a.m. Israel time on the Closing Day and will be deposited by the Offering Coordinator in the Special Account as discussed above in "—The Special Account."

Issuance of Securities

        Within three TASE Trading Days after the Date of Tender, or the Date of Issuance, the Company, acting through its transfer agent and registrar for the Series L Preferred Stock, will issue the shares of Series L Preferred Stock represented by bids which were accepted, in whole or in part, by the Company in the offering and for which the consideration was paid in full, by means of book-entry form to the TASE clearing house account at DTC. Such shares will then be transferred to the account of the Offering Coordinator, which in turn, will transfer such shares to the relevant TASE members for the accounts of the bidders.

        No later than 11:59 p.m. Israel Time on the first TASE Trading Day following the Date of Issuance, the proceeds received by the Company in the offering (after deducting, at the option of the Company, the amount of any fees relating to the offering that are payable by the Company in ILS, including the fees due to Leumi pursuant to the Distribution Agreement, the early commitment fee and the Offering Coordinator's fee) will be converted from ILS to USD at the Initial Exchange Rate as described in "Description of Our Capital Stock and the Securities Offered—Securities Offered in This Offering—Series L Preferred Stock—Stated Value" in this prospectus. On the Date of Issuance, the Company will publish in a Form 8-K filed with the SEC (or, at the Company's option, a press release) and an Immediate Report filed with the ISA the date on which the conversion of proceeds is expected to occur.

        We expect the Series L Preferred Stock to begin trading on the TASE on the first TASE Trading Day following the date on which all proceeds received in the offering are converted from ILS to USD, which date shall not be later than the first TASE Trading Day following the Date of Issuance.

 LEGAL MATTERS

        The validity of the shares of Series L Preferred Stock offered by this prospectus and certain other matters of Maryland law will be passed upon for us by Venable LLP. The description of the federal income tax consequences contained in the section of this prospectus captioned "Material U.S. Federal Income Tax Consequences" will be passed upon for us by Sullivan & Cromwell LLP. Sullivan & Cromwell LLP has acted as our counsel in connection with this offering.

EXPERTS

        Our consolidated financial statements and schedules as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference in this prospectus in reliance upon the reports of BDO USA, LLP, registered independent public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any materials we file with the SEC at the SEC's public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov or our website at www.cimcommercial.com, at http://investors.cimcommercial.com/sec.cfm. Written requests for copies of the documents we file with the SEC should be directed to: CIM Commercial, Attn: Investor Relations, 17950 Preston Road, Suite 600, Dallas, Texas 75252.

, 2017

CIM COMMERCIAL TRUST CORPORATION

Maximum of 900,000 Series L Units consisting of 9,000,000 Shares of Series L Preferred Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution*

Securities and Exchange Commission Registration Fee	$34,345.66
Accounting Fees and Expenses	$200,000.00
Legal Fees and Expenses	$1,900,000.00
Early Commitment Fee	$5,979,056.36	(1)
Miscellaneous Expenses	$850,000.00

Total	$8,963,402.02

*
All expenses are estimates except for the Securities and Exchange Commission Registration Fee.

(1)
Reflects the estimated aggregate early commitment fee to be paid to Classified Investors, assuming such Classified Investors cast bids with respect to an aggregate of 89.44% of the maximum number of Series L Units offered by this prospectus at a Minimum Price equal to the midpoint of the range of the offering price on the cover of this prospectus.

Item 32.    Sales to Special Parties.

        None.

Item 33.    Recent Sales of Unregistered Securities and Use of Proceeds.

        None.

Item 34.    Indemnification of Directors and Officers.

        Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

        Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  an act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or officer who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our Company and at our Company's request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, trustee, member, manager or partner and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us, subject to approval from our Board of Directors, to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

        Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Further, we have entered into an Indemnification Agreement with each of our directors and certain executive officers. Each Indemnification Agreement provides that we will indemnify and hold harmless each such director or named executive officer to the fullest extent permitted by law.

        In addition, the Merger Agreement provides further indemnification to each manager, director or officer of the Company or any of its subsidiaries, together with such person's heirs, executors and administrators, which indemnification will survive the Merger for a period of six years, in the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, demand, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a manager, director or officer of the Company or any of its subsidiaries, or is or was serving at the request of the Company or any of its subsidiaries as a manager, director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the discussion, negotiation, execution or performance of the Merger Agreement or any arrangement, agreement or document contemplated thereby or delivered in connection therewith, or otherwise directly or indirectly relating to the Merger Agreement or any such arrangement, agreement or document, or any of the transactions contemplated thereunder.

Item 35.    Treatment of Proceeds From Stock Being Registered.

        Not applicable.

Item 36.    Exhibits.

        The exhibits and financial statement schedules filed as part of this registration statement are as follows:

          (a)   Financial Statements.    The section "Financial Statements and Supplementary Data" contained in our Annual Report on Form 10-K for the year ended December 31, 2016 is incorporated herein by reference.

          (b)   Exhibits.    See Exhibit Index below.

Item 37.    Undertakings

        The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (5)   The undersigned registrant hereby undertakes: (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

          (6)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (7)   For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (8)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.		Document
***1.1		Engagement Agreement, dated March 16, 2017, among Leumi Partners Underwriters Ltd., One Ha'am International LLC and CIM Commercial Trust Corporation.

2.1		Agreement and Plan of Merger by and among CIM Urban REIT, LLC, CIM Merger Sub, LLC, PMC Commercial Trust and Southfork Merger Sub, LLC dated July 8, 2013 (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K dated July 8, 2013).

2.2		Agreement and Plan of Merger, dated April 28, 2014, between PMC Commercial Trust and PMC Commercial Merger Sub, Inc. (incorporated by reference to Appendix C to the Registrant's Definitive Proxy Statement on Schedule 14A filed with the SEC on April 14, 2014).

3.1		Articles of Amendment and Restatement of PMC Commercial Merger Sub, Inc. (incorporated by reference to the exhibits to the Registrant's Current Report on Form 8-K filed with the SEC on May 9, 2014).

3.1(a	)	Articles of Amendment (Name Change) (incorporated by reference to the exhibits to the Registrant's Current Report on Form 8-K filed with the SEC on May 2, 2014).

3.1(b	)	Articles of Amendment (Reverse Stock Split) (incorporated by reference to the exhibits to the Registrant's Current Report on Form 8-K filed with the SEC on May 2, 2014).

3.1(c	)	Articles of Amendment (Par Value Decrease) (incorporated by reference to the exhibits to the Registrant's Current Report on Form 8-K filed with the SEC on May 2, 2014).

3.2		Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed with the SEC on May 2, 2014).

*4.1		Form of Articles Supplementary for the Series L Preferred Stock.

4.2		Purchase Agreement among PMC Commercial Trust, PMC Preferred Capital Trust-A and Taberna Preferred Funding I, Ltd. dated March 15, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005).

4.3		Junior Subordinated Indenture between PMC Commercial Trust and JPMorgan Chase Bank, National Association as Trustee dated March 15, 2005 (incorporated by reference to Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005).

4.4		Amended and Restated Trust Agreement among PMC Commercial Trust, JPMorgan Chase Bank, National Association, Chase Bank USA, National Association and The Administrative Trustees Named Herein dated March 15, 2005 (incorporated by reference to Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005).

4.5		Floating Rate Junior Subordinated Note due 2035 (incorporated by reference to Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005).

***5.1		Form of Opinion of Venable LLP.

***8.1		Form of Opinion of Sullivan & Cromwell LLP.

Exhibit No.	Document
+10.1	2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005).

+10.2	First Amendment to PMC Commercial Trust 2005 Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant's Annual Report on Form 10-K filed with the SEC on March 16, 2015).

+10.3	2015 Equity Incentive Plan (incorporated by reference to Annex A to the Registrant's Definitive Proxy Statement related to its 2015 annual meeting of stockholders, as filed with the SEC on April 17, 2015).

+10.4	Amended and Restated Executive Employment Contract with Jan F. Salit dated August 30, 2013 (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on August 30, 2013).

+10.5	Amended and Restated Executive Employment Contract with Barry N. Berlin dated August 30, 2013 (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed with the SEC on August 30, 2013).

10.6	Consent to Assignment and Limited Waiver to Agreement and Plan of Merger, dated as of November 20, 2013, by and among PMC Commercial Trust, CIM Urban REIT, LLC, Southfork Merger Sub, LLC, and CIM Merger Sub, LLC, the terms of which were acknowledged and agreed to by a new subsidiary formed by CIM Urban REIT, LLC, Urban Partners II, LLC (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on November 22, 2013).

10.7	Master Services Agreement dated March 11, 2014 by and among PMC Commercial Trust, certain of its subsidiaries, and CIM Service Provider, LLC (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on March 11, 2014).

10.8	Registration Rights and Lockup Agreement dated March 11, 2014 by and among Urban Partners II, LLC and PMC Commercial Trust (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed with the SEC on March 11, 2014).

10.9	Service Agreement, dated as of August 7, 2014, by and among CIM Commercial Trust Corporation and CIM Service Provider, LLC, under the Master Services Agreement dated March 11, 2014, by and among PMC Commercial Trust, certain of its subsidiaries, and CIM Service Provider, LLC (incorporated by reference to Exhibit 10.8 to the Registrant's Quarterly Report on Form 10-Q filed with the SEC on August 11, 2014).

10.10	Form of Indemnification Agreement for directors and officers of CIM Commercial Trust Corporation (incorporated by reference to Exhibit 10.9 to the Registrant's Quarterly Report on Form 10-Q filed with the SEC on August 11, 2014).

10.11	Credit Agreement, dated as of September 30, 2014, among CIM Commercial Trust Corporation, each guarantor party thereto, each lender party thereto, Bank of America, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A. as Syndication Agent (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on October 1, 2014).

10.12	First Amendment to Credit Agreement, dated as of January 14, 2015, among CIM Commercial Trust Corporation, each Lender party thereto and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on January 16, 2015).

Exhibit No.	Document
10.13	Second Amendment to Credit Agreement, dated as of May 1, 2015, among CIM Commercial Trust Corporation, each Lender party thereto and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on May 4, 2015)

10.14	Staffing and Reimbursement Agreement, dated as of January 1, 2015, by and between CIM SBA Staffing, LLC and PMC Commercial Lending, LLC. (incorporated by reference to Exhibit 10.15 to the Registrant's Annual Report on Form 10-K filed with the SEC on March 16, 2015).

10.15	Investment Management Agreement, dated as of May 20, 2005, between CIM Urban Partners, L.P. and CIM Urban REIT Management, L.P. (incorporated by reference to Exhibit 10.16 to the Registrant's Annual Report on Form 10-K filed with the SEC on March 16, 2015).

10.16	Investment Management Agreement, dated as of December 10, 2015, between CIM Urban Partners, L.P. and CIM Investment Advisors, LLC (incorporated by reference to Exhibit 10.16 to the Registrant's Annual Report on Form 10-K filed with the SEC on March 15, 2016).

10.17	Second Amended and Restated Agreement and Limited Partnership of CIM Urban Partners, L.P., dated as of December 22, 2005, by and among CIM Urban Partners GP, Inc. and CIM Urban REIT, LLC. (incorporated by reference to Exhibit 10.17 to the Registrant's Annual Report on Form 10-K filed with the SEC on March 16, 2015).

10.18	Term Loan Agreement, dated as of May 8, 2015, among CIM Commercial Trust Corporation, each guarantor party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Wells Fargo Securities, LLC and Capital One, National Association, as Joint Lead Arrangers and Joint Bookrunners, Capital One, National Association as Syndication Agent, PNC Bank, National Association as Documentation Agent and each lender party thereto (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on May 6, 2015).

10.19	Escrow Agreement, dated June 28, 2016, between CIM Commercial Trust Corporation and UMB Bank, N.A. (incorporated by reference to Exhibit 10.19 to the Pre-Effective Amendment No. 1 to the Form S-11 Registration Statement (333-210880) filed by Registrant with the SEC on June 29, 2016).

10.20	Amendment No. 1 to Escrow Agreement, dated August 11, 2016, among CIM Commercial Trust Corporation, International Assets Advisory, LLC and UMB Bank N.A. (incorporated by reference to Exhibit 10.20 to the Post-Effective Amendment No. 1 to the Form S-11 Registration Statement (333-210880) filed by Registrant with the SEC on August 11, 2016).

10.21	Purchase and Sale Agreement, dated February 10, 2017, between CIM Urban REIT 211 Main St. (SF), LP and BPP 211 Main Owner LLC. (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on March 31, 2017).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant's Annual Report on Form 10-K filed with the SEC on March 16, 2017).

*23.1	Consent of BDO USA, LLP.

Exhibit No.	Document
***23.2	Form of Consent of Venable LLP (included in Exhibit 5.1).

***23.3	Form of Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).

**24.1	Powers of Attorney (included on signature page).

*
Filed herewith.

**
Previously filed with the Form S-11 Registration Statement (333-218019) filed by Registrant on May 15, 2017.

***
Previously filed with Pre-Effective Amendment No. 2 to the Form S-11 Registration Statement (333-218019) filed by Registrant on October 25, 2017.

+
Management contract or compensatory plan.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, state of California, on November 9, 2017.

CIM COMMERCIAL TRUST CORPORATION
Dated: November 9, 2017
	By:	/s/ DAVID THOMPSON David Thompson Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No.3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Charles E. Garner II	Chief Executive Officer (Principal Executive Officer)	November 9, 2017
/s/ DAVID THOMPSON David Thompson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 9, 2017
* Douglas Bech	Director	November 9, 2017
* Robert Cresci	Director	November 9, 2017
* Kelly Eppich	Director	November 9, 2017
* Frank H. Golay, Jr.	Director	November 9, 2017

Signature		Title	Date

* Shaul Kuba		Director	November 9, 2017
* Richard Ressler		Director	November 9, 2017
* Avraham Shemesh		Director	November 9, 2017
* By:	/s/ DAVID THOMPSON David Thompson Attorney-in-Fact		November 9, 2017